Filed Pursuant to Rule 424B3
                                                              File No. 333-91711


               AFFILIATION PROPOSED - YOUR VOTE IS VERY IMPORTANT


Dear Fellow Shareholders:


         The Boards of Directors of Caroline Savings Bank and Virginia Commonwealth Financial Corporation have agreed for the banking organizations to become affiliates of each other. They will do this by making Caroline Savings Bank a wholly-owned subsidiary of Virginia Commonwealth Financial Corporation.

         If Caroline shareholders approve the affiliation, you will receive
0.7959 shares of Virginia Commonwealth common stock for each share of Caroline common stock you own. Virginia Commonwealth shareholders will continue to hold the same number of their existing shares of Virginia Commonwealth common stock after the affiliation. We estimate that upon completion of the affiliation, approximately 13% of the outstanding Virginia Commonwealth common stock will be owned by current Caroline shareholders and approximately 87% will be owned by persons who are currently Virginia Commonwealth shareholders.



         We cannot complete the affiliation unless holders of more than two-thirds of Caroline common stock approve the Agreement and Plan of Reorganization. We have scheduled a special meeting of the shareholders of Caroline to vote on the proposed affiliation. Whether or not you plan to attend the shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not return your card, the effect will be a vote against the affiliation. If your shares are held in "street name," you must instruct your broker in order to vote.

         The date, time and place of the special meeting is:


         February 8, 2000, 2:00 p.m.
         Gathering Place
         17486 Center Drive
         Ruther Glen, Virginia


         The document accompanying this letter contains additional information regarding the Agreement and Plan of Reorganization, the proposed affiliation and the two companies. We encourage you to read this entire document carefully.

         Your Board of Directors has approved the affiliation of Caroline with Virginia Commonwealth and believes it is in the best interests of Caroline and you, our shareholders. Accordingly, your Board of Directors unanimously recommends that you vote "FOR" the affiliation. We appreciate your prompt attention to this very important matter.

William R. Southworth
President and Chief Executive Officer
Caroline Savings Bank




------------------------------------------------------------------------------------------------------------------
Neither the Securities and Exchange Commission the Federal Deposit Insurance Corporation nor any state securities commission has approved or dissaproved of these securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense.  The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the
Federal Deposit Insurance Corporation or any other government agency.  Virginia Commonwealth's common stock will not be guaranteed by the bank or Virginia Commonwealth and an investment in the common stock is subject to investment risk and may lose value.
------------------------------------------------------------------------------------------------------------------


The date of this proxy statement/prospectus is January 3, 2000 and it is first being mailed to shareholders on or about January 5, 2000.

                              CAROLINE SAVINGS BANK
                              268 North Main Street
                          Bowling Green, Virginia 22427


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 8, 2000



         A special meeting of shareholders of Caroline Savings Bank ("Caroline") will be held at 2:00 p.m. on February 8, 2000 at the Gathering Place, 17486 Center Drive, Ruther Glen, Virginia to consider the following matters:


         (1) The proposal to approve the Agreement and Plan of Reorganization, dated September 15, 1999, by and between Caroline and Virginia Commonwealth Financial Corporation ("Virginia Commonwealth"), and a related plan of share exchange, providing that Caroline and Virginia Commonwealth become affiliates upon the terms and conditions therein, including, among other things, that each issued and outstanding share of Caroline common stock will be exchanged for 0.7959 shares of Virginia Commonwealth common stock, with cash being paid instead of issuing fractional shares. The Agreement and Plan of Reorganization is enclosed as Appendix
                  A. Shareholders are entitled to assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act, a copy of which is attached as Appendix E; and

         (2) Any other business properly brought before the special meeting or any adjournments or postponements thereof.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.


         Only Caroline shareholders of record at the close of business on December 22, 1999 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

         Your attention is directed to the proxy statement/prospectus delivered with this Notice.

                              By Order of the Board of Directors


                              William R. Southworth
                              President and Chief Executive Officer

Bowling Green, Virginia
January 3, 2000


         REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY
STATEMENT/PROSPECTUS.

                                TABLE OF CONTENTS


                                                                                                          Page
                                    CHAPTER I
                                     GENERAL



AVAILABLE INFORMATION............................................................................          1

QUESTIONS AND ANSWERS ABOUT THE AFFILIATION......................................................          4

WHO CAN HELP ANSWER YOUR QUESTIONS...............................................................          6

SUMMARY..........................................................................................          7

SELECTED HISTORICAL FINANCIAL DATA...............................................................         12

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...............................................         14

SELECTED PRO FORMA FINANCIAL DATA................................................................         17

COMPARATIVE PER SHARE DATA.......................................................................         17

THE AFFILIATION
     Background of the Affiliation...............................................................         19
     Caroline's Reasons for the Affiliation......................................................         21
     Accounting Treatment........................................................................         22
     Material Federal Income Tax Consequences of the Affiliation.................................         23
     Rights of Dissenting Shareholders...........................................................         24

OPINION OF CAROLINE'S FINANCIAL ADVISOR
     General.....................................................................................         26
     Contribution Analysis.......................................................................         28
     Analysis of Selected Publicly Traded Companies..............................................         28
     Analysis of Comparable Acquisition Transactions.............................................         29
     Discounted Dividend Analysis................................................................         29

INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION..................................................         30

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS....................................................         31

TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION
     Representations and Warranties; Conditions to the Affiliation...............................         32
     Regulatory Approvals........................................................................         33
     Business Pending the Affiliation............................................................         34
     Stock Option Agreement......................................................................         34




     Effective Date..............................................................................         35
     Surrender of Stock Certificates.............................................................         35
     Waiver, Amendment and Termination...........................................................         36
     Resales of Virginia Commonwealth Common Stock...............................................         36
     Expenses of the Affiliation.................................................................         36

MARKET PRICES AND DIVIDENDS
     Market Prices...............................................................................         37
     Dividends...................................................................................         38

                                                    CHAPTER II
                                     INFORMATION ABOUT THE MEETING AND VOTING

     General.....................................................................................         39
     Caroline Shareholders' Meeting..............................................................         40
     Other Matters...............................................................................         41
     Shareholder Proposals and Nominations for the 2001 Annual Meeting...........................         41


                                                    CHAPTER III
                                       DESCRIPTION OF VIRGINIA COMMONWEALTH

BUSINESS
     History and Business........................................................................         42
     Competition.................................................................................         43


                                                    CHAPTER IV
                                              DESCRIPTION OF CAROLINE

BUSINESS
     General.....................................................................................         44
     History and Business........................................................................         44
     Competition.................................................................................         45


                                                     CHAPTER V
                                                   LEGAL MATTERS

DESCRIPTION OF VIRGINIA COMMONWEALTH CAPITAL STOCK
     Common Stock................................................................................         45
COMPARATIVE RIGHTS OF SHAREHOLDERS
     General.....................................................................................         48
     Authorized Capital..........................................................................         49
     Amendment of Articles of Incorporation or Bylaws............................................         50
     Affiliations, Consolidations and Sales of Assets............................................         51
     Size and Classification of Board of Directors...............................................         52



     Vacancies and Removal of Directors..........................................................         52
     Director Liability and Indemnification......................................................         53
     Special Meetings of Shareholders............................................................         54
     Shareholder Nominations and Proposals.......................................................         55
     Shareholder Voting Rights in General........................................................         56
     State Anti-Takeover Statutes................................................................         56

REGULATION
     General.....................................................................................         58
     FDIC Regulations............................................................................         61
     Regulatory Capital Requirement..............................................................         62
     Deposit Insurance...........................................................................         63
     Federal Reserve System......................................................................         63

RESALES OF VIRGINIA COMMONWEALTH COMMON STOCK....................................................         63


CAUTIONARY STATEMENT CONCERNING
    FORWARD-LOOKING STATEMENTS...................................................................         64

EXPERTS..........................................................................................         64

LEGAL OPINIONS...................................................................................         65





APPENDICES
----------

A. Agreement and Plan of Reorganization, dated as of September 15, 1999, and related Plan of Share Exchange by and between Virginia Commonwealth Financial Corporation and Caroline Savings Bank. Also included are the Employment and Consultation Agreement for William R. Southworth and the Stock Option Agreement, dated as of September 15, 1999, by and between Virginia Commonwealth Financial Corporation and Caroline Savings Bank.


B. Caroline Savings Bank's Annual Report on September 15, Form 10-KSB for the Year Ended December 31, 1998.

C. Caroline Savings Bank's Quarterly Report on Form 10-QSB for the Quarter Ended September 30, 1999.

D.       Opinion of Crestar Securities Corporation.

E.       Article 15 of the Virginia Code.

                              AVAILABLE INFORMATION

         Virginia Commonwealth files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Virginia Commonwealth files at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Virginia Commonwealth, that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Virginia Commonwealth's reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.


         Caroline files annual, quarterly and current reports, proxy statements and other information with the Federal Deposit Insurance Corporation and may be inspected and copied without charge at the FDIC's Registration, Disclosure and Securities Operation Unit, 550 17th Street, N.W., Room F-6043, Washington, D.C. 20429, and may also be obtained from the FDIC by writing to the referenced address, by calling (202) 895-8913 or by facsimile at (202) 898-3909. After consummation of the affiliation, Caroline will cease to file reports with the FDIC under the Securities Exchange Act of 1934.


         This proxy statement/prospectus is part of a registration statement filed by Virginia Commonwealth with the Commission. Because the rules and regulations of the Commission allow the omission of certain portions of the registration statement from this document, this proxy statement/prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding Virginia Commonwealth. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses and Internet site mentioned above.

         The Commission allows Virginia Commonwealth and Caroline to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission and the FDIC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the documents set forth below that Virginia Commonwealth and Caroline have previously filed with the Commission and the FDIC. These documents contain important business information about Virginia Commonwealth and Caroline.



VIRGINIA COMMONWEALTH'S COMMISSION FILINGS                                            PERIOD
(FILE NO. 000-22747)

Annual Report on Form 10-K..............................................              Year ended December 31, 1998

Quarterly Reports on Form 10-Q..........................................              Quarters  ended March 31, June 30, and
                                                                                      September 30, 1999

CAROLINE'S FDIC FILINGS                                                               PERIOD

Annual Report on 10-KSB.................................................              Year ended December 31, 1997
Annual Report on 10-KSB.................................................              Year ended December 31, 1998

Quarterly Reports on Form 10-QSB........................................              Quarters ended March 31, June 30, and
                                                                                      September 30, 1999

         Virginia Commonwealth and Caroline also incorporate by reference additional documents that either may file with the Commission or the FDIC between the date of this document and the date of the special meeting. These include periodic reports, such as annual reports, quarterly reports and current reports, as well as proxy statements.

         Virginia Commonwealth has supplied all information contained or incorporated by reference in this document relating to Virginia Commonwealth and Caroline has supplied all such information relating to Caroline.

         Caroline may have sent you some of the documents incorporated by reference by Caroline, but you can obtain any of them through Caroline or the FDIC. Documents incorporated by reference by Virginia Commonwealth are available through the Commission or the Commission's website stated above or from Virginia Commonwealth without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of Virginia Commonwealth or Caroline may obtain documents incorporated by reference in this document as well as Virginia Commonwealth's articles of incorporation and bylaws by requesting them in writing or by telephone from Virginia Commonwealth or Caroline at the following addresses:

                     Virginia Commonwealth Financial Corporation
                     Attn:  Jeffrey W. Farrar
                     P.O. Box 71
                     Culpeper, Virginia 22701

                     Caroline Savings Bank
                     Attn:  Janet L. Moss
                     P.O. Box 860
                     268 North Main Street
                     Bowling Green, Virginia 22427

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER VIRGINIA COMMONWEALTH OR CAROLINE, PLEASE DO SO BY FEBRUARY 2, 2000 IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING.



         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the special meeting. Virginia Commonwealth and Caroline have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated January 3, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Virginia Commonwealth common stock in the affiliation creates any implication to the contrary.

                                    CHAPTER I
                                     GENERAL


QUESTIONS AND ANSWERS ABOUT THE AFFILIATION

Q:       Why is Caroline affiliating with Virginia Commonwealth?



A: Both the Caroline board of directors and the Virginia Commonwealth board of directors believe the affiliation is in the best interests of their respective companies and will provide significant benefits to their respective shareholders, customers and employees. The boards believe the affiliation will create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly changing and consolidating financial services industry in Virginia. To review the background and reasons for the affiliation in greater detail, see pages 19 through 22.




Q.       What do we mean when we say Caroline is affiliating with Virginia
Commonwealth?

A. We say that Caroline is affiliating with Virginia Commonwealth because it will become a subsidiary bank owned by Virginia Commonwealth in a transaction in which you will exchange your shares of Caroline common stock for shares of Virginia Commonwealth common stock as described in the answer to the previous question. The directors, officers and employees of Caroline will not change as a result of the affiliation.


Q:       What will I receive in the affiliation?

A: Caroline shareholders will receive 0.7959 shares of Virginia Commonwealth common stock in exchange for each share of Caroline common stock they hold. This is the "exchange ratio." Virginia Commonwealth will not issue fractional shares in the affiliation. Instead, Caroline shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Virginia Commonwealth common stock that they would otherwise be entitled to receive based upon the market value of a share of Virginia Commonwealth common stock at the time of the affiliation.

FOR EXAMPLE:

o IF YOU OWN 100 SHARES OF CAROLINE COMMON STOCK, AFTER THE AFFILIATION YOU WILL RECEIVE 79 SHARES OF VIRGINIA COMMONWEALTH COMMON STOCK AND A CHECK FOR 0.0059 TIMES THE MARKET VALUE OF ONE SHARE OF VIRGINIA COMMONWEALTH COMMON STOCK.

Q:       What will my dividends be after the affiliation?

A: Virginia Commonwealth currently pays a quarterly dividend of $.25 per share. Virginia Commonwealth expects it will continue to pay at least that amount in quarterly dividends after the affiliation. The Virginia Commonwealth board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q:       What happens as the market price of Virginia Commonwealth common stock fluctuates?

A: The exchange ratio is fixed at 0.7959 shares of Virginia Commonwealth common stock for each share of Caroline common stock. Since the market value of Virginia Commonwealth common stock will fluctuate before and after the closing of the affiliation, the value of the Virginia Commonwealth common stock that Caroline shareholders will receive in the affiliation will fluctuate as well and could increase or decrease. Virginia Commonwealth common stock is traded on The Nasdaq SmallCap Market under the symbol "VCFC."

Q:       When is the affiliation expected to be completed?

A:       We are working to complete the affiliation during the first quarter of
2000.

Q:       What are the tax consequences of the affiliation to me?

A:       We expect  that the  exchange of shares by you  generally  will be tax-
free to you for U.S. federal income tax purposes. You will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to you in greater detail, see page 23. Your tax consequences may depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the affiliation to you.

Q:       What am I being asked to vote upon?

A: You are being asked to approve the Agreement and Plan of Reorganization, and a related Plan of Share Exchange, which provides for the affiliation of Caroline with Virginia Commonwealth pursuant to which Caroline will become a wholly-owned subsidiary of Virginia Commonwealth and you will receive 0.7959 shares of Virginia Commonwealth common stock for each outstanding share of Caroline common stock you own. Approval of the proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Caroline common stock.

The Caroline board has unanimously approved and adopted the Agreement and Plan of Reorganization. The Caroline board recommends voting for the approval of the Agreement and Plan of Reorganization.

Q:       What should I do now?

A:       Just  indicate on your proxy card how you want to vote,  and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the Agreement and Plan of Reorganization. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the affiliation.


You may attend the shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special shareholders' meeting by following the directions on pages 24 through 25 and either change your vote or attend the shareholders' meeting and vote in person.


Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Caroline common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the affiliation.

Q:       Should I send in my stock certificates now?

A:       No. After the affiliation is completed we will send you written instructions for exchanging your Caroline common stock certificates for Virginia Commonwealth common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the affiliation, you should contact:

             William R. Southworth,
             President and Chief Executive Officer
             Caroline Savings Bank
             P.O. Box 860
             268 North Main Street
             Bowling Green, Virginia  22427
             (804) 633-9883

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the affiliation and for a more complete description of the legal terms of the affiliation, you should read this entire document carefully, as well as the additional documents to which we refer you, including the Agreement and Plan of Reorganization. See Available Information" (page 1).

         The Agreement and Plan of Reorganization provides that each share of Caroline common stock will be converted into 0.7959 shares of Virginia Commonwealth common stock on the effective date of the affiliation. Accordingly, the 389,869 shares of Caroline common stock outstanding will be converted into approximately 310,246 shares of Virginia Commonwealth common stock. Fractional shares of Virginia Commonwealth common stock will not be issued, and you will receive a cash payment, without interest, for the value of any fraction of a share of Virginia Commonwealth common stock that you would otherwise be entitled to receive based upon the market value of a share of Virginia Commonwealth common stock at the time of the affiliation.

THE COMPANIES

Virginia Commonwealth Financial Corporation
102 South Main Street
Culpeper, Virginia 22701


         Virginia Commonwealth, formerly Second National Financial Corporation, is a Virginia bank holding company that began operations in 1990. Virginia Commonwealth owns two banks, Second Bank & Trust headquartered in Culpeper and Virginia Heartland Bank headquartered in Fredericksburg. Through its subsidiary banks, Virginia Commonwealth offers a full array of banking and investment services through ten retail offices serving the counties of Culpeper, Madison, Orange, Rockingham, Spotsylvania and the City of Fredericksburg. Each of Second Bank & Trust and Virginia Heartland Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation. At September 30, 1999, Virginia Commonwealth had total assets of $366 million, total deposits of $320.8 million, total loans of $228 million and shareholders' equity of $41.7 million.

Caroline Savings Bank
268 North Main Street
Bowling Green, Virginia  22427

         Caroline is a Virginia savings bank that was chartered in 1972. Caroline is headquartered in Bowling Green, Virginia and operates three banking offices serving the counties of Caroline and Spotsylvania, and the City of Fredericksburg. Its deposits are insured by the Federal Deposit Insurance Corporation. At September 30, 1999, Caroline had total assets of $47.6 million, total deposits of $38.3 million, total loans of $34.9 million, and shareholders' equity of $5.5 million.


RECOMMENDATION (page 22)

         The Caroline and Virginia Commonwealth boards of directors have each unanimously approved and adopted the Agreement and Plan of Reorganization. The Caroline board unanimously recommends a vote FOR approval of the Agreement and Plan of Reorganization and the transactions relating to the affiliation.

REASONS FOR THE AFFILIATION

         The Caroline board carefully considered the affiliation decision. The board had several reasons for approving the affiliation. A few of the reasons are set forth below. For a complete discussion, see pages 15 through 16.

o The terms of the Agreement and Plan of Reorganization, including the exchange ratio.

o Virginia Commonwealth common stock is more liquid since it is traded on The Nasdaq SmallCap Market while Caroline common stock is not listed on an exchange, traded in the over-the-counter market, or quoted by the NASDAQ stock market.

o The fact that Virginia Commonwealth has consistently paid cash dividends to its shareholders in the past.

o The compatibility of Caroline's and Virginia Commonwealth's community bank operating philosophies and the similarity of customer orientation.

o The opportunities for growth and diversification through affiliation with Virginia Commonwealth, a well-capitalized institution with a broader geographical market area.

o The opinion of Crestar Securities Corporation to the board that the exchange ratio is fair from a financial point of view to the Caroline shareholders.

o The expectation that the affiliation will be tax-free for federal income tax purposes to Caroline and its shareholders, except for cash paid instead of fractional shares.

THE MEETING (page 39)

         The special meeting of Caroline shareholders will be held at the Gatherin Place, 17486 Center Drive, Ruther Glen, Virginia, at 2:00 p.m., local time, on February 8, 2000. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization.



VOTE REQUIRED (page 40)



         Approval by the Caroline shareholders of the proposal to approve the Agreement and Plan of Reorganization will require the affirmative vote of more than two-thirds of the shares of Caroline common stock outstanding.



RECORD DATE; VOTING POWER (page 40)



         You are entitled to vote at the special meeting if you owned shares on December 22, 1999, the record date. On that date, there were 389,869 issued and outstanding shares of Caroline common stock held by approximately 535 holders of record. You are entitled to one vote per share on any matter that may properly come before the special meeting.



EXCHANGE RATIO IS FAIR TO SHAREHOLDERS ACCORDING TO CAROLINE'S FINANCIAL ADVISOR (pages 26 through 30)

         At the September 14, 1999 meeting of the Caroline board, Crestar Securities Corporation, financial advisor to the Caroline board, gave its opinion to the Caroline board that as of that date, the exchange ratio was fair to the Caroline shareholders from a financial point of view. Crestar Securities Corporation subsequently confirmed its September 14, 1999 opinion by delivery to the Caroline board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix D. You should read the fairness opinion of Crestar Securities Corporation in its entirety.

RISK FACTORS
------------

         The exchange ratio is fixed and will not be adjusted to reflect changes in either Caroline's or Virginia Commonwealth's stock price. Consequently, the value of the transaction to you could be reduced.


RIGHTS OF DISSENTING SHAREHOLDERS (pages 24 and 25)


         Each holder of Caroline common stock who dissents from the affiliation is entitled to the rights and remedies of dissenting shareholders provided in
Article 15 of the Code of Virginia, subject to compliance with the procedures set forth in the Article. A copy of Article 15 of the Code of Virginia is attached as Appendix E to this document.

         Under Virginia law, if you follow the applicable procedures, you have the right to an appraisal of the fair value of your shares in connection with the affiliation.


         If you wish to dissent, you must deliver a written notice to Caroline before the meeting, you must not vote in favor of the affiliation and you must follow certain other procedures found in Appendix E.


VIRGINIA COMMONWEALTH TO USE POOLING-OF-INTEREST ACCOUNTING TREATMENT

         We expect that the affiliation will be accounted for as a pooling of interests. This accounting treatment is a condition that must be satisfied for the affiliation to occur. This will avoid the creation of goodwill relating to the affiliation and enable Virginia Commonwealth to avoid charges against future earnings resulting from amortizing goodwill. This accounting method also means that after the affiliation Virginia Commonwealth will report financial results as if Caroline had always been consolidated with Virginia Commonwealth.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         Caroline common stock has periodically been sold in a limited number of privately negotiated transactions. To Caroline management's knowledge, the last sale of Caroline common stock took place on September 15, 1999 at a price of $20.00 per share.


         Virginia Commonwealth common stock is traded on The Nasdaq SmallCap Market under the symbol "VCFC." Virginia Commonwealth common stock averages 1100 shares traded on a daily basis. On September 14, 1999, the last trading day before Caroline and Virginia Commonwealth issued a joint press release announcing the affiliation, Virginia Commonwealth common stock closed at $27.25. On December 31, 1999, Virginia Commonwealth common stock closed at $24.50.



STOCK OPTION AGREEMENT (page 34)

         Virginia Commonwealth has the option, exercisable only in certain circumstances that have not yet occurred, to acquire up to 19.9% of the aggregate shares of Caroline's common stock at a price of $20.00 per share, pursuant to a Stock Option Agreement dated as of September 15, 1999 by and between Virginia Commonwealth and Caroline.

         This agreement is intended to discourage another party from interfering with the Agreement and Plan of Reorganization by and between Virginia Commonwealth and Caroline.

SHARE OWNERSHIP OF MANAGEMENT


         On December 22, 1999, the executive officers and directors of Caroline, including their affiliates, had voting power with respect to an aggregate of 53,290 shares of Caroline common stock, or approximately 13.67% of the shares of Caroline common stock then outstanding.


         We currently expect that the directors and executive officers of Caroline will vote their shares of Caroline common stock FOR the affiliation.


BENEFITS TO MANAGEMENT IN THE AFFILIATION (page 30)


         When considering the recommendation of the Caroline board, you should be aware that some Caroline directors and officers have interests in the affiliation that differ from the interests of other Caroline shareholders. In addition to remaining on the Caroline board, William R. Southworth and E. Page Butler will become directors of Virginia Commonwealth. Mr. Butler will receive $600 for attendance at each Virginia Commonwealth board meeting.

         William R. Southworth will remain President and Chief Executive Officer of Caroline pursuant to an employment and consultation agreement which provides for him receiving a salary of $85,000 through June 30, 2001. Beginning July 1, 2001, Mr. Southworth will be a consultant paid $50,000 per year, through June 30, 2002. The agreement further provides Mr. Southworth with enhanced retirement benefits.


         The Caroline board was aware of these and other interests and considered them before approving and adopting the Agreement and Plan of Reorganization.



CONDITIONS THAT MUST BE SATISFIED FOR THE AFFILIATION TO OCCUR (page 32)


         The following conditions must be met for us to complete the affiliation:

o approval by Caroline shareholders of the Agreement and Plan of Reorganization;

o the continuing effectiveness of Virginia Commonwealth's registration statement filed with the Securities and Exchange Commission;

o receipt by Virginia Commonwealth of a letter from its accountants stating that the affiliation qualifies for pooling-of-interests accounting treatment; and

o receipt of an opinion of Virginia Commonwealth's counsel that the affiliation will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986.


         We cannot complete the affiliation unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On December 8, 1999, Virginia Commonwealth filed applications with the Federal Reserve Board and the Virginia State Corporation Commission. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

         In addition to above conditions, there are other conditions that must be met for us to complete the affiliation. Unless prohibited by law, either Caroline or Virginia Commonwealth could elect to waive a condition that has not been satisfied and complete the affiliation anyway.

TERMINATION OF THE AGREEMENT AND PLAN OF REORGANIZATION (page 36)


         We can agree to terminate the Agreement and Plan of Reorganization at any time without completing the affiliation. Either company may also terminate the Agreement and Plan of Reorganization if:

o     the affiliation is not completed on or before July 31, 2000; or

o any event occurs which renders impossible, in a material way, the satisfaction by one company of one or more of the conditions described above, unless the other company waives such satisfaction.

In addition, there are other situations in which one or both parties may terminate the affiliation.


EFFECTIVE DATE EXPECTED:  FIRST QUARTER OF 2000 (page 35)

         The affiliation will become effective at the date and time stated on the certificate issued by the Virginia State Corporation Commission. We anticipate the affiliation will take place in the first quarter of 2000.

                       SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following information to help you analyze the financial aspects of the affiliation. We derived this information from audited financial statements for 1994 through 1998 and unaudited financial statements for the nine months ended September 30, 1999 and 1998. This information is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in its annual and quarterly reports and other documents that Virginia Commonwealth has filed with the Securities and Exchange Commission, and Caroline has filed with the FDIC. The results of operations for the interim period are not necessarily indications of the results expected for the entire year.


            VIRGINIA COMMONWEALTH - HISTORICAL FINANCIAL INFORMATION



                                         Nine Months Ended                      Year Ended December 31,
                                         -----------------
                                           September 30,
                                           -------------         ------------------------------------------------------
                                        1999          1998         1998       1997        1996      1995       1994
                                        ----          ----         ----       ----        ----      ----       ----
                                                               (in thousands, except per share data)

INCOME DATA
Interest income                        $ 19,751     $ 18,829     $ 25,405   $ 23,350   $ 21,673   $ 19,851   $ 17,669
Interest expense                          8,621        8,504       11,446     10,510     10,223      9,395      7,781
Net interest income                      11,130       10,325       13,959     12,840     11,450     10,456      9,888
Provision for loan losses                   485          480          831        491        490        341        225
Net income                                3,347        3,243        4,191      4,150      3,710      3,386      3,128
PER SHARE DATA
Earnings per share, basic              $   1.64     $   1.59     $   2.06   $   2.05   $   1.82   $   1.69   $   1.57
Earnings per share, diluted                1.64         1.59         2.06       2.05       1.82       1.69       1.57
Cash dividends per share                   0.75         0.72         0.78       0.77       0.69       0.52       0.51
Book value per share                      20.40        20.04        20.08      18.57      17.14      16.09      14.55
PERIOD END BALANCES
Total assets                           $366,471     $343,917     $352,813   $315,707   $294,654   $274,417   $259,782
Total loans, net                        228,941      200,855      217,682    189,377    164,341    147,191    126,778
Total deposits                          320,892      295,800      306,515    268,480    253,233    234,347    220,242
Total stockholders' equity               41,745       40,893       40,995     37,784     34,768     32,768     28,557
PERFORMANCE RATIOS
Return on average assets(1)                1.25%        1.32%        1.26%      1.38%      1.30%      1.27%      1.22%
Return on average equity(1)               10.76         11.14       10.60      11.50      11.06      11.14      10.99
Dividend payout ratio                      45.8         33.36       47.16      43.95      43.31      42.09      43.43
Average equity to average assets          11.58         11.82       11.62      11.97      11.80      11.94      10.99


  (1) Annualized for the nine months ended September 30, 1999 and 1998.


                   CAROLINE - HISTORICAL FINANCIAL INFORMATION


                                         Nine Months Ended                      Year Ended December 31,
                                        ------------------
                                           September 30,
                                           -------------           ------------------------------------------------
                                        1999          1998         1998       1997        1996      1995       1994
                                        ----          ----         ----       ----        ----      ----       ----


                                                               (in thousands, except per share data)
INCOME DATA
Interest income                         $ 2,717      $ 2,707      $ 3,629    $ 3,469    $ 3,190    $ 3,161   $ 2,722
Interest expense                          1,363        1,334        1,701      1,750      1,691      1,658     1,383
Net interest income                       1,354        1,373        1,928      1,719      1,499      1,503     1,339
Provision for loan losses                    63           63           84         60         48         43        24
Net income                                  244          267          356        299         32        386       361
PER SHARE DATA
Earnings per share, basic               $  0.63      $  0.69      $  0.92    $  0.77    $  0.08    $  1.01   $  1.13
Earnings per share, diluted                0.62         0.68         0.91       0.77       0.08       1.01      1.13
Cash dividends per share                      -            -            -          -       0.12       0.08      0.08
Book value per share                      14.10        14.24        13.92      12.70      11.63      11.58     10.29
PERIOD END BALANCES
Total assets                            $47,634      $43,542      $43,740    $41,957    $40,108    $38,287   $37,724
Total loans, net                         34,905       34,592       33,866     33,431     30,057     31,036    30,137
Total deposits                           38,355       34,516       35,257     33,234     32,550     30,273    28,407
Total stockholders' equity                5,497        5,275        5,410      4,936      4,513      4,495     3,289
PERFORMANCE RATIOS
Return on average assets(1)                0.67%        0.79%        0.83%      0.73%      0.08%      1.01%     0.98%
Return on average equity(1)                5.97         6.97         6.90       6.30       0.68       8.57     11.37
Dividend payout ratio                      0.00         0.00         0.00       0.00     148.84       8.30      7.30
Average equity to average assets          11.16        11.29        12.07      11.51      11.42      11.45      8.44


  (1) Annualized for the nine months ended September 30, 1999 and 1998.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                       VIRGINIA COMMONWEALTH AND CAROLINE

         The following unaudited pro forma condensed financial statements have been prepared on a consolidated basis based upon the historical financial statements of Virginia Commonwealth (which statements include both of Virginia Commonwealth's banking subsidiaries, Second Bank & Trust and Virginia Heartland Bank, combined for all periods presented) and Caroline. The pro forma combined information gives effect to the affiliation accounted for as a pooling-of-interests, and is based on the issuance of 310,246 shares of Virginia Commonwealth common stock in connection with the affiliation, which in turn is based on the number of shares of Caroline common stock outstanding at September 30, 1999, multiplied by the exchange ratio 0.7959.

         The pro forma financial statements should be read in conjunction with the separate historical financial statements and the related notes thereto of Virginia Commonwealth filed with the Commission and Caroline's historical financial statements filed with the FDIC. The pro forma combined balance sheet and income statement are not necessarily indicative of the results which would actually have been attained if the affiliation had occurred in the past or which may be attained in the future.

VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 1999
(DOLLARS IN THOUSANDS)


ASSETS                                      VIRGINIA                                 PRO FORMA            PRO FORMA
                                          COMMONWEALTH            CAROLINE          ADJUSTMENTS            COMBINED
------------------------------------- ---------------------- -------------------- ----------------- -----------------------

Cash and due from banks               $      10,422          $        3,392                         $       13,814
Investment securities                       105,652                   6,988                                112,640
Federal funds sold                            5,771                       -                                  5,771
Loans held for sale                             631                       -                                    631
Loans, net                                  228,310                  34,905                                263,215
Bank premises and equipment, net              9,502                   1,616                                 11,118
Other real estate owned                         660                       3                                    663
Accrued interest receivable                   2,563                     360                                  2,923
Other assets                                  2,960                     370                                  3,330
                                      ---------------------- -------------------- ----------------- -----------------------
                                      $     366,471          $       47,634           $     0       $      414,105
                                      ====================== ==================== ================= =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                              $     320,892          $       38,355                         $      359,247
Short-term borrowings                         1,064                       -                                  1,064
Federal Home Loan Bank advances                   -                   3,500                                  3,500
Accrued interest and other liabilities        2,770                     282                                  3,052
                                      ---------------------- -------------------- ----------------- -----------------------
         Total liabilities                  324,726                  42,137                                366,863
                                      ====================== ==================== ================= =======================
Stockholders' Equity
   Common stock                               5,116                   1,559              (783)               5,892
   Surplus                                    7,873                     866               783                9,522
   Retained Earnings                         29,537                   2,829                                 32,366
   Accumulated other comprehensive
     income, net                               (781)                    243                                   (538)
                                      ---------------------- -------------------- ----------------- -----------------------
                                             41,745                   5,497                 0               47,242
                                      ---------------------- -------------------- ----------------- -----------------------
                                      $     366,471          $       47,634           $     0       $      414,105
                                      ====================== ==================== ================= =======================



UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              Virginia                              Pro Forma       Pro Forma
                                           Commonwealth           Caroline        Adjustments       Combined
                                       ---------------------------------------------------------------------------

Interest income:
Interest and fees on loans                 $ 15,058                $ 2,469                           $ 17,527
Interest on securities                        4,343                      -                              4,343
Other                                           350                    248                                598
                                       ---------------------------------------------------------------------------
Total interest income                        19,751                  2,717               -             22,468
                                       ---------------------------------------------------------------------------

Interest expense:
Deposits                                      8,563                  1,147                              9,710
Borrowings                                       58                    215                                273
                                       ---------------------------------------------------------------------------
Total interest expense                        8,621                  1,362               -              9,983
                                       ---------------------------------------------------------------------------

Net interest income                          11,130                  1,355               -             12,485

Provision for loan losses                       485                     63                                548
                                       ---------------------------------------------------------------------------

Net interest income after provision
for loan losses                              10,645                  1,292               -             11,937
                                       ---------------------------------------------------------------------------

Noninterest income:
Service charges and fees                      1,813                    241                              2,054
Other                                           250                     31                                281
                                       ---------------------------------------------------------------------------
Total noninterest income                      2,063                    272               -              2,335
                                       ---------------------------------------------------------------------------

Noninterest expenses:
Salaries and employee benefits                4,615                    630                              5,245
Occupancy                                     1,189                     49                              1,238
Other                                         2,302                    503                              2,805
                                       ---------------------------------------------------------------------------
Total noninterest expenses                    8,106                  1,182               -              9,288
                                       ---------------------------------------------------------------------------

Income before income taxes                    4,602                    382               -              4,984

Provision for income taxes                    1,255                    138                              1,393
                                       ---------------------------------------------------------------------------

Net income                                 $  3,347                $   244             $ -           $  3,591
                                       ===========================================================================

Earnings per share - basic                 $   1.64                $  0.63             $ -           $   1.52
                                       ===========================================================================

Earnings per share - diluted               $   1.64                $  0.62             $ -           $   1.52
                                       ===========================================================================


UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 1998
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              Virginia                              Pro Forma       Pro Forma
                                           Commonwealth           Caroline        Adjustments       Combined
                                       ---------------------------------------------------------------------------

Interest income:
Interest and fees on loans                 $ 18,691                $ 3,365                            $ 22,056
Interest on securities                        6,024                    227                               6,251
Other                                           690                     36                                 726
                                       ---------------------------------------------------------------------------
Total interest income                        25,405                  3,628               -              29,033
                                       ---------------------------------------------------------------------------

Interest expense:
Deposits                                     11,241                  1,500                              12,741
Borrowings                                      205                    200                                 405
                                       ---------------------------------------------------------------------------
Total interest expense                       11,446                  1,700               -              13,146
                                       ---------------------------------------------------------------------------

Net interest income                          13,959                  1,928               -              15,887

Provision for loan losses                       831                     84                                 915
                                       ---------------------------------------------------------------------------

Net interest income after provision
for loan losses                              13,128                  1,844               -              14,972
                                       ---------------------------------------------------------------------------

Noninterest income:
Service charges and fees                      2,299                    148                               2,447
Other                                           384                    108                                 492
                                       ---------------------------------------------------------------------------
Total noninterest income                      2,683                    256               -               2,939
                                       ---------------------------------------------------------------------------

Noninterest expenses:
Salaries and employee benefits                5,263                    820                               6,083
Occupancy                                       718                     67                                 785
Other                                         3,890                    649                               4,539
                                       ---------------------------------------------------------------------------
Total noninterest expenses                    9,871                  1,536               -              11,407
                                       ---------------------------------------------------------------------------

Income before income taxes                    5,940                    564               -               6,504

Provision for income taxes                    1,749                    207                               1,956
                                       ---------------------------------------------------------------------------

Net income                                 $  4,191                $   357             $ -            $  4,548
                                       ===========================================================================

Earnings per share - basic                 $   2.06                $  0.92             $ -            $   1.94
                                       ===========================================================================

Earnings per share - diluted               $   2.06                $  0.91             $ -            $   1.93
                                       ===========================================================================


                        SELECTED PRO FORMA FINANCIAL DATA

         The following table sets forth certain unaudited pro forma consolidated financial data for Virginia Commonwealth giving effect to the affiliation accounted for as a pooling of interests. This information should be read in conjunction with the separate historical financial statements of Virginia Commonwealth contained in reports filed with the Commission and those of Caroline filed with the FDIC. The pro forma financial data may not be indicative of the results that actually would have occurred had the affiliation been consummated on the dates indicated or that may be obtained in the future.



                                       Nine Months Ended September 30,                Year Ended December 31,
                                       -------------------------------     ----------------------------------------------
                                            1999              1998         1998       1997       1996     1995       1994
                                            ----              ----         ----       ----       ----     ----       ----
                                                                (in thousands, except per share data)

Net interest income                       $ 12,485          $  11,698    $ 15,887  $ 14,559  $ 12,950  $ 11,960   $ 11,227
Net income                                   3,591              3,510       4,547     4,449     3,742     3,772      3,489
Earnings per share, basic                     1.52               1.50        1.94      1.90      1.60      1.63       1.55
Earnings per share, diluted                   1.52               1.49        1.93      1.90      1.60      1.63       1.55
Cash dividends per share                      0.75               0.72        0.78      0.77      0.69      0.52       0.51
Book value per share                         20.05              19.77       19.74     18.23     16.80     15.89      14.14
Total assets                               414,105            387,450     396,553   357,664   334,762   312,704    297,506
Return on average assets(1)                   1.18%              1.25%       1.20%     1.29%     1.14%     1.23%      1.19%
Return on average equity(1)                  10.20%             10.64%      10.17%    10.89%     9.78%    10.81%     11.03%
Dividend payout ratio                        42.72%             30.83%      35.01%    34.88%    38.54%    38.63%     39.67%
Average equity to average assets             11.53%             11.76%      11.77%    11.88%    11.70%    11.41%     10.76%


(1) Annualized for the nine months ended September 30, 1999 and 1998.



                           COMPARATIVE PER SHARE DATA


         The following unaudited financial information reflects certain comparative per share data relating to (1) net income, cash dividends, and book value per common share for both Virginia Commonwealth and Caroline on a historical basis, (2) net income and book value per common share on a pro forma basis for Virginia Commonwealth assuming the affiliation had been effected for the periods presented, and (3) net income and book value per common share on a pro forma equivalent basis per common share for Caroline assuming the affiliation has been effected for the periods indicated and accounted for as a pooling-of-interests. See "The Affiliation - Accounting Treatment" on page 22. The pro forma data reflects the conversion of each share of Caroline common stock into 0.7959 shares of Virginia Commonwealth common stock. The information shown below should be read in conjunction with the historical financial statements of Virginia Commonwealth contained in reports filed with the Commission and those of Caroline filed with the FDIC. See "Selected Pro Forma Financial Data" above.


                                        Nine Months Ended September 30,                   Year Ended December 31,
                                        -------------------------------     ------------------------------------------------------
                                            1999            1998              1998        1997       1996       1995      1994
                                        --------------- ---------------     ----------- ---------- ---------- ---------- ---------


PER COMMON SHARE:
Net Income Basic
   Virginia Commonwealth -                   $ 1.64          $ 1.59          $ 2.06     $ 2.05     $ 1.82     $ 1.69    $ 1.57
   historical
   Caroline - historical                       0.63            0.69            0.92       0.77       0.08       1.01      1.13
   Pro forma combined                          1.52            1.50            1.94       1.90       1.60       1.63      1.55
   Caroline pro forma equivalent               1.21            1.19            1.54       1.52       1.27       1.30      1.24

Net Income Diluted
   Virginia Commonwealth -                   $ 1.64          $ 1.59          $ 2.06     $ 2.05     $ 1.82     $ 1.69    $ 1.57
   historical
   Caroline - historical                       0.62            0.68            0.91       0.77       0.08       1.01      1.13
   Pro forma combined                          1.52            1.49            1.93       1.90       1.60       1.63      1.55
   Caroline pro forma equivalent               1.21            1.19            1.54       1.52       1.27       1.30      1.24

CASH DIVIDEND DECLARED:
   Virginia Commonwealth -                   $ 0.75          $ 0.72          $ 0.78     $ 0.77     $ 0.69     $ 0.52    $ 0.51
   historical
   Caroline - historical                          -               -               -          -       0.12       0.08      0.08
   Pro forma combined (1)                      0.75            0.72            0.78       0.77       0.69       0.52      0.51
   Caroline pro forma equivalent               0.60            0.57            0.62       0.61       0.55       0.41      0.41

BOOK VALUE:
   Virginia Commonwealth -                   $20.40          $20.04          $20.08     $18.57     $17.14     $16.09    $14.55
   historical
   Caroline - historical                      14.10           14.24           13.92      12.70      11.63      11.58     10.29
   Pro forma combined                         20.05           19.77           19.74      18.23      16.80      15.89     14.14
   Caroline pro forma equivalent(2)           15.95           15.74           15.71      14.51      13.37      12.64     11.25



(1) Pro forma combined cash dividends declared represent historical cash dividends declared by Virginia Commonwealth.
(2) Calculated by multiplying the pro forma combined per share data by the fixed exchange ratio of 0.7959 Virginia Commonwealth shares to be received for each share of Caroline.

                                 THE AFFILIATION


BACKGROUND OF THE AFFILIATION

         In recent years, several interested parties, including Virginia Commonwealth, informally approached Caroline management to explore the possibility of a merger or affiliation. Other than Virginia Commonwealth, no formal affiliation proposals ever resulted from these preliminary expressions of interests.

         During early 1999, O.R. Barham, President of Virginia Commonwealth, expressed an interest on several occasions to his counterpart at Caroline, William R. Southworth, in exploring the possibility of a business combination of Virginia Commonwealth and Caroline. The discussions were general and exploratory in nature and did not result in any specific offers or proposals being made. In late June 1999, Mr. Barham reiterated the interest of Virginia Commonwealth in exploring the possibility of a potential business combination with Caroline.

         On July 14, 1999, Mr. Southworth and James S. Day, Jr., Chairman of Caroline, met with Mr. Barham and William B. Young, Chairman and Chief Executive Officer of Virginia Commonwealth, to discuss a possible affiliation of Caroline and Virginia Commonwealth. The respective parties also discussed Virginia Commonwealth having its financial advisor, Carson Medlin & Company, perform a strategic analysis with respect to a potential business combination with Caroline. At the meeting, Mr. Southworth indicated to Mr. Barham that he would advise the Caroline board of their discussion and that Caroline would be in a better position to respond to Virginia Commonwealth after the next regular meeting of the Caroline board of directors.

         At its July 20, 1999 meeting, the Caroline board discussed the strategic options available to Caroline, including the possibility of pursuing discussions with Virginia Commonwealth concerning a possible business combination. At the meeting, the board authorized Messrs. Day and Southworth to continue discussions and further develop relationships with Virginia Commonwealth. The Caroline board also approved Virginia Commonwealth's request to have Carson Medlin strategically analyze the potential business combination with Caroline.

         On July 26, 1999, Messrs. Day and Southworth met with Messrs. Barham and Young, and at the meeting Virginia Commonwealth delivered to Caroline a written affiliation proposal.

         On August 2, 1999, the Caroline board held a special meeting at which the formal affiliation proposal from Virginia Commonwealth was presented. Virginia Commonwealth expressed an interest in affiliating with Caroline based on either of the following two scenarios:

     o Virginia Commonwealth would affiliate with Caroline in a cash transaction by paying $25.03 for each share of Caroline common stock; or

     o Virginia Commonwealth would affiliate with Caroline in a stock for stock transaction at fixed ratio of 0.7422 shares of Virginia Commonwealth common stock for each share of Caroline common stock.

The Caroline board determined that the cash transaction option was not in the best interests of its shareholders based on, among other reasons, the most recent sales prices of Caroline common stock and on the structure resulting in a taxable transaction for federal income tax purposes to its shareholders. The fixed ratio offer also was determined not to be in the best interests of its shareholders based on recent sales prices of Caroline stock. On August 4, 1999, Messrs. Day and Southworth informed Messrs. Barham and Young of the Caroline board's determination.

         On August 16, 1999, Messrs. Day and Southworth met again with Messrs. Barham and Young. At the meeting, Virginia Commonwealth presented a non-binding affiliation proposal in which Caroline shareholders would receive 0.7959 shares of Virginia Commonwealth common stock for each share of Caroline common stock.


         On August 17, 1999, the Caroline board met to review Virginia Commonwealth's August 16 proposal and consider several options for Caroline's future, including:

     o remaining independent and seeking to generate growth and added profits by expanding and diversifying Caroline's financial services and product offerings;

     o        establishing new branch offices;

     o        acquiring branch offices from other banks;

     o        merging with an institution of similar size; and

     o merging with a larger bank holding company, including Virginia Commonwealth.

The board reviewed each option and concluded, in light of

     o        current business conditions,

     o the prospect of remaining independent in view of the likelihood of further consolidation in the banking industry,

     o        the lack of substantial in-market growth opportunities, and

     o the risks and expenses of further expanding its products, services and/or branch network on an independent basis, that the best interests of Caroline and its shareholders would be served by accepting the revised fixed share exchange offer and agreeing to the presented business combination with Virginia Commonwealth involving a tax-free exchange of Caroline common stock. The Caroline board believed that Virginia Commonwealth had the financial capacity and desire to complete a proposal which would be attractive to Caroline stockholders from a financial point of view. In addition, the Caroline board believed Virginia Commonwealth had a banking culture that would be compatible with that of Caroline, particularly since Caroline would be able to operate as a separate bank within the holding company system.



         The Caroline board did not consider soliciting additional offers for Caroline based on the following considerations:

     o The Virginia Commonwealth offer would be reviewed by an independent, qualified financial advisor as to the fairness of the offer to the Caroline shareholders;

     o The board believed that the Virginia Commonwealth offer was distinctive because of Virginia Commonwealth's established track record of operating their subsidiary banks as independently chartered banks with existing board and management; and

     o The long, established track record of Virginia Commonwealth's earnings, asset quality and dividend payments.



         Based on the affiliation discussions between the managements of Virginia Commonwealth and Caroline, and on the Caroline board approving the proposal in general, the parties determined to negotiate the terms of the transaction and to arrive at a definitive agreement. Over the course of the next several weeks, the managements of Virginia Commonwealth and Caroline, with the assistance of their respective legal advisors and Caroline's financial advisor, negotiated the terms of the transaction as set forth in the Affiliation Agreement and the Option Agreement. In addition, at a meeting on September 3, 1999, Caroline's financial advisor, Crestar Securities Corporation, and Caroline management generally discussed the economic and competitive conditions in Caroline's market area, changes in the banking industry, the trend of consolidation among federally insured depository institutions, merger market prices paid for federally insured depository institutions and the effects that rising interest rates and cyclical trends could have on bank stock prices in the coming years.


         On September 14, 1999, the Caroline board of directors held a meeting at which the management of Caroline, as well as Caroline's financial and legal advisors, reviewed for the Caroline board, among other things, a summary of the terms of the Agreement and Plan of Reorganization and the Option Agreement. Crestar Securities presented its analysis of the Virginia Commonwealth offer and delivered its opinion, updated to the date of this proxy statement/prospectus, that the terms of the offer are fair to the Caroline stockholders from a financial point of view. Based upon its review, and after receiving the advice of Crestar Securities Corporation and considering various other factors, the Caroline board of directors unanimously approved and authorized the execution and adoption of the Agreement and Plan of Reorganization and the Option Agreement. The terms and the execution of the Agreement and Plan of Reorganization and the Option Agreement were announced in a joint press release on September 15, 1999.


CAROLINE'S REASONS FOR THE AFFILIATION

         In deciding to enter into the Agreement and Plan of Reorganization with Virginia Commonwealth, the Caroline board of directors considered a number of factors. The board did not assign any relative or specific weights to the factors considered. The principal factors that led the Caroline board of directors to approve the affiliation with Virginia Commonwealth were:

     o The terms of the Agreement and Plan of Reorganization, including the exchange ratio of 0.7959 shares of Virginia Commonwealth stock for each share of Caroline stock.

     o The fact that Virginia Commonwealth common stock is more liquid as it is traded on The Nasdaq SmallCap Market while Caroline common stock has periodically been sold in a limited number of privately negotiated transactions.

     o The compatibility of Caroline's and Virginia Commonwealth's community bank operating philosophies and similarity of customer orientation.

     o The opinion of Crestar Securities Corporation to the Caroline board that the exchange ratio is fair from a financial point of view to the Caroline shareholders.

     o The expectation that the affiliation will be tax-free for federal income tax purposes to Caroline and its shareholders, except for cash paid instead of fractional shares.

     o The historical dividends paid by Virginia Commonwealth on its common stock when compared to the dividends paid on Caroline common stock.

     o The enhanced products and services that Caroline can offer to its customers as a result of affiliating with Virginia Commonwealth.

     o The terms of the Agreement and Plan of Reorganization with respect to the retention of valued Caroline employees.

         Based upon the above, the Caroline board of directors concluded that a affiliation with Virginia Commonwealth would be in the best interests of Caroline and its shareholders and would further its goal of enhancing shareholder value.

          The above discussion of the information and factors considered by the Caroline board is not exhaustive but constitutes the material factors considered. You are encouraged to read the "Background" section above for a more full understanding of the process the Caroline board went through in reaching its decision.

         THE CAROLINE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AFFILIATION.

ACCOUNTING TREATMENT

         We anticipate that the affiliation will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Virginia Commonwealth and Caroline are carried forward at their previously recorded amounts, income of the consolidated corporations will include income of Virginia Commonwealth and Caroline for the entire fiscal year in which the affiliation occurs, and the reported income of the separate companies for prior periods will be consolidated. No recognition of goodwill in the combination is required of any party to the affiliation.

         For the affiliation to qualify as a pooling-of-interests, it must satisfy a number of conditions. If any of the conditions to pooling-of-interests accounting is not satisfied, then the affiliation would not qualify for pooling-of-interests accounting treatment, and a condition to the obligation of Virginia Commonwealth to consummate the affiliation would not be satisfied. Virginia Commonwealth and Caroline have agreed that they will use their respective best efforts to ensure that the affiliation will qualify for pooling-of-interests accounting treatment. In addition, certain affiliates of Virginia Commonwealth and Caroline have agreed that they will not sell any Virginia Commonwealth common stock or Caroline common stock within 30 days before the effective date of the affiliation, nor sell any Virginia Commonwealth common stock until such time as Virginia Commonwealth has published financial results covering at least 30 days of the consolidated operations of Virginia Commonwealth and Caroline after the affiliation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE AFFILIATION

         The following is a discussion of all material federal income tax consequences of the affiliation under the Internal Revenue Code of 1986 to Caroline shareholders who receive Virginia Commonwealth common stock solely in exchange for Caroline common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Caroline shareholders. Certain tax consequences of the affiliation may vary depending upon the particular circumstances of each Caroline shareholder and other factors.

         You are urged to consult with your tax advisor to determine the particular tax consequences of the affiliation to you.

         This summary is based on current law and the advice of Mays & Valentine, L.L.P., legal counsel to Virginia Commonwealth. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to the affiliation. Neither Virginia Commonwealth nor Caroline has requested a ruling from the Internal Revenue Service in connection with the affiliation. To meet a condition to consummation of the affiliation, Virginia Commonwealth and Caroline will receive from Mays & Valentine, L.L.P. an opinion as to certain federal income tax consequences of the affiliation. Such opinion is not binding on the Internal Revenue Service.

         In the opinion of counsel, the affiliation will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, if consummated in the manner set forth in the Agreement and Plan of Reorganization. Accordingly, among other things, in the opinion of counsel:

     o The affiliation will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o No gain or loss will be recognized by Virginia Commonwealth or Caroline as a result of the affiliation;

     o No gain or loss will be recognized by a Caroline shareholder to extent he or she receives Virginia Commonwealth common stock solely in exchange for his or her Caroline common stock pursuant to affiliation;

     o The tax basis of the Virginia Commonwealth common stock received by each Caroline shareholder will be the same as the tax basis of the Caroline common stock surrendered in exchange therefor; and

     o The holding period for each share of Virginia Commonwealth common stock received by each Caroline shareholder in exchange for Caroline common stock will include the period for which the shareholder held the Caroline common stock exchanged, provided the Caroline common stock is a capital asset in the hands of the holder at the effective date of the affiliation.

         Any cash received by you instead of fractional shares could result in taxable income to you. The receipt of that cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of the cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

RIGHTS OF DISSENTING SHAREHOLDERS

         A shareholder of Caroline who objects to the affiliation (a "Dissenting Shareholder") and who complies with provisions of Article 15 of Title 13.1 of the Virginia Code ("Article 15") may demand the right to receive a cash payment, if the affiliation is consummated, for the fair value of his or her stock immediately before the effective date of the affiliation, exclusive of any appreciation or depreciation in anticipation of the affiliation unless such exclusion would be inequitable. In order to receive payment, a Dissenting Shareholder must deliver to Caroline prior to the special meeting a written notice of intent to demand payment for his or her shares if the affiliation is consummated (an "Intent to Demand Payment") and must not vote his or her shares in favor of the affiliation. The Intent to Demand Payment should be addressed to William R. Southworth, President and Chief Executive Officer, Caroline Savings Bank, P.O. Box 860, 268 North Main Street, Bowling Green, Virginia 22427. A VOTE AGAINST THE AFFILIATION WILL NOT ITSELF CONSTITUTE SUCH WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

         A Caroline shareholder of record may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Caroline in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf by a shareholder of record only if (i) he submits to Caroline, the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenters' rights, and (ii) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Within 10 days after the effective date of the affiliation, Caroline is required to deliver a notice in writing (a "Dissenter's Notice") to each Dissenting Shareholder who has filed an Intent to Demand Payment and who has not voted such shares in favor of the affiliation. The Dissenter's Notice shall (i) state where the demand for payment (the "Payment Date") shall be sent and where and when stock certificates shall be deposited; (ii) supply a form for demanding payment; (iii) set a date by which Caroline must receive the Payment Demand; and
(iv) be accompanied by a copy of Article 15. A Dissenting Shareholder who is sent a Dissenter's Notice must submit the Payment Demand and deposit his or her stock certificates in accordance with the terms of, and within the time frames set forth in, the Dissenter's Notice. As a part of the Payment Demand, the Dissenting Shareholder must certify whether he or she acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed affiliation (the "Announcement Date"), which was September 15, 1999. Caroline will specify the Announcement Date in the Dissenter's Notice.

         Except with respect to shares acquired after the Announcement Date, Caroline shall pay a Dissenting Shareholder the amount Caroline estimates to be the fair value of his or her shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the Dissenting Shareholder's Payment Demand. As to shares acquired after the Announcement Date, Caroline is only obligated to estimate the fair market value of the shares, plus accrued interest, and to offer to pay this amount to the Dissenting Shareholder conditioned upon the Dissenting Shareholder's agreement to accept it in full satisfaction of his or her claim.

         If a Dissenting Shareholder believes that the amount paid or offered by Caroline is less than the fair value of his or her shares, or that the interest due is incorrectly calculated, that Dissenting Shareholder may notify Caroline of his or her own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the Dissenting Shareholder) (the "Estimate and Demand"). The Dissenting Shareholder must notify Caroline of the Estimate and Demand within 30 days after the date Caroline makes or offers to make payment to the Dissenting Shareholder.

         Within 60 days after receiving the Estimate and Demand, Caroline must either commence a proceeding in the appropriate circuit court to determine the fair value of the Dissenting Shareholder's shares and accrued interest, or Caroline must pay each Dissenting Shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against Caroline, except that the court may assess costs against all or some of the Dissenting Shareholders to the extent the court finds that the Dissenting Shareholders did not act in good faith in demanding payment of the Dissenting Shareholder's Estimates.

         The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix E to this proxy statement/prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his Dissenting Shareholder's rights. Any shareholder who intends to dissent from the affiliation should review the text of those provisions carefully and also should consult with his attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO CAROLINE SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

         Any Dissenting Shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code.

                     OPINION OF CAROLINE'S FINANCIAL ADVISOR

GENERAL

         The Caroline board of directors retained Crestar Securities Corporation to act as its financial advisor in connection with the affiliation and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Caroline common stock. Crestar Securities Corporation is an investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions and state and local governments. The Investment Banking Division of Crestar Securities Corporation actively works with community banks in the Mid-Atlantic region and has extensive experience with the Virginia banking market and banking organizations operating in the Virginia market. As part of its investment banking business, Crestar Securities Corporation is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. Crestar Securities Corporation was selected by the board of directors of Caroline based upon its experience and expertise in providing valuation, merger and acquisition, and advisory services to banks and bank holding companies. No limitations were imposed by the Caroline board of directors upon Crestar Securities Corporation with respect to the investigations made or procedures followed by it in arriving at its opinion.

         A representative of Crestar Securities Corporation attended the meeting of the Caroline board of directors held on September 14, 1999, at which the Agreement and Plan of Reorganization was considered and approved. At that meeting, Crestar Securities Corporation delivered its oral opinion to the Caroline board that as of such date, the exchange rate, which is used to calculate the consideration to be received by Caroline shareholders in the form of Virginia Commonwealth stock or in cash (subject to limitations on the cash component of the consideration), was fair to the Caroline shareholders from a financial point of view. Crestar Securities Corporation has delivered a written opinion to the Caroline board dated as of the date of this proxy statement/prospectus to the effect that, as of such date, the exchange ratio is fair, from a financial point of view, to the holders of Caroline common stock.

         THE FULL TEXT OF THE OPINION OF CRESTAR SECURITIES CORPORATION WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. CAROLINE SHAREHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE OPINION OF CRESTAR SECURITIES CORPORATION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF CAROLINE COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CRESTAR SECURITIES CORPORATION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         The opinion of Crestar Securities Corporation is just one of the many factors taken into consideration by the Caroline board of directors in determining to approve the Agreement and Plan of Reorganization. The opinion of Crestar Securities Corporation does not address the relative merits of the affiliation as compared to any alternative business strategies that might exist for Caroline, nor does it address the effect of any other business combination in which Caroline might engage.

         In arriving at its opinion, Crestar Securities Corporation reviewed and analyzed: (1) the Agreement and Plan of Reorganization (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the affiliation; (3) Caroline's annual report to shareholders, audited financial statements, and annual proxy statements to shareholders for the three years ended December 31, 1998; (4) Caroline's annual report on Form 10-KSB for the year ended December 31, 1998; (5) Caroline's unaudited financial statements for the six months ended June 30, 1999 and 1998; (6) other information related to Caroline prepared by Caroline's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters; (7) Virginia Commonwealth's annual report to shareholders, annual reports on Form 10-K, and annual proxy statements to shareholders for the three years ended December 31, 1998; (8) Virginia Commonwealth's unaudited financial statements for the six months ended June 30, 1999 and 1998; (9) other information related to Virginia Commonwealth prepared by Virginia Commonwealth's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters; (10) information regarding the trading market for the common stocks of Caroline and Virginia Commonwealth and the price range within which the respective stocks have traded; (11) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in recent years; and (12) such other financial studies, analyses, inquiries, and other matters as Crestar Securities Corporation deemed necessary. Crestar Securities Corporation has discussed with senior management of Caroline and Virginia Commonwealth the background of the affiliation, the reasons and basis for the affiliation, and the business and future prospects of Caroline and Virginia Commonwealth individually and as a consolidated entity. Crestar Securities Corporation also took into account its assessment of general economic, market and financial conditions and its expertise in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.



         In connection with its review, Crestar Securities Corporation relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Caroline and Virginia Commonwealth provided to Crestar Securities Corporation by both companies and their representatives. Crestar Securities Corporation also did not independently verify and has relied on and assumed that the allowances for possible loan losses set forth in the balance sheets of Caroline and Virginia Commonwealth at June 30 were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Crestar Securities Corporation was not retained to conduct a physical inspection of any of the properties or facilities of Caroline and Virginia Commonwealth nor did Crestar Securities Corporation make any independent evaluation or appraisal of the assets or liabilities of Caroline or Virginia Commonwealth. Crestar Securities Corporation also assumed that the affiliation in all respects is, and will be, in compliance with all laws and regulations that are applicable to Caroline and Virginia Commonwealth.

         In rendering its opinion, Crestar Securities Corporation assumed that in the course of obtaining the necessary regulatory approvals for the affiliation and in the preparation of this proxy statement/prospectus, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the affiliation to either Caroline or, on a pro forma basis, to Virginia Commonwealth.

         In arriving at its opinion, Crestar Securities Corporation performed a variety of financial analyses. Crestar Securities Corporation believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the opinion of Crestar Securities Corporation. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

         In its analyses, Crestar Securities Corporation made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Caroline or Virginia Commonwealth. Any estimates contained in Crestar Securities Corporation's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

         The following is a brief summary of the analyses and procedures performed by Crestar Securities Corporation in the course of arriving at its opinion:

         CONTRIBUTION ANALYSIS. Crestar Securities Corporation analyzed the contribution as of December 31, 1998 of Caroline to, among other things, the total assets, total equity and net income of Virginia Commonwealth on a pro forma basis and determined Caroline's contribution to be 11.06%, 11.66%, and 7.83%, respectively. This analysis did not include any assumed cost savings from the affiliation. Upon consummation of the affiliation and after giving effect to the exchange ratio, Caroline's existing shareholders would own approximately 13.15% of Virginia Commonwealth's common stock.

         The affiliation provides for the exchange of each outstanding share of Caroline common stock for 0.7959 shares of Virginia Commonwealth common stock. Crestar Securities Corporation analyzed the changes in the amount of earnings, book value, and dividends represented by one share of Caroline common stock before the affiliation and 0.7959 shares of Virginia Commonwealth common stock after the affiliation. This analysis indicated that, based on internal estimates of Caroline and Virginia Commonwealth and assuming annual cost savings of $140,000 resulting from the affiliation, current holders of Caroline common stock would realize a 78.5% increase in per share earnings, and a 15.0% increase in book value per share in 1999 from the affiliation on a pro forma basis.

         ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. In preparing its opinion, Crestar Securities Corporation, using publicly available information, reviewed and compared selected financial information of Caroline and Virginia Commonwealth, on a pro forma basis, relative to a group of twenty-four Virginia-based financial institutions (the "Peer Group") with total assets ranging from $61 million to $780 million. These financial institutions included American National Bankshares, Atlantic Financial Corporation, Bank of Essex, C&F Financial Corporation, Cardinal Financial Corporation, Central Virginia Bankshares, Commonwealth Bankshares, Community Bankshares, Eastern Virginia Bankshares, F&M Bank Corporation, FNB Corporation, Guaranty Financial Corporation, Heritage Bancorp, James River Bankshares, Marathon Financial Corporation, National Bankshares, Resource Bankshares, Rockingham Heritage Bank, Shore Financial Corporation, Southern Financial Bancorp, Union Bankshares Corporation, Valley Financial Corporation, Virginia Commerce Bank, and Virginia Financial Corporation. Data reviewed by Crestar Securities Corporation included, among other things, return on assets, return on equity, and equity to assets. Historical financial information used in computing the preceding ratios was as of December 31, 1998. The median ratio of equity-to-assets, return on assets, and return on equity was: 10.5%, 1.13% and 10.6%, respectively, for the Peer Group; 12.3%, .83% and 6.7%, respectively, for Caroline; and 11.6%, 1.64% and 13.1%, respectively, for Virginia Commonwealth, on a pro forma basis.

         Crestar Securities Corporation also analyzed the relative performance and value of Caroline and Virginia Commonwealth by comparing certain market trading statistics for Caroline and Virginia Commonwealth with the Peer Group. The market trading information used in the valuation analysis was as of September 13, 1999 and included market price to book value per share and market price to trailing twelve months earnings per share. The multiple of price to stated book value per share and price to trailing twelve months earnings per share was: 1.5x and 15.9x, respectively, for the Peer Group; 1.5x and 23.0x, respectively, for Caroline; and 1.5x and 14.2x, respectively, for Virginia Commonwealth.


         ANALYSIS OF COMPARABLE ACQUISITION TRANSACTIONS. Crestar Securities Corporation reviewed all known merger and acquisition transactions, completed, pending, and non-binding since the beginning of 1998, of banks with total assets less than $300 million. Crestar Securities Corporation determined the median acquisition price paid to book value, latest twelve months earnings, assets, and deposits to be 2.3x, 20.1x, 22.0%, and 25.7%, respectively, for all such transactions nationally. For transactions completed, pending, or non-binding for banks of all asset sizes in Virginia, North Carolina, West Virginia, and Maryland, Crestar Securities Corporation determined the median acquisition price paid to book value, latest twelve months earnings, assets, and deposits to be 2.9x, 28.4x, 27.9%, and 34.6%, respectively. Equally weighting the median multiples of price to stated book, latest twelve months earnings, assets and deposits and applying these to Caroline, Crestar Securities Corporation calculated the implied per share merger value of Caroline common stock to be $22.13 to $24.91.

         DISCOUNTED DIVIDEND ANALYSIS. Using a discounted cash flow analysis, Crestar Securities Corporation determined the present values per share of Caroline common stock assuming Caroline continued to operate as a stand alone entity and assuming varying operating assumptions. This range was determined by adding (i) the present value of the future stream of dividends that Caroline could produce over a five-year period, and (ii) the present value of a share of Caroline common stock at the end of five years. The value of Caroline at the end of five years was calculated by applying price/earnings multiples to Caroline's projected earnings in the fifth year. The range of price/earnings multiples considered was 17.0x to 21.0x. Crestar Securities Corporation calculated the implied multiples of book value in the fifth year to be 2.2x to 2.8x. The discount rates used ranged from 12.0% to 16.0%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Caroline common stock. On the basis of such varying assumptions, Crestar Securities Corporation calculated a present value of Caroline common stock on a stand-alone basis ranging from $19.09 to $26.58.

         No company or transaction used as a comparison in the above analyses is identical to Caroline or Virginia Commonwealth or the affiliation. Accordingly, evaluating the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Caroline and Virginia Commonwealth and other factors that could affect the public trading value of the companies used for comparative purposes in the above analyses.

         In connection with its written opinion as of the date of this proxy statement/prospectus, Crestar Securities Corporation confirmed the appropriateness of its reliance on the analyses used to render its oral opinion to the Caroline board of directors on September 14, 1999, by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

         The opinion of Crestar Securities Corporation was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such opinion. Events occurring after that date, could materially affect the assumptions and conclusions contained in its opinion. Crestar Securities Corporation has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof.

         Pursuant to an engagement letter dated September 8, 1999 and in exchange for its services, Caroline has agreed to pay Crestar Securities Corporation an advisory fee of $40,000, which is payable upon issuance of its written opinion. Caroline has further agreed to indemnify Crestar Securities Corporation against certain liabilities, including certain liabilities under federal securities laws.


                 INTERESTS OF CERTAIN PERSONS IN THE AFFILIATION

         Certain members of Caroline's management have interests in the affiliation in addition to their interests as shareholders of Caroline. These interests are described below. In each case, the Caroline board was aware of these potential interests, and considered them, among other matters, in approving the Agreement and Plan of Reorganization and the transactions contemplated thereby.

         INDEMNIFICATION. Virginia Commonwealth has generally agreed to indemnify the officers and directors of Caroline after the affiliation to the same extent and on the same conditions as they are entitled to from Caroline before the affiliation. Virginia Commonwealth also has agreed to provide directors' and officers' liability insurance for the present officers and directors of Caroline comparable to the coverage currently provided by Caroline before the affiliation.

         DIRECTORS AND OFFICERS OF CAROLINE. The directors, officers and employees of Caroline will not change as a result of the affiliation. The members of Caroline's board of directors will remain in place for their existing terms of office and thereafter will be subject to reelection at the discretion of Virginia Commonwealth.

         On the effective date of the affiliation, Virginia Commonwealth will increase the size of its board of directors by two members, and William R. Southworth and E. Page Butler will be appointed to fill the vacancies so created. At the next annual meeting of shareholders of Virginia Commonwealth, management of Virginia Commonwealth will recommend to shareholders that Mr. Southworth be elected as a member of the class of directors whose terms expire in 2001, and that Mr. Butler be elected as a member of the class of directors whose terms expire in 2002. Mr. Southworth will remain a director of Virginia Commonwealth until his term expires or he no longer serves as President and Chief Executive Officer of Caroline, after which time the size of the board of directors of Virginia Commonwealth will be decreased by one member.

         STOCK OPTIONS. Certain directors and officers of Caroline hold stock options under Caroline's 1995 Stock Option and Incentive Plan to acquire common stock at exercise prices equal to the fair market value of Caroline common stock at the date of the option grant. Under the provisions of the Agreement and Plan of Reorganization, these options, if not exercised before the affiliation, will be converted into options to purchase shares of Virginia Commonwealth common stock appropriately adjusted to reflect the exchange ratio. In addition, each director of Caroline other than William R. Southworth and J. Kemp Smith will be granted an option to purchase 500 Caroline shares at a per share exercise price equal to the fair market value of Caroline common stock at the effective date of the affiliation. Under the provisions of the Agreement and Plan of Reorganization such options will be converted into options to purchase at fair market value 398 shares of Virginia Commonwealth common stock.


         EMPLOYMENT AGREEMENT. William R. Southworth will remain as the President and Chief Executive Officer of Caroline in accordance with an employment and consultation agreement pursuant to which Mr. Southworth will be paid $85,000 a year until June 30, 2001. Beginning on July 1, 2001 and continuing until June 30, 2002, Mr. Southworth will be a consultant to Virginia Commonwealth and for such service he will be paid $50,000 a year. Also during his employment, Mr. Southworth will be eligible to participate in any plans, programs or benefits Caroline provides to its executives after the affiliation. Further, Virginia Commonwealth has agreed to supplement Mr. Southworth's retirement benefits by paying to him, at Mr. Southworth's option, either annual payments of $20,000 per year for 5 years or annual payments of $10,000 a year for 10 years, commencing at his retirement. These supplemental retirement payments will be made to Mr. Southworth or, in the event of his death, to his beneficiary.

         EMPLOYEE BENEFIT PLAN. Upon consummation of the affiliation, Virginia Commonwealth will make available participation in its employee benefit plans and programs to Caroline's employees. Virginia Commonwealth plans to continue the plans and programs of Caroline that it currently provides. When Caroline's employees become eligible to participate in Virginia Commonwealth's employee benefit plans and programs, they will do so on substantially the same basis as Virginia Commonwealth's employees. Subject to restrictions and limitations that applicable law may impose, Virginia Commonwealth will treat the service of a Caroline employee with Caroline as service with Virginia Commonwealth for purposes of all employee benefit plans and programs. Virginia Commonwealth will also honor Caroline's obligations for all accrued and unused vacation, sick leave and personal leave and all deferred compensation contracts and agreements that Caroline has previously disclosed to Virginia Commonwealth.


                  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Both Virginia Commonwealth and Caroline are corporations subject to the provisions of the Virginia Stock Corporation Act. Caroline's shareholder's rights are presently governed by Caroline's articles of incorporation and bylaws. Upon consummation of the affiliation and Caroline's shareholders becoming shareholders of Virginia Commonwealth, your shareholder's rights will be governed by the articles of incorporation and bylaws of Virginia Commonwealth.


         There are a few material differences between the rights of a Caroline shareholder under Caroline's articles of incorporation and bylaws, on the one hand, and the rights of a Virginia Commonwealth shareholder under the articles of incorporation and bylaws of Virginia Commonwealth, on the other hand, which are disclosed in the section "Comparative Rights of Shareholders" on page 47.

                TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION

         The following is a summary description of the material aspects of the Agreement and Plan of Reorganization. This description does not purport to be complete and is qualified in its entirety by reference to Appendix A that contains the Agreement and Plan of Reorganization. We urge you to read the Agreement and Plan of Reorganization in its entirety.

TERMS OF THE AFFILIATION

         The Agreement and Plan of Reorganization provides for the exchange of each outstanding share of Caroline common stock for 0.7959 shares of Virginia Commonwealth common stock. Virginia Commonwealth will then serve as the parent bank holding company for Caroline, which will continue to carry on its banking business in substantially the same manner as before the affiliation.


         The Agreement and Plan of Reorganization further provides for the conversion upon consummation of the affiliation of all stock options held by employees and directors under Caroline's 1999 Stock Plan into options to acquire shares of Virginia Commonwealth common stock, appropriately adjusted to reflect the exchange ratio.


      The exchange ratio is generally fixed and will not be adjusted to reflect market value changes to either Virginia Commonwealth's or Caroline's stock price. No fractional shares of Virginia Commonwealth common stock will be issued. Rather, cash, without interest, will be paid instead of any fractional share interests based on the exchange ratio. In addition, the exchange ratio of
0.7959 under the terms of the Agreement and Plan of Reorganization is subject to proportional adjustment if Virginia Commonwealth's capitalization is adjusted. Virginia Commonwealth's capitalization could be adjusted by a recapitalization, stock split or other similar change in capitalization.

         Shareholders of Caroline are entitled to exercise their dissenters' rights with respect to the affiliation. See "Dissenters' Rights" on page 24


REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE AFFILIATION

         The Agreement and Plan of Reorganization contains representations and warranties by Virginia Commonwealth and Caroline, including representations and warranties with respect to their individual organizations, authorizations to enter into the Agreement and Plan of Reorganization, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the Agreement and Plan of Reorganization, will not survive the effective date of the affiliation.

         The obligations of Virginia Commonwealth and Caroline to consummate the affiliation are subject to the following conditions, among others:

     o approval of the Agreement and Plan of Reorganization by the requisite shareholder vote of the Caroline shareholders;

     o receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of Virginia Commonwealth or Caroline, materially adversely affects the economic or business benefits of the affiliation so as to render inadvisable or unduly burdensome consummation of the affiliation;

     o the absence of certain actual or threatened proceedings before a court or other governmental body relating to the affiliation;

     o the receipt of an opinion of counsel as to certain federal income tax consequences of the affiliation;

     o the receipt of a letter from Virginia Commonwealth's accountants to the effect that the affiliation will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles;

     o performance by the other company of its obligations under the Agreement and Plan of Reorganization;

     o the accuracy, in all material respects, of the representations and warranties of the other company contained in the Agreement and Plan of Reorganization;

     o the receipt of certain opinions and certificates from the other company; and

     o the receipt by Caroline of a final fairness opinion from Crestar Securities Corporation dated as of the date of this proxy statement/prospectus.

REGULATORY APPROVALS


         As indicated above, the affiliation is conditioned on the prior approval of the affiliation by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On December 8, 1999, applications were filed with the Federal Reserve and the Virginia State Corporation Commission. The applications were accepted but no approvals have been obtained. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the affiliation, in the judgment of the boards of directors of Virginia Commonwealth or Caroline, inadvisable or unduly burdensome.

BUSINESS PENDING THE AFFILIATION

         Until the effective date of the affiliation, each of Virginia Commonwealth and Caroline has agreed that it will operate its business substantially as presently operated, in the ordinary course of business, and will use its best efforts to preserve intact its relationships with persons having business dealings with it. In addition, until the effective date, Caroline has agreed not to take, without Virginia Commonwealth's consent, certain specific actions in connection with the ongoing operation of its business. Specifically, Caroline may not:

     o make any change in its authorized capital stock, or issue or sell any additional shares;

     o make any changes in the composition, level of compensation or title of its officers, directors or other key management personnel, except in the ordinary course of business;

     o enter into any bonus, incentive compensation, stock option, deferred compensation or other benefit plan or employment or consulting agreement, except in the ordinary course of business;

     o solicit or encourage inquiries or proposals with respect to, furnish any information relating to, any acquisition of Caroline or combination with Caroline other than the affiliation with Virginia Commonwealth;

     o        amend its bylaws or articles of incorporation;

     o        pay any dividends on its capital stock;

     o        change its lending, investment or other material policies; or

     o incur any obligation or liability except in the ordinary course of its business.


STOCK OPTION AGREEMENT

         Virginia Commonwealth has the option (the "Option"), exercisable only in certain circumstances that have not yet occurred, to acquire up to 19.9% of the aggregate shares of Caroline common stock that would be outstanding immediately after the issuance of shares in respect of the Option, at a price of $20.00 per share, pursuant to a Stock Option Agreement dated as of September 15, 1999 by and between Virginia Commonwealth and Caroline (the "Option Agreement").

         The Option is exercisable in whole or in part, but subject to any required regulatory approvals, at any time after a "Purchase Event" shall occur. A Purchase Event, as defined in the Option Agreement, is any of the following:
(1) Caroline, without having received Virginia Commonwealth's prior written consent, shall have entered into an agreement with any person to (a) acquire, merge or consolidate, or enter into any similar transaction, with Caroline, (b) purchase, lease or otherwise acquire all or substantially all of the assets of Caroline, or (c) purchase or otherwise acquire directly from Caroline securities representing 10% or more of the voting power of Caroline; (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Caroline common stock after the date hereof (the term "beneficial ownership" for purposes of the Option Agreement has the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, and the regulations promulgated thereunder); or (3) any person shall have made a bona fide proposal to Caroline by public announcement or written communication that is or becomes the subject of public disclosure to acquire Caroline by affiliation, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Caroline vote not to approve the Agreement and Plan of Reorganization.

EFFECTIVE DATE

         If the affiliation is approved by the shareholders of Caroline, all required governmental and other consents are obtained and the other conditions to the affiliation are satisfied or waived, the affiliation will be consummated and made effective on the date and at the time indicated on the certificate issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "Representations and Warranties; Conditions to the Affiliation" on page 32.

         It is anticipated that the effective date of the affiliation will occur in the first quarter of 2000.

SURRENDER OF STOCK CERTIFICATES

         As soon as practicable after the affiliation, Virginia Commonwealth will cause Registrar and Transfer Company, its exchange agent, to mail to you a letter of transmittal and instructions for use to surrender the certificates representing shares of Caroline common stock in exchange for certificates representing shares of Virginia Commonwealth common stock.

         Caroline shareholders should not send in their certificates until they receive such instructions.

         Promptly after surrender of one or more certificates for Caroline common stock, together with a properly completed letter of transmittal, you will receive a certificate or certificates representing the number of shares of Virginia Commonwealth common stock to which you are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of Virginia Commonwealth.

         After the affiliation, you will be entitled to vote the number of shares of Virginia Commonwealth common stock into which your Caroline common stock has been converted, regardless of whether you have surrendered your Caroline certificates. The Agreement and Plan of Reorganization provides, however, that no dividend or distribution payable to the holders of record of Virginia Commonwealth common stock at or as of any time after the effective date of the affiliation will be paid to the holder of any Caroline certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid, without interest.

WAIVER, AMENDMENT AND TERMINATION

         At any time on or before the effective date of the affiliation, any term or condition of the affiliation may be waived by the party which is entitled to the benefits thereof and without shareholder approval. The Agreement and Plan of Reorganization may be amended at any time before the affiliation by agreement of the parties whether before or after the shareholder meetings. However, any material change in a material term of the Agreement and Plan of Reorganization would require a resolicitation of Caroline's shareholders. Such a material change would include, but not be limited to, a decrease in the exchange ratio or a change in the tax consequences to Caroline's shareholders.

         The Agreement and Plan of Reorganization may be terminated by Virginia Commonwealth or Caroline, whether before or after the approval of the affiliation by the shareholders of Caroline:

     o        by mutual consent of Caroline and Virginia Commonwealth;

     o unilaterally by Caroline or Virginia Commonwealth, if the affiliation has not occurred on or before July 31, 2000; or

     o unilaterally by Caroline or Virginia Commonwealth if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the Agreement and Plan of Reorganization shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

RESALES OF VIRGINIA COMMONWEALTH COMMON STOCK

         All shares of Virginia Commonwealth common stock received by Caroline shareholders in connection with the affiliation will be freely transferable, except that Virginia Commonwealth common stock received by persons who are deemed to be "affiliates" of Caroline for purposes of Rule 145 under the Securities Act of 1933, will be restricted. To the best knowledge of Caroline and Virginia Commonwealth, the only persons who may be deemed to be affiliates of Caroline subject to these limitations are the directors and executive officers of Caroline.

EXPENSES OF THE AFFILIATION

         In general, whether or not the affiliation is consummated, Caroline and Virginia Commonwealth will pay their own expenses incident to preparing, entering into and carrying out the Agreement and Plan of Reorganization, and preparing and filing the registration statement of which this proxy statement/prospectus is a part.

         If either party willfully and materially breaches the Agreement and Plan of Reorganization, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the Agreement and Plan of Reorganization is terminated because Caroline shareholders did not approve the Agreement and Plan of Reorganization, then Caroline will reimburse Virginia Commonwealth for one-half of its reasonable out-of-pocket expenses, except that such reimbursement will not exceed a total of $25,000.

                           MARKET PRICES AND DIVIDENDS

MARKET PRICES

         Caroline common stock is not registered on any exchange, traded in the over-the-counter market, or quoted by The Nasdaq Stock Market. Caroline common stock has periodically been sold in a limited number of privately negotiated transactions. To Caroline management's knowledge, the last sale of Caroline common stock took place on September 15, 1999 at a price of $20.00 per share. There may, however, have been other transactions at other prices not known to Caroline.

         Virginia Commonwealth common stock is listed and traded on The Nasdaq SmallCap Market under the symbol "VCFC."

         The following table sets forth the high, low, and closing sales prices of the common stock as reported by The Nasdaq SmallCap Market for the periods listed.

Virginia Commonwealth

                                                     High         Low         Closing
                                     --------------------------------------------------

1999

4th Quarter (through 11/15/99)                       $28.75       $26.00      $26.00

3rd Quarter                                          $31.00       $26.50      $28.50

2nd Quarter                                           31.00        26.00       28.75

1st Quarter                                           34.00        29.00       29.00

1998

4th Quarter                                           38.50        33.50       33.50

3rd Quarter                                           41.50        38.75       40.00

2nd Quarter                                           46.50        34.00       40.75

1st Quarter                                           35.50        32.75       33.50

1997

4th Quarter                                           33.50        27.00       33.00

3rd Quarter                                           30.00        25.50       28.00

2nd Quarter                                           23.00        22.00       N/A

1st Quarter                                           22.00        20.00       N/A

         The closing price of Virginia Commonwealth common stock on The Nasdaq SmallCap Market on September 14, 1999, the last full trading day preceding the public announcement of the proposed affiliation, was $27.25 per share. The closing price of Virginia Commonwealth common stock on The Nasdaq SmallCap Market on December 31, 1999, the latest practicable date before the date of this proxy statement prospectus was $24.50 per share.

         As of September 30, 1999, there were 535 record holders of Caroline common stock. As of December 22, 1999, the record date, there were approximately 535 record holders of Caroline common stock.


DIVIDENDS

         The following table reflects the dividends declared per share during each quarter on Virginia Commonwealth's common stock for the periods indicated.

Virginia Commonwealth
                                    1999            1998           1997
                          ----------------------------------------------------
4th Quarter                        $.25            $.25           $.24

3rd Quarter                         .25             .24            .22

2nd Quarter                         .25             .24            .22

1st Quarter                         .25             .24            .22


         Caroline paid dividends in stock in the first quarter of 1997, 1998 and 1999, in the amount of 10%, 5% and 5%, respectively.

         Certain state law restrictions are imposed on distributions of dividends to shareholders of Virginia Commonwealth. Virginia Commonwealth shareholders are entitled to receive dividends as declared by the Virginia Commonwealth board of directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Banks have limitations imposed upon all "capital distributions," including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out affiliation, and other distributions charged against capital. As of September 30, 1999, Virginia Commonwealth's banks, Virginia Heartland Bank and Second Bank & Trust, had the capacity to pay dividends to its sole shareholder, Virginia Commonwealth, and Caroline had the capacity to pay dividends to its shareholders each in accordance with its historic practices.

         Similarly, Virginia Commonwealth and Caroline each are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the affiliation, most of the revenues of Virginia Commonwealth and Virginia Commonwealth's ability to pay dividends to its shareholders will depend on dividends paid to it by Second Bank & Trust, Virginia Heartland Bank and Caroline. Based on the current financial condition of Second Bank & Trust, Virginia Heartland Bank and Caroline, Virginia Commonwealth expects that the above-described provisions will have no impact on Virginia Commonwealth's ability to obtain dividends from its other banks and Caroline or on Virginia Commonwealth's ability to pay dividends to its shareholders.


                                   CHAPTER II
                    INFORMATION ABOUT THE MEETING AND VOTING


GENERAL


         We are furnishing this document in connection with the solicitation of proxies by the board of directors of Caroline for use at the special meeting of Caroline shareholders including any adjournments or postponements thereof, to be held at 2:00 p.m. on February 8, 2000, located at the Gathering Place, 17486 Center Drive, Ruther Glen, Virginia.

         The purpose of the special meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated September 15, 1999, by and between Caroline and Virginia Commonwealth and a related Plan of Share Exchange. Copies are attached to this proxy statement/prospectus as Appendix A. For a description of the Agreement and Plan of Reorganization, see "Terms of the Agreement and Plan of Reorganization" on page 31.

         The Agreement and Plan of Reorganization provides that Caroline will become a wholly-owned subsidiary of Virginia Commonwealth. In the affiliation, each share of Caroline common stock, then outstanding will be converted into the right to receive 0.7959 shares of Virginia Commonwealth. Virginia Commonwealth will pay cash in lieu of fractional shares.

CAROLINE SHAREHOLDERS' MEETING


         GENERAL. The Caroline shareholders' meeting will be held on February 8, 2000 at 2:00 p.m., local time, at the Gathering Place, 17486 Center Drive, Ruther Glen, Virginia. At the special meeting, holders of Caroline common stock will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization. Caroline shareholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Caroline shareholders to approve the Agreement and Plan of Reorganization.

         RECORD DATE; VOTING POWER. Only holders of record of shares of Caroline common stock at the close of business on December 22, 1999 are entitled to notice of and to vote at the special meeting. As of such date, there were 389,869 issued and outstanding shares of Caroline common stock held by approximately 535 holders of record. Holders of record of Caroline common stock on December 22, 1999 are entitled to one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Caroline common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of Caroline common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."


         VOTE REQUIRED. The presence in person or by proxy of the holders of a majority of the shares of Caroline common stock outstanding on the Caroline record date will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the Agreement and Plan of Reorganization requires the affirmative vote of holders of more than two-thirds of the shares of Caroline common stock outstanding on December 22, 1999. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the Agreement and Plan of Reorganization.


         On December 22, 1999, the executive officers and directors of Caroline, including their affiliates, had voting power with respect to an aggregate of 53,290 shares of Caroline common stock or approximately 13.66% of the shares of Caroline common stock then outstanding. We currently expect that such directors and officers will vote all of such shares in favor of the proposal to approve the Agreement and Plan of Reorganization. In addition, on December 31, 1999, the directors and executive officers of Virginia Commonwealth did not beneficially own any shares of Caroline common stock.

         RECOMMENDATION OF THE CAROLINE BOARD. The Caroline board has unanimously approved and adopted the Agreement and Plan of Reorganization. The Caroline board believes that the affiliation is fair to and in the best interests of Caroline and the Caroline shareholders and recommends that the Caroline shareholders vote "FOR" approval of the Agreement and Plan of Reorganization and the transactions contemplated thereby. See "The Affiliation - Caroline's Reasons for the Affiliation" on page 14.

         SOLICITATION AND REVOCATION OF PROXIES. A form of proxy is enclosed with this document. All shares of Caroline common stock represented by properly executed proxies (whether through the return of the enclosed proxy card) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Agreement and Plan of Reorganization and in the discretion of the proxy holder as to any other matter which may properly come before the special meeting.

         YOU ARE REQUESTED TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO CAROLINE IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

         Any Caroline shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the Secretary of Caroline prior to the special meeting, at Caroline's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the special meeting and voting in person. Presence at the special meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by Caroline. Proxies may be solicited by personal interview, mail or telephone. In addition, Caroline may reimburse brokerage firms and other persons representing beneficial owners of shares of Caroline common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Caroline's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

OTHER MATTERS

         Caroline is unaware of any matter to be presented at the Caroline meeting other than the proposal to approve the Agreement and Plan of Reorganization. If other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting, provided that no proxy that has been designated to vote against approval of the Agreement and Plan of Reorganization will be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Agreement and Plan of Reorganization.


SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2001 ANNUAL MEETING

         Assuming the affilation is completed, under applicable law, the Board of Directors of Virginia Commonwealth need not include an otherwise appropriate shareholder proposal in its proxy statement or form of proxy for the 2001 annual meeting of shareholders unless the proposal is received by the Secretary of Virginia Commonwealth at the Company's principal place of business on or before December 2, 2000. Shareholder nominations for director, under Virginia Commonwealth's bylaws, need to be received by the Secretary of Virginia Commonwealth by March 21, 2000.



         Under applicable law, the Board of Directors of Caroline need not include an otherwise appropriate shareholder proposal (including any stockholder nominations for directors candidates)in its proxy statement or form of proxy for the 2001 annual meeting of shareholders unless the proposal is received by the Secretary of Caroline at the Caroline's principal place of business on or before December 31, 2000.

                                   CHAPTER III
                      DESCRIPTION OF VIRGINIA COMMONWEALTH

                                    BUSINESS


GENERAL

         Financial and other information relating to Virginia Commonwealth is included in Virginia Commonwealth's Annual Report on Form 10-K for each of the years ended December 31, 1997 and 1998 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. The audited financial statements of Virginia Commonwealth as of December 31, 1998 and 1997 and for each of the two years in period ended December 31, 1998 are included in Virginia Commonwealth's Annual Report on Form 10-K for each of the years ended December 31, 1997 and 1998. Information relating to executive compensation, identification of directors and executive officers, the beneficial ownership of and transactions with directors and officers, management discussion and analysis and supplemental financial disclosure may be found in the above referenced 10-Ks. See "Available Information" on page 1.


HISTORY AND BUSINESS

         Virginia Commonwealth, formerly Second National Financial Corporation, is a bank holding company incorporated under the laws of the Commonwealth of Virginia on July 2, 1990. Virginia Commonwealth owns all of the stock of two banking subsidiaries, Second Bank & Trust which was chartered in 1900 and acquired by Virginia Commonwealth on July 2, 1990, pursuant to the formation of the holding company; and Virginia Heartland Bank, which affiliated with Virginia Commonwealth on October 8, 1998. Virginia Commonwealth's primary asset is its stock investment in the subsidiary banks, with cash and short-term investments accounting for the remainder of assets. Second Bank & Trust owns one subsidiary, Second Service Company, which owns a 12% limited liability interest in Bankers Title of Fredericksburg, a title insurance company. Virginia Heartland Bank also owns a subsidiary, Virginia Heartland Service Corporation, which owns a 5% limited liability interest in Banker's Title of Fredericksburg. In addition, Second Bank & Trust and Virginia Heartland Bank each own a 50% interest in VHB Mortgage LLC, a mortgage company serving the greater Fredericksburg, Virginia area.

         Virginia Commonwealth is headquartered in Culpeper, Virginia, and, through its subsidiary banks, offers a full array of banking and investment services through 10 retail offices serving the counties of Culpeper, Madison, Orange, Rockingham, Spotsylvania and the City of Fredericksburg. The subsidiary banks' primary business is the granting of residential real estate loans, commercial real estate loans, commercial business and consumer loans, funded through solicitation of deposits. The subsidiary banks consider themselves to be community-oriented institutions servicing the banking needs of their respective markets.

         In May 1999, Virginia Commonwealth formed a wholly owned trust subsidiary, Virginia Commonwealth Trust Company. The trust company purchased the existing trust division of Second Bank & Trust. The trust subsidiary provides investment management, trust, estate administration and financial planning services through offices located in Culpeper, Harrisonburg and Fredericksburg. The trust subsidiary also provides brokerage services in these markets through a partnership with Raymond James Financial Services. The trust subsidiary currently has eleven employees and has under management a total of approximately $115 million in trust assets with approximately $6 million in brokerage services.

         The principal sources of funds for Virginia Commonwealth's subsidiary banks' lending and investment activities are deposits, amortization and repayment of loans, prepayments from mortgage-backed securities, repayments of maturing investment securities, Federal Home Loan Bank advances and other borrowed money.

         Principal sources of revenue are interest and fees on loans and investment securities, as well as fee income derived from the maintenance of deposit accounts and dividends paid at the option of Virginia Commonwealth Trust Company. The principal expenses include interest paid on deposits and advances from the Federal Home Loan Bank and other borrowings, and operating expenses.

COMPETITION

         Virginia Commonwealth, through its subsidiary banks, experiences substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial banks, credit unions and thrift institutions. Additional significant competition for savings deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.


         For additional information about Virginia Commonwealth's business, See "Available Information" on page 1.

BENEFICIAL OWNERSHIP IN CAROLINE

         No current Virginia Commonwealth director or executive officer owns shares of Caroline and no current Caroline director or officer owns any shares of Virginia Commonwealth. After the affiliation, Virginia Commonwealth directors and executive officers will own as a group 6.3% of the outstanding common shares of Virginia Commonwealth. In addition, after the affiliation, no person will own more than 5% of the shares of Virginia Commonwealth.

YEAR 2000

         The Year 2000 technology problem presents risk to all corporations due to the potential failure of date-related systems. Virginia Commonwealth and its bank subsidiaries have taken a variety of measures to ensure that their hardware and software will be century date compliant. Virginia Commonwealth and its bank subsidiaries do not anticipate any disruption in operation once the year 2000 arrives. For a further description of Virginia Commonwealth's Year 2000 remediation, please refer to Virginia Commonwealth's discussion of Year 2000 in its Form 10-K for the year ended December 31, 1998 and its Form 10-Q for the quarter ended September 30, 1999.



                                   CHAPTER IV
                             DESCRIPTION OF CAROLINE

                                    BUSINESS

GENERAL


         Financial and other information relating to Caroline is included in Caroline's Annual Report on Form 10-KSB for each of the years ended December 31, 1996, 1997 and 1998 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999. The audited financial statements of Caroline as of December 31, 1998, 1997 and 1996 and for each of the three years are included in Caroline's Annual Report on Form 10-KSB for each of the years ended December 31, 1996, 1997 and 1998. Information relating to executive compensation, identification of directors and executive officers, the beneficial ownership of and transactions with directors and officers, management discussion and analysis and supplemental financial disclosure may be found in the above referenced 10-KSBs. See "Available Information" on page 1.


HISTORY AND BUSINESS

         Caroline commenced business in 1973 as a Virginia chartered stock savings and loan association. On April 19, 1994, stockholders voted to convert to a Virginia stock savings bank charter under the name Caroline Savings Bank. Effective September 14, 1994, the conversion was completed and Caroline became a state chartered stock savings bank. Caroline maintains its corporate headquarters and home office in the town of Bowling Green, Virginia, and operates additional branch offices in Fredericksburg and Ladysmith, Virginia.

         Caroline's principal business consists of attracting FDIC-insured deposits from the general public and using such deposits to originate mortgage loans secured primarily by first liens on residential real estate in the communities it serves, and to a lesser extent in consumer loans. Caroline's income is derived from interest income on its loans and other investments, including mortgage-backed securities and investment securities, and non-interest income such as loan and origination fees and service charges. At September 30, 1999, Caroline had total assets of $47.6 million, deposits of $38.4 million, loans receivable of $34.9 million and stockholders' equity of $5.5 million.

         Caroline is a member of the Federal Home Loan Bank of Atlanta, one of the 12 regional banks comprising the Federal Home Loan Bank System. Caroline is subject to regulation by the FDIC and the Virginia State Corporation Commission, and to certain requirements of the Board of Governors of the Federal Reserve System.

COMPETITION

         Caroline experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are convenient office locations and rates offered. Direct competition for deposits comes from other commercial banks and thrift institutions. Additional significant competition for deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, credit unions, mortgage bankers, mortgage brokers and insurance companies.


BENEFICIAL OWNESHIP IN CAROLINE

         None of the directors or executive officers of Virginia Commonwealth own shares of Caroline common stock. The executive officers and directors of Caroline own 13.67% of the outstanding common shares of Caroline. Only one person, E. Page Butler, a director of Caroline, owns an interest greater than 5% of Caroline's total equity. Mr. Butler owns 5.4%.

YEAR 2000

         Caroline has taken action to remedy any conditions in the computer systems which may malfunction due to the change to the year 2000. As of the date of this proxy statement/prospectus, Caroline has had no disruption in operations as a result of year 2000 computer system issues. You should also review the discussion of year 2000 issues contained in Caroline's Form 10-KSB and Form 10-QSB attached as Appendices B and C, respectively.


                                    CHAPTER V
                                  LEGAL MATTERS

               DESCRIPTION OF VIRGINIA COMMONWEALTH CAPITAL STOCK

COMMON STOCK

         VOTING RIGHTS. Each share of Virginia Commonwealth common stock entitles the holder thereof to one vote on all matters voted on by shareholders. The shares of Virginia Commonwealth common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Virginia Commonwealth common stock voting for the election of directors can elect all of the directors, in which event the holders of the remaining shares of Virginia Commonwealth common stock will not be able to elect any of the directors. Virginia Commonwealth's common shareholders do not have preemptive rights.

         DIVIDEND RIGHTS. Holders of Virginia Commonwealth common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

         LIQUIDATION RIGHTS. Subject to the rights of holders of Virginia Commonwealth preferred stock, upon any liquidation, dissolution or winding up of the affairs of the Virginia Commonwealth, holders of Virginia Commonwealth common stock are entitled to receive pro rata all of the assets of the Virginia Commonwealth for distribution to shareholders.

         ASSESSMENT AND REDEMPTION. Shares of Virginia Commonwealth common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of the Virginia Commonwealth common stock.

         OTHER. Virginia Commonwealth adopted a Rights Agreement, dated as of and to be effective on September 10, 1998 (the "Rights Agreement") between Virginia Commonwealth and Registrar and Transfer Company, as Rights Agent. In accordance with the Rights Agreement, Virginia Commonwealth also declared a dividend distribution of one right for each outstanding share of common stock of Virginia Commonwealth to shareholders of record at the close of business on September 28, 1998.

         Each right entitles the registered holder to purchase from Virginia Commonwealth one one-thousandth of a share of Virginia Commonwealth's Series A Junior Participating Preferred Stock. Each one one-thousandth of a share (a "Unit") of Preferred Stock is structured to be the equivalent of one share of common stock of Virginia Commonwealth. Shareholders received a one Right per share of common stock held of record at the close of business on the record date. The exercise price of each Right is $120.00 subject to adjustment (the "Purchase Price"). Rights owned by any Acquiring Person, as defined below, or by persons who have acquired Rights from an Acquiring Person, are not exercisable, with certain exceptions. Rights will also attach to shares of Common Stock issued after the Record Date but prior to the Distribution Date unless the Board of Directors determines otherwise at the time of issuance.

         The Rights are evidenced by Common Stock certificates, and no separate certificates evidencing the Rights (the "Rights Certificates") will be distributed unless there is a Distribution Date, described below. The Rights will separate from the Common Stock and a distribution of the Rights Certificates will occur on a date (the "Distribution Date") that is the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) any Common Stock certificates issued will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

         The Rights are not exercisable until the Distribution Date and will expire at the Close of Business on September 9, 2008, unless earlier redeemed or exchanged by Virginia Commonwealth as described below. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the Close of Business on the Distribution Date, and thereafter such separate Rights Certificates alone will represent the Rights.

         While each Right provides for the acquisition of one Unit of Preferred Stock at the Purchase Price, the Rights Agreement provides that if any person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right (except as described below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, Preferred Stock or, at the option of Virginia Commonwealth, Common Stock (or, in certain circumstances, cash, property or other securities of Virginia Commonwealth) having a value equal to twice the amount of the Purchase Price.

         In the event that, at any time following the Stock Acquisition Date,
(i) Virginia Commonwealth is acquired in a affiliation, statutory share exchange, or other business combination in which Virginia Commonwealth is not the surviving corporation, or (ii) 50% or more of Virginia Commonwealth's assets or earning power is sold or transferred, each holder of a Right (except as described below) shall thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events." If there is a Triggering Event, Rights that are or were owned by the Acquiring Person, or any affiliate or associates of such Acquiring Person, on or after such Acquiring Person's Stock Acquisition Date shall be null and void and shall not thereafter be exercised by any person (including subsequent transferees).

         The Purchase Price payable, and the number of shares of Preferred Stock, Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

         At any time (including a time after any person becomes an Acquiring Person), Virginia Commonwealth may exchange all or part of the Rights (except as set forth below) for shares of Common Stock (an "Exchange") at an exchange ratio of one share per Right, as appropriately adjusted to reflect any stock split or similar transaction.

         At any time until ten days following the Stock Acquisition Date, Virginia Commonwealth may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Under certain circumstances set forth in the Rights Agreement, the decision to make an Exchange or to redeem the Rights shall require the concurrence of a majority of the Continuing Directors (as defined below). Additionally, Virginia Commonwealth may thereafter but prior to the occurrence of a Triggering Event redeem the Rights in whole, but not in part, at the Redemption Price provided that such redemption is incidental to a affiliation or other business combination transaction involving Virginia Commonwealth that is approved by a majority of the Continuing Directors, does not involve an Acquiring Person, and in which all holders of Common Stock are treated alike. After the redemption period has expired, Virginia Commonwealth's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving Virginia Commonwealth. Immediately upon the action of the Board ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The term "Continuing Directors" means any members of the Board who was a member of the Board immediately before the adoption of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but does not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Virginia Commonwealth, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to Virginia Commonwealth, shareholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other consideration) of Virginia Commonwealth or for common stock of the acquiring company as set forth above.

         Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, only with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make certain other changes that do not adversely affect the interests of holders of Rights (excluding the interest of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, no amendment to adjust the time period governing redemption may be made during the time that the Rights are not redeemable.


         Virginia Commonwealth's articles of incorporation and bylaws are reprinted in Virginia Commonwealth's 1998 Form 10-K. You may read and copy this report at the Securities and Exchange Commission's public reference room or you may obtain copies from Virginia Commonwealth. See "Available Information" on page 1.



                       COMPARATIVE RIGHTS OF SHAREHOLDERS

GENERAL

         Virginia Commonwealth and Caroline are corporations subject to the provisions of the Virginia Stock Corporation Act. Rights as a shareholder of Caroline are governed by Caroline's articles of incorporation and bylaws and by the Virginia Stock Corporation Act. Upon consummation of the affiliation, Caroline shareholders will become shareholders of Virginia Commonwealth, and as such shareholder rights will then be governed by the articles of incorporation and bylaws of Virginia Commonwealth and by the Virginia Stock Corporation Act.

         The following is a summary of the material differences in the rights of shareholders of Caroline and Virginia Commonwealth. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Virginia Commonwealth and Caroline and to the Virginia Stock Corporation Act.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of the Virginia Commonwealth's Articles of Incorporation and Bylaws described below under the headings "Authorized Capital," "Size and Classified Board of Directors," "Vacancies and Removal of Directors," "Special Meeting of Shareholders," "Shareholder Nominations and Proposals," as well as the Rights Agreement described under the heading "Legal Matters-Description of Virginia Commonwealth Capital Stock--Other," are referred to in this proxy statement/prospectus as the "Protective Provisions." In general, the Protective Provisions make it more likely that Virginia Commonwealth's Board of Directors will play a central role if any group or person attempts to acquire control of Virginia Commonwealth, so that the Board can further the interests of Virginia Commonwealth and its shareholders as appropriate under the circumstances. For example, if the Board determines that a sale of control of Virginia Commonwealth is in the best interests of Virginia Commonwealth and its shareholders, the Protective Provisions enhance the Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although Virginia Commonwealth's management believes the Protective Provisions are beneficial to Virginia Commonwealth's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Virginia Commonwealth's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Virginia Commonwealth may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Virginia Commonwealth stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Virginia Commonwealth stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Virginia Commonwealth through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Virginia Commonwealth's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of Virginia Commonwealth. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management of Virginia Commonwealth. At this time, Virginia Commonwealth has no plans to adopt additional anti-takeover measures.


AUTHORIZED CAPITAL

         Caroline. Caroline's articles of incorporation authorize the issuance of up to 5,000,000 shares of Caroline common stock, par value $4.00 per share, of which 389,806 shares were issued and outstanding as of October 31, 1999.

         Virginia Commonwealth. Virginia Commonwealth's articles of incorporation authorize the issuance of up to 3,000,000 shares of Virginia Commonwealth common stock, par value $2.50 per share, of which 2,046,487 shares were issued and outstanding as of October 13, 1999, and 1,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding. Virginia Commonwealth's board of directors has the authority to issue all or part of the 1,000,000 preferred shares and could assign such rights and preferences as it deems appropriate. Such preferred shares would likely have priority over common stock and could have anti-takeover implications by discouraging unsolicited bids.

AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS

         CAROLINE. There are no specific provisions under Caroline's articles concerning the amending of Caroline's articles, therefor amendments are governed by the Virginia Stock Corporation Act which generally requires that any amendment to a Virginia corporation's articles of incorporation be approved by more than two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment, unless the articles of incorporation provide for a greater or lesser vote, but in no event less than a majority of all of the votes cast by each such voting group at a meeting at which a quorum of the voting group exists.

         There are no specific provisions under Caroline's bylaws concerning the amending of Caroline's bylaws, therefor amendments are governed by the Virginia Stock Corporation Act which provides generally that a Virginia corporation's board of directors may amend or repeal the corporation's bylaws except to the extent that (a) such power is reserved to the shareholders by the articles of incorporation, (b) the shareholders in adopting or amending a particular bylaw provided expressly that the board of directors could not amend or repeal such bylaw and (c) the corporation's shareholders may amend or repeal the bylaws even though the bylaws may be amended or repealed by the board of directors.

         VIRGINIA COMMONWEALTH. The Articles of Incorporation of Virginia Commonwealth provide that an amendment to the Articles requires approval by more than two-thirds of all the votes entitled to be cast provided the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not approved and recommended by at least two-thirds of the directors, then the amendment shall be approved by the vote of more than 80% of all votes entitled to be cast.

         Subject to certain restrictions set forth below, either the Board of Directors or the shareholders of Virginia Commonwealth may amend its Bylaws. The Board of Directors may amend or repeal the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted or amended by the shareholders may not be amended or repealed by the Board of Directors if the Articles of Incorporation reserve this power exclusively to the shareholders or (ii) a bylaw adopted or amended by the Board of Directors that changes the quorum or voting requirement applicable to meetings of the Board of Directors must meet the quorum requirement and be adopted by the vote required to take action under the quorum and voting requirement then in effect, or (iii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may be amended or repealed only by the shareholders if originally adopted by the stockholders and either by the shareholders or Board of directors if originally adopted by the directors. The shareholders of Virginia Commonwealth generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of a plurality of the shareholders voting on the matter for which a quorum is present.

         Virginia Commonwealth's bylaws generally may be amended by either the board of directors or the shareholders by a majority vote.

AFFILIATIONS, CONSOLIDATIONS AND SALES OF ASSETS


         CAROLINE. There are no specific provisions under Caroline's articles concerning affiliations, consolidations or sales of assets, therefor the approval process is governed by the Virginia Stock Corporation Act which generally requires that any merger, share exchange or sale of all or substantially all of the assets of a corporation not in the ordinary course of business be approved by more than two-thirds of the votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation provide for a greater or lesser vote, but in no event less than a majority of votes cast by each such voting group at a meeting at which a quorum of the voting group exists. The Virginia Stock Corporation Act does permit such an amendment or transaction to be approved by as few as a majority of the votes cast, if the articles of incorporation so state. Caroline is also subject to certain statutory anti-takeover provisions. See "State Anti-Takeover Statutes" on page 56.

         VIRGINIA COMMONWEALTH. Virginia Commonwealth's articles of incorporation provide that a plan of affiliation or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of Virginia Commonwealth not in the ordinary course of business may be approved by the same vote that is required in order to amend the articles of incorporation. Additionally, consistent with Virginia law, the board of directors of Virginia Commonwealth may condition its submission of such plan of affiliation or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above.

         A proposed affiliation, share exchange or sale of substantially all assets of Virginia Commonwealth that is favored by two-thirds of the directors could be adopted as long as two-thirds of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of two-thirds of the shares entitled to vote in each voting group entitled to vote, Virginia Commonwealth's articles of incorporation would require that, unless a proposed action is approved by at least two-thirds of the directors, holders of at least eight (80%) of the issued and outstanding shares of Virginia Commonwealth common stock must vote in favor of the proposed action. The purpose of such additional requirement is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of Virginia Commonwealth, the action must be supported by a large majority of the holders of Virginia Commonwealth common stock.

         As with amendments to the articles of incorporation, however, if at least two-thirds of the directors of Virginia Commonwealth do not approve such corporate action upon which shareholders are voting, the additional requirement would permit a minority of the holders of Virginia Commonwealth common stock to defeat the proposed action.

SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS

         CAROLINE. Caroline's bylaws provide that the board of directors shall consist of 10 directors, all of whom shall be residents of the primary service area of Caroline. The Caroline board is divided into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors, the directors serve staggered three year terms.

         VIRGINIA COMMONWEALTH. Virginia Commonwealth's bylaws provide that its board of directors shall consist of a minimum of four and a maximum of 25 individuals. Virginia Commonwealth's bylaws provide further for the division of the directors into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         A classified board of directors makes it more difficult for shareholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the board of directors, even when the reason for a proposed removal is poor performance. Since the terms of only approximately one-third of Virginia Commonwealth's directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

VACANCIES AND REMOVAL OF DIRECTORS

         CAROLINE. Caroline's bylaws provide that any vacancy on the board of directors may be filled for the unexpired term by the remaining members of the board. Caroline's articles of incorporation and bylaws do not address the removal of directors. Because the Virginia Stock Corporation Act provides that a director may be removed only at a special meeting of the shareholders, Caroline shareholders could not remove a director unless a special meeting was called for that purpose.

         VIRGINIA COMMONWEALTH. Under Virginia Commonwealth's articles of incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause, can be filled only by the affirmative vote of the majority of the remaining directors then in office, even if that number is less than a quorum of the board of directors. This provision would enable incumbent directors to fill vacancies on the board of directors of Virginia Commonwealth to the exclusion of Virginia Commonwealth's shareholders, regardless of the reason for the vacancy.

         Virginia Commonwealth's articles of incorporation allow removal of director from office, with cause, only if at least two-thirds of the votes cast are cast in favor of removal. Shareholders of Virginia Commonwealth may not call a special meeting for the purpose of removing a director. In the context of a takeover attempt these provisions likely would require a hostile party to prevail at two consecutive annual meetings of Virginia Commonwealth in order to acquire control of the board of directors.

         The provisions of Virginia Commonwealth's articles of incorporation relating to the removal of directors and the filling of vacancies would preclude a holder of a majority of the voting stock from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies so created with its own nominees. Accordingly, except with the concurrence of a majority of the directors remaining in office, persons seeking representation either by enlarging the board of directors or by filling the newly created directorships with their own nominees. Since only approximately one-third of Virginia Commonwealth's directors are elected at any one annual meeting, any hostile bidder, in the context of a takeover attempt, would have to prevail at two consecutive annual meetings in connection with director elections in order to replace a majority of the directors of Virginia Commonwealth.

DIRECTOR LIABILITY AND INDEMNIFICATION

         The Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia Stock Corporation Act or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has conducted himself in good faith and that he believed that his conduct was in the best interests of the corporation, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         CAROLINE. Caroline's articles of incorporation provide that any director of Caroline shall be indemnified by Caroline for his actions, and in the case of an officer, he may be indemnified by Caroline for his actions, unless the officer or director is adjudged liable for willful misconduct or a knowing violation of criminal law. The rights of indemnification provided in Caroline's articles of incorporation are not exclusive of any other rights of the officer or director, including without limitation rights conferred by applicable law and any right under insurance policies which may be purchased and maintained by Caroline or others, even as to liabilities against which Caroline would not have the power to indemnify.

         VIRGINIA COMMONWEALTH. To the fullest extent permitted by Virginia law, Virginia Commonwealth's articles of incorporation require it to indemnify any director or officer of Virginia Commonwealth who is made a party to any proceeding because he was or is a director or officer of Virginia Commonwealth against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under Virginia Commonwealth's articles of incorporation, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. Virginia Commonwealth's articles of incorporation also provide that Virginia Commonwealth may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require Virginia Commonwealth to pay reasonable expenses incurred by a director or officer of Virginia Commonwealth in a proceeding in advance of the final disposition of any such proceeding, Virginia Commonwealth's articles of incorporation does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in Virginia Commonwealth's articles of incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the articles of incorporation authorize Virginia Commonwealth to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Virginia Commonwealth, whether or not Virginia Commonwealth would have the power to provide indemnification to such person. The rights of indemnification provided to directors of Virginia Commonwealth could reduce the likelihood of shareholder derivative actions and may discourage other third party claims against the directors, even if such actions otherwise would be beneficial to shareholders of Virginia Commonwealth.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Virginia Commonwealth pursuant to the foregoing provisions, Virginia Commonwealth has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable.

SPECIAL MEETINGS OF SHAREHOLDERS

         CAROLINE. Caroline's bylaws provide that special meetings of shareholders may be held on the dates and times fixed by the board of directors. A special meeting may also be called by the President, the board or by holders of not less than 20% of Caroline's issued and outstanding common stock.

         VIRGINIA COMMONWEALTH. Virginia Commonwealth's bylaws provide that special meetings of shareholders may be held whenever called by the president, chairman of the board of directors or by the board of directors, itself, which means that the shareholders of Virginia Commonwealth do not have the right to call special meetings. The inability of shareholders to call a special meeting could affect changes in control of Virginia Commonwealth by delaying the presentation to shareholders of proposals relating to, or facilitating, such a change in control until the annual meeting.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         CAROLINE. Caroline's bylaws do not prescribe procedures for directors' nominations. In addition, Caroline's articles of incorporation and bylaws do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

         VIRGINIA COMMONWEALTH. Under Virginia Commonwealth's bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by Virginia Commonwealth not less than 30 nor more than 90 days prior to any meeting of shareholders called for the election of directors.

         Virginia Commonwealth's bylaws require that the shareholder's notice set forth as to each nominee (1) the name and address of such nominee, (2) a description of all arrangements or understandings between the shareholder and the proposed nominee and any other person, and (3) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Virginia Commonwealth's bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (1) the name and address of such shareholder and (2) a representation that the shareholder is owner of stock of Virginia Commonwealth entitled to vote at such meeting and intends to attend the meeting in person or by proxy to nominate the proposed director. If the information supplied by a shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of Virginia Commonwealth.

         The advance notice procedure of Virginia Commonwealth's bylaws affords the board of directors the opportunity to consider the qualifications of the proposed nominees and to inform shareholders about such qualifications. Although such procedure does not give the board of directors of Virginia Commonwealth any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding surprise nominations and a contest for the election if directors if such procedure established by it is not followed. Furthermore, such procedure may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

         The procedures regarding shareholder proposals and nominations provide the board of directors of Virginia Commonwealth with the information which will be necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Virginia Commonwealth or its shareholders. Virginia Commonwealth's articles of incorporation and bylaws do not prevent shareholders from making proposals under the Securities and Exchange Commission's rules and regulations.

SHAREHOLDER VOTING RIGHTS IN GENERAL

         The Virginia Stock Corporation Act generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles of incorporation. The Virginia Stock Corporation Act also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         CAROLINE. Caroline's articles of incorporation and bylaws do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         VIRGINIA COMMONWEALTH. Virginia Commonwealth's articles of incorporation do not provide shareholders cumulative rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Virginia Commonwealth common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the holders of Virginia Commonwealth common stock.

STATE ANTI-TAKEOVER STATUTES

         The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because both Caroline and Virginia Commonwealth are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to Caroline and Virginia Commonwealth and will continue to apply to Caroline after the affiliation.

         AFFILIATED TRANSACTIONS. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain affiliations and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or affiliations of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A "Disinterested Director" is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither Caroline nor Virginia Commonwealth has adopted such an amendment. Currently, no shareholder of Caroline owns or controls 10% or more of Caroline common stock, and there are no Interested Shareholders of Caroline or Virginia Commonwealth as defined by the Virginia Stock Corporation Act.


         CONTROL SHARE ACQUISITIONS. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-13%, 33-13% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which Caroline has not done, by so providing in its articles of incorporation or bylaws. Virginia Commonwealth does not plan to adopt any anti-takeover measures. Virginia Commonwealth, however, has opted out of the statute by so providing in its bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of affiliations or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

                                   REGULATION

         Set forth below is a brief description of certain laws and regulations that relate to the regulation of Virginia Commonwealth and Caroline. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

GENERAL


         Virginia Commonwealth is a bank holding company within the meaning of the Bank Holding Act of 1956 (the "BHC Act"). As such, Virginia Commonwealth is supervised by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and is required to file reports with the Federal Reserve and provide such additional information as the Federal Reserve may require. In addition, the two subsidiary banks of Virginia Commonwealth, Second Bank & Trust and Virginia Heartland Bank, are each a Virginia state-chartered commercial bank which is regulated and supervised by the Federal Reserve Bank of Richmond and by the Bureau of Financial Institutions of the Virginia State Corporation Commission ("SCC"). Caroline is a Virginia state-chartered savings bank. As such, it is regulated and supervised by the Federal Deposit Insurance Corporation ("FDIC") and the SCC. The SCC, the Federal Reserve Bank of Richmond, and the FDIC conduct regular examinations of the banks that they supervise, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, supervised banks must furnish the SCC, the Federal Reserve Bank of Richmond, and the FDIC with periodic reports containing a full, accurate statement of their affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Virginia Commonwealth's and Caroline's earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

         The BHC Act further provides that the Federal Reserve may not approve any acquisition, merger or consolidation that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless it finds the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1995 (Interstate Banking Act), which became effective on September 29, 1996, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies. As a result, Virginia Commonwealth and any other bank holding company located in Virginia may now acquire a bank located in any other state, and any bank holding company located outside Virginia may lawfully acquire any Virginia-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1998, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Virginia enacted "opt in" legislation that permited interstate branching in Virginia on a reciprocal basis through June 1, 1998, and on an unlimited basis thereafter. Accordingly, the banking subsidiaries of Virginia Commonwealth and Caroline are currently able to establish and operate branches in other states that have also enacted "opt in" legislation.

         Subject to certain amendments made by the recently enacted Gramm-Leach-Bliley Act of 1999 described below, the BHC Act generally prohibits Virginia Commonwealth from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

         For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company and is inconsistent with sound banking principles.

THE GRAMM-LEACH-BLILEY ACT OF 1999

         The Gramm-Leach-Bliley Act of 1999 (the "Act") was enacted on November 12, 1999. The Act draws new lines between the types of activities that are permitted for banking organizations as financial in nature and those that are not permitted because they are commercial in nature. The Act imposes Community Reinvestment Act requirements on financial service organizations that seek to qualify for the expanded powers to engage in broader financial activities and affiliations with financial companies that the Act permits.

         The Act creates a new form of financial organization called a financial holding company that may own and control banks, insurance companies and securities firms. A financial holding company is authorized to engage in any activity that is financial in nature or incidental to an activity that is financial in nature or is a complementary activity. These activities include insurance, securities transactions, and traditional banking related activities. The Act establishes a consultative and cooperative procedure between the Federal Reserve Board and the Secretary of the Treasury for the designation of new activities that are financial in nature within the scope of the activities permitted by the Act for a financial holding company. A financial holding company must satisfy special criteria to qualify for the expanded financial powers authorized by the Act. Among those criteria are requirements that all of the depository institutions owned by the financial holding company be rated as well-capitalized and well-managed and that all of its insured depository institutions have received a satisfactory rating for Community Reinvestment Act compliance during their last examination. A bank holding company that does not qualify as a financial holding company under the Act is generally limited in the types of activities in which it may engage to those that the Federal Reserve Board has recognized as permissible for bank holding companies prior to the date of enactment of the Act. These activities are described under the "General" heading found above. The Act also authorizes a state bank to have a financial subsidiary that engages as a principal in the same activities that are permitted for a financial subsidiary of a national bank if the state bank meets eligibility criteria and special conditions for maintaining the financial subsidiary.

         The Act repeals the prohibition in the Glass-Steagal Act on bank affiliations with companies that are engaged primarily in securities underwriting activities. The Act authorizes a financial holding company to engage in a wide range of securities activities, including underwriting, broker/dealer activities and investment company and investment advisory activities.

         The various provisions of the Act become effective at different times in the future. Implementing regulations have not yet been adopted by the respective federal regulatory agencies. For example, the provisions facilitating affiliation among banks, securities firms and insurance companies does not become effective until March 11, 2000. When the provisions of the Act become fully effective, the Act may provide additional opportunities for Virginia Commonwealth to engage in activities that are financial in nature or incidental to an activity that is financial in nature or complementary thereto provided that Virginia Commonwealth is willing to comply with the conditions, restrictions and limitations placed on financial holding companies contained in the Act and the regulations to be adopted under the Act.

SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve policy, Virginia Commonwealth is expected to act as a source of financial strength for, and to commit resources to support, its subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, Virginia Commonwealth may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

RESTRICTIONS ON REPURCHASE OF STOCK

         The BHC Act permits a bank holding company such as Virginia Commonwealth to purchase shares of its capital stock in an amount up to 10% of its consolidated net worth within a twelve month period without prior approval from the Federal Reserve Board, provided, however, that purchases over 10% must receive prior Federal Reserve Board approval unless the bank holding company qualifies for an exception. The exception provides that a bank holding company is not required to obtain prior Federal Reserve Board approval for its repurchase if the following three conditions are met: (1) both before and immediately after the redemption, the bank holding company is well capitalized;
(2) the bank holding company is well managed; and (3) the bank holding company is not the subject of any unresolved supervisory issues. The Federal Reserve Board construes the first test as requiring the holding company to have a consolidated total risk based capital ratio of 10% or greater, a consolidated tier-1 risk based capital ratio of 6% or more, and the holding company must not be subject to any written regulatory agreement regarding capital. At the present time, Virginia Commonwealth would qualify for the exemption described above.


FDIC REGULATIONS

         The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), which became law in December 1991, required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. In addition, pursuant to FDICIA, each federal banking agency has promulgated regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution.

         Under the regulations implementing the prompt corrective action provisions, an institution shall be deemed to be (1) "well capitalized" if it has total risk-based capital of 10% or more, has a Tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized", (3) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances), (4) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3% and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). Immediately upon becoming undercapitalized, or upon failing to submit or implement a capital plan as required, an institution shall become subject to various regulatory restrictions.

         FDICIA also contained the Truth in Savings Act, which requires certain disclosures to be made in connection with deposit accounts offered to consumers. The regulations have been adopted implementing the provisions of the Truth in Savings Act.

         In addition, significant provisions of FDICIA required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. FDICIA also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of "under capitalized" banks to borrow from the Federal Reserve's discount window, and required federal banking regulators to perform annual onsite bank examinations and set standards for real estate lending.

REGULATORY CAPITAL REQUIREMENT

         All depository institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, the bank subsidiaries of Virginia Commonwealth and Caroline are each required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. Based upon the applicable Federal Reserve regulations, at September 30, 1999, Second Bank & Trust, Virginia Heartland Bank and Caroline each is considered to be "well capitalized." Caroline is subject to the FDIC's capital regulation and must meet those standards.

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

DEPOSIT INSURANCE


         The deposits of each of Virginia Commonwealth's subsidiary banks and Caroline are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. All deposits in Virginia Commonwealth's subsidiary banks are subject to the rates of the Bank Insurance Fund and Caroline's deposits are subject to the rates of the Savings Association Insurance Fund.


FEDERAL RESERVE SYSTEM

         The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of each of Virginia Commonwealth's subsidiary banks.


                  RESALES OF VIRGINIA COMMONWEALTH COMMON STOCK

         CAROLINE SHAREHOLDERS. The shares of Virginia Commonwealth common stock to be issued to Caroline shareholders in the affiliation have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Caroline as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Caroline must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

         AFFILIATES OF VIRGINIA COMMONWEALTH AND CAROLINE. Securities and Exchange Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the affiliation. These guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a affiliation during the period beginning 30 days prior to the affiliation and ending when financial results covering at least 30 days of post-affiliation operations of the consolidated entity have been published (the "Pooling Restricted Period").

         Caroline has agreed to deliver to Virginia Commonwealth not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of (1) any Virginia Commonwealth common stock in violation of the Securities Act or (2) any Caroline common stock or Virginia Commonwealth common stock during the Pooling Restricted Period.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This proxy statement prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of Virginia Commonwealth and Caroline. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

     o        competitive pressure from banks and other financial service
     o        providers increases significantly;
     o        changes in the interest rate environment reduce margins;
     o        general economic conditions, either nationally or regionally, are
     o        less favorable than expected, resulting in, among other things, a
     o        deterioration in credit quality;
     o        changes occur in the regulatory environment;
     o        changes occur in business conditions and inflation;
     o        changes occur in the securities markets; and
     o        any business disruptions that may result from Year 2000 issues.


                                     EXPERTS

         The financial statements of Virginia Commonwealth Financial Corporation as of December 31, 1998 and 1997 and for each of the three years then ended have been included herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, which has been filed with the Securities and Exchange Commission, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Caroline Savings Bank as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Caroline Savings Bank as of December 31, 1997 and for the year then ended have been included herein and in the registration statement in reliance upon the report of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the shares of Virginia Commonwealth common stock offered hereby is being passed upon for Virginia Commonwealth by Mays & Valentine, L.L.P., Richmond, Virginia. Mays & Valentine, L.L.P. will deliver an opinion to Virginia Commonwealth and Caroline concerning certain federal income tax consequences of the affiliation. See "The Affiliation -- Material Federal Income Tax Consequences of the Affiliation" on page 23.

         Certain matters relating to the affiliation will be passed upon for Caroline by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

                                                                   Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                              CAROLINE SAVINGS BANK

                                       AND

                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

                                TABLE OF CONTENTS
                                                                                                      PAGE

ARTICLE 1.            THE AFFILIATION AND RELATED MATTERS............................................    4
         1.1          The Affiliation................................................................    4
         1.2          Conversion of Caroline Stock...................................................    4
         1.3          Directors, Officers and Employees of Caroline..................................    5
         1.4          Management of VCFC.............................................................    5
         1.5          Caroline Stock Options.........................................................    5
         1.6          The Closing and Effective Date.................................................    6
         1.7          Definitions....................................................................    6
ARTICLE 2.            REPRESENTATIONS AND WARRANTIES OF CAROLINE.....................................    6
         2.1          Organization, Standing and Power...............................................    7
         2.2          Authorized and Effective Agreement.............................................    7
         2.3          Capital Structure..............................................................    8
         2.4          Subsidiaries...................................................................    8
         2.5          Financial Statements; Minute Books.............................................    8
         2.6          Absence of Undisclosed Liabilities.............................................    9
         2.7          Legal Proceedings; Compliance with Laws........................................    9
         2.8          Regulatory Approvals...........................................................    9
         2.9          Labor Relations................................................................   10
         2.10         Tax Matters....................................................................   10
         2.11         Property.......................................................................   10
         2.12         Reports........................................................................   11
         2.13         Employee Benefit Plans.........................................................   11
         2.14         Investment Securities..........................................................   11
         2.15         Certain Contracts..............................................................   12
         2.16         Insurance......................................................................   12
         2.17         Absence of Material Changes and Events.........................................   13
         2.18         Loans, OREO and Allowance for Loan Losses......................................   13
         2.19         Statements True and Correct....................................................   14
         2.20         Brokers and Finders............................................................   14
         2.21         Pooling of Interests Conditions................................................   15
         2.22         Environmental Matters..........................................................   15
         2.23         Year 2000......................................................................   17
ARTICLE 3.            REPRESENTATIONS AND WARRANTIES OF VCFC.........................................   17
         3.1          Organization, Standing and Power...............................................   17
         3.2          Organization, Standing and Power of VCFC Subsidiaries..........................   17
         3.3          Authorized and Effective Agreement.............................................   18
         3.4          Capital Structure..............................................................   18
         3.5          Financial Statements...........................................................   19
         3.6          Material Adverse Change........................................................   19
         3.7          Absence of Undisclosed Liabilities.............................................   19
         3.8          Legal Proceedings; Compliance with Laws........................................   19
         3.9          Tax Matters....................................................................   20
         3.10         Employee Benefit Plans.........................................................   20

                                       ii


         3.11         Allowance for Loan Losses......................................................   20
         3.12         Statements True and Correct....................................................   20
         3.13         Year 2000......................................................................   21
ARTICLE 4.            COVENANTS AND AGREEMENTS.......................................................   21
         4.1          Investigation and Confidentiality..............................................   21
         4.2          Registration Statement; Shareholder Approval...................................   22
         4.3          Operation of the Business of Caroline..........................................   22
         4.4          Operation of the Business of VCFC..............................................   23
         4.5          Regulatory Filings.............................................................   24
         4.6          Public Announcements...........................................................   24
         4.7          Accounting Treatment...........................................................   24
         4.8          Affiliates.....................................................................   24
         4.9          Benefit Plans; Employment Agreement............................................   24
         4.10         Indemnification................................................................   25
         4.11         Stock Option Agreement.........................................................   25
ARTICLE 5.            CONDITIONS TO THE AFFILIATION..................................................   25
         5.1          General Conditions.............................................................   25
         5.2          Conditions to Obligations of VCFC..............................................   26
         5.3          Conditions to Obligations of Caroline..........................................   27
ARTICLE 6.            TERMINATION....................................................................   27
         6.1          Termination....................................................................   27
         6.2          Effect of Termination..........................................................   29
         6.3          Survival of Representations, Warranties and Covenants..........................   29
         6.4          Expenses.......................................................................   29
ARTICLE 7.            GENERAL PROVISIONS.............................................................   30
         7.1          Entire Agreement...............................................................   30
         7.2          Binding Effect; No Third-Party Rights..........................................   30
         7.3          Waiver and Amendment...........................................................   30
         7.4          Governing Law..................................................................   30
         7.5          Notices........................................................................   30
         7.6          Counterparts...................................................................   31
         7.7          Severability...................................................................   31

EXHIBIT A - PLAN OF SHARE EXCHANGE
EXHIBIT B - EMPLOYMENT AND CONSULTATION AGREEMENT
EXHIBIT C - STOCK OPTION AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 15, 1999, by and between VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC"), and CAROLINE SAVINGS BANK, a Virginia savings bank ("Caroline").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of VCFC and Caroline have approved the affiliation of their two companies through a share exchange under Virginia law that will cause Caroline to become a wholly-owned subsidiary of VCFC, all as more specifically provided in this Agreement and the Plan of Share Exchange in the form attached hereto as Exhibit A (the "Plan of Share Exchange"); and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the mutual warranties, covenants and agreements set forth herein, the parties agree as follows.

                                    ARTICLE 1
                      THE AFFILIATION AND RELATED MATTERS

1.1      THE AFFILIATION

         Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.6 hereof, Caroline shall become a wholly-owned subsidiary of VCFC through the exchange of each outstanding share of common stock of Caroline for shares of the common stock of VCFC in accordance with
Section 1.2 of this Agreement and the Plan of Share Exchange (the "Affiliation"). From and after the Effective Date, the Affiliation shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

1.2      CONVERSION OF CAROLINE STOCK

         (a) At the Effective Date, by virtue of the Share Exchange and without any action on the part of the holders thereof, each share of common stock, par value $4.00 per share, of Caroline ("Caroline Common Stock") issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares as defined in the Plan of Share Exchange) shall cease to be outstanding and shall be converted into and exchanged for shares of common stock, par value $2.50 per share, of VCFC ("VCFC Common Stock") pursuant to the terms and conditions set forth in the Plan of Share Exchange, which terms are incorporated herein and made a part of this Agreement by reference.

         (b) In the event VCFC changes (or establishes a record date for changing) the number of shares of VCFC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding VCFC Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

1.3      DIRECTORS, OFFICERS AND EMPLOYEES OF CAROLINE

         The directors, officers and employees of Caroline will not change as a result of the Affiliation. The members of Caroline's Board of Directors shall remain in place for their existing terms of office and thereafter shall be subject to reelection at the discretion of VCFC. William R. Southworth shall remain as the President and Chief Executive Officer and a director of Caroline pursuant to an employment and consultation agreement in the form attached hereto as Exhibit B.

1.4      MANAGEMENT OF VCFC

         On the Effective Date, VCFC shall increase the size of its board of directors by two members, and William R. Southworth and E. Page Butler shall be appointed to fill the vacancies so created. At the next annual meeting of shareholders of VCFC, management of VCFC will recommend to shareholders that Mr. Southworth be elected as a member of the class of directors whose terms expire in 2001, and that Mr. Butler be elected as a member of the class of directors whose terms expire in 2002. Mr. Southworth shall remain a director of VCFC until his term expires or he no longer serves as President and Chief Executive Officer of Caroline, after which time the size of the board of directors of VCFC will be decreased by one member.

1.5      CAROLINE STOCK OPTIONS

         From and after the Effective Date, all employee and director stock options to purchase shares of Caroline Common Stock (each, a "Caroline Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of VCFC Common Stock, and VCFC shall assume each such Caroline Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such Caroline Stock Option assumed by VCFC may be exercised solely to purchase shares of VCFC Common Stock, (ii) the number of shares of VCFC Common Stock purchasable upon exercise of such Caroline Stock Option shall be equal to the number of shares of Caroline Common Stock that were purchasable under such Caroline Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such Caroline Stock Option shall be adjusted by dividing the per share exercise price of each such Caroline Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Caroline Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to VCFC Common Stock on or subsequent to the Effective Date.

1.6      THE CLOSING AND EFFECTIVE DATE

         Subject to Section 6.1, the closing of the transactions contemplated by this Agreement and the Plan of Share Exchange shall take place at such place as may be mutually agreed upon by the parties (the "Closing"). The Affiliation will become effective on the date shown on the Certificate of Share Exchange issued by the State Corporation Commission of Virginia ("SCC") effecting the Affiliation (the "Effective Date"). Unless otherwise agreed upon in writing, subject to the conditions to the obligations of the parties to effect the Affiliation as set forth in Article 5, the parties shall use their best efforts to cause the Effective Date to occur as promptly as practicable after the conditions set forth in Article 5 are satisfied.

1.7      DEFINITIONS

         Any term defined in this Agreement and the Plan of Share Exchange shall have the meaning ascribed to it for purposes of this Agreement. In addition:

         (a) the term "best knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O of the Federal Reserve Board;

         (b) the term "Previously Disclosed" shall mean information set forth in a schedule (a "Disclosure Schedule", which shall be arranged in sections corresponding to the sections of this Agreement) from one party to the other party delivered and dated on or before September 24, 1999, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of such party's representations and warranties. Any matter included, whether aggregated or not, in the Caroline Financial Statements or the VCFC Financial Statements, as the case may be, shall be deemed to be Previously Disclosed; and

         (c) the term "Caroline Option Agreement" shall mean the Stock Option Agreement dated of even date herewith under which VCFC has an option to purchase shares of Caroline, which shall be executed and delivered immediately following and in connection with the execution of this Agreement.

                                    ARTICLE 2
                   REPRESENTATIONS AND WARRANTIES OF CAROLINE

         Caroline represents and warrants to VCFC as follows:

2.1      ORGANIZATION, STANDING AND POWER

         Caroline is a state savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power and authority to carry on a savings bank business as now conducted and is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Caroline has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Caroline Option Agreement, and to consummate the transactions contemplated hereby and thereby (subject to receipt of the approval of the shareholders of Caroline of this Agreement and the Plan of Share Exchange). Caroline Financial Services Corporation, a wholly-owned subsidiary of Caroline (the "Subsidiary"), is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on Caroline on a consolidated basis. The outstanding shares of capital stock of the Subsidiary are validly issued and outstanding fully paid nonassessable and all such shares are directly owned by Caroline free and clear of all liens, claims and encumbrances or preemptive rights of any person.

2.2      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Caroline has all requisite corporate power and authority to enter into and (subject to the receipt of all necessary governmental approvals and the approval of the shareholders of Caroline of this Agreement and the Plan of Share Exchange) to perform all of its obligations under this Agreement, the Plan of Share Exchange and the Caroline Option Agreement. The execution, adoption and delivery of this Agreement, the Plan of Share Exchange and the Caroline Option Agreement and the consummation of the Affiliation have been duly and validly authorized by all necessary corporate action on the part of Caroline, except the approval of shareholders. This Agreement, the Plan of Share Exchange and the Caroline Option Agreement represent the legal, valid, and binding obligations of Caroline, enforceable against Caroline in accordance with their respective terms, in each case subject to (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and (iii) general principles of equity.

         (b) Neither the execution and delivery of this Agreement, the Plan of Share Exchange or the Caroline Option Agreement or the consummation of the transactions contemplated herein, nor compliance by Caroline with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of Caroline's or its Subsidiary's Articles of Incorporation or Bylaws; (ii) except as PREVIOUSLY DISCLOSED, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Caroline or of its Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Caroline or its Subsidiary.

2.3      CAPITAL STRUCTURE

         The authorized capital stock of Caroline consists of 3,000,000 shares of common stock, par value $4.00 per share. As of the date hereof, there were 389,806 shares of Caroline Common Stock issued and outstanding. All outstanding shares of Caroline Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. Except as PREVIOUSLY DISCLOSED, there are no outstanding options, warrants or other rights to subscribe for or purchase from Caroline any capital stock of Caroline or securities convertible into or exchangeable for capital stock of Caroline.

2.4      SUBSIDIARIES

         Caroline does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation or other organization other than 100% of the capital stock of its Subsidiary.

2.5      FINANCIAL STATEMENTS; MINUTE BOOKS

         The Caroline Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of Caroline and its Subsidiary as of the dates indicated and the results of operations, changes in stockholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The minute books of Caroline and its Subsidiary contain legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors). The Caroline Financial Statements shall mean (i) the consolidated statements of financial condition of Caroline and its Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996 (including related notes and schedules, if any) and (ii) the consolidated statements of financial condition of Caroline and its Subsidiary and related statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1998.

2.6      ABSENCE OF UNDISCLOSED LIABILITIES

         Neither Caroline nor its Subsidiary has incurred any liability (contingent or otherwise) that is material to Caroline on a consolidated basis or that, when combined with all similar liabilities, would be material to Caroline on a consolidated basis, except as PREVIOUSLY DISCLOSED or as disclosed in the Caroline Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent Caroline Financial Statements.

2.7      LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS

         Except as PREVIOUSLY DISCLOSED, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Caroline, threatened against Caroline or its Subsidiary, or against any property, asset, interest or right of Caroline or its Subsidiary, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the consolidated financial condition of Caroline and its Subsidiary or that are reasonably expected to threaten or impede the consummation of the Affiliation. Neither Caroline nor its Subsidiary is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Caroline or such Subsidiary. Except as PREVIOUSLY DISCLOSED, as of the date of this Agreement, neither Caroline nor its Subsidiary nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of its business or its properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as PREVIOUSLY DISCLOSED, neither Caroline nor its Subsidiary has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of Caroline, each of Caroline and its Subsidiary has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

2.8      REGULATORY APPROVALS

         Caroline knows of no reason why the regulatory approvals referred to in
Section 5.1(c) should not be obtained without the imposition of any condition of the type referred to in Section 5.1(c).

2.9      LABOR RELATIONS

         Neither Caroline nor its Subsidiary is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

2.10     TAX MATTERS

         Each of Caroline and its Subsidiary has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Caroline Financial Statements or are being contested in good faith and have been PREVIOUSLY DISCLOSED. Except to the extent that liabilities therefor are specifically reflected in the Caroline Financial Statements, there are no federal, state or local tax liabilities of Caroline or its Subsidiary other than liabilities that have arisen since December 31, 1998, all of which have been properly accrued or otherwise provided for on the books and records of Caroline. Except as PREVIOUSLY DISCLOSED, no tax return or report of Caroline or its Subsidiary is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against Caroline or its Subsidiary by any taxing authority.

2.11     PROPERTY

         Except as PREVIOUSLY DISCLOSED or reserved against in the Caroline Financial Statements, each of Caroline and its Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Caroline Financial Statements as being owned by Caroline or its Subsidiary as of the dates thereof. To the best knowledge of Caroline, all buildings, and all fixtures, equipment, and other property and assets which are material to its business, held under leases or subleases by Caroline or its Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by Caroline or its Subsidiary are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of Caroline (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

2.12     REPORTS

         Since January 1, 1995, Caroline has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Deposit Insurance Corporation ("FDIC"), and to the best knowledge of Caroline, any other governmental or regulatory authority or agency having jurisdiction over its or its Subsidiary's operations.

2.13     EMPLOYEE BENEFIT PLANS

         (1) Caroline will deliver for VCFC's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Caroline or its Subsidiary for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "Caroline Benefit Plans"). Any of the Caroline Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (3(2) of ERISA, is referred to herein as a "Caroline ERISA Plan." No Caroline Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

         (2) Except as PREVIOUSLY DISCLOSED, all Caroline Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to Caroline.

         (3) No Caroline ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

2.14     INVESTMENT SECURITIES

         Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which Caroline or its Subsidiary has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Caroline Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which Caroline or its Subsidiary has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

2.15     CERTAIN CONTRACTS

         (1) Except as PREVIOUSLY DISCLOSED, neither Caroline nor its Subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Caroline or its Subsidiary or the guarantee by Caroline or its Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between Caroline or its Subsidiary and any director of officer of Caroline or its Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between Caroline and any 5% or more shareholder of Caroline; in each case other than agreements entered into in the ordinary course of the banking business consistent with past practice.

         (2) Neither Caroline nor its Subsidiary, nor to the best knowledge of Caroline, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from Caroline in the ordinary course of its business.

         (3) Since December 31, 1998 neither Caroline nor its Subsidiary has incurred or paid any obligation or liability that would be material to Caroline, except obligations incurred or paid in connection with transactions in the ordinary course of business of Caroline consistent with its practice and, except as PREVIOUSLY DISCLOSED, from December 31, 1998 to the date hereof, neither Caroline nor its Subsidiary has taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.3 hereof.

2.16     INSURANCE

           A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of Caroline and its Subsidiary is included in its disclosure schedule and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Caroline. Neither Caroline nor its Subsidiary is in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Neither Caroline nor its Subsidiary has received notice of cancellation or non-renewal of any such policy or binder. Neither Caroline nor its Subsidiary has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. Neither Caroline nor its Subsidiary has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

2.17     ABSENCE OF MATERIAL CHANGES AND EVENTS

         Since December 31, 1998, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of Caroline or its Subsidiary, and each of Caroline and its Subsidiary has conducted its business only in the ordinary course consistent with past practice. This representation and warranty shall not be deemed to be modified by any disclosures made to VCFC or information provided to VCFC as "PREVIOUSLY DISCLOSED" in connection with this Agreement or obtained by VCFC during its due diligence investigation or otherwise in connection with this Agreement, nor shall the receipt of such disclosures or information limit the right of VCFC (i) to rely upon the representations and warranties contained herein as a condition to its obligations to effect the Affiliation as provided in Section 5.2 or (ii) to terminate this Agreement under Article 6.

2.18     LOANS, OREO AND ALLOWANCE FOR LOAN LOSSES

         (1) Except as PREVIOUSLY DISCLOSED, and except for matters which individually or in the aggregate do not materially adversely affect the Affiliation or the consolidated financial condition of Caroline and its Subsidiary, to the best knowledge of Caroline, each loan reflected as an asset in the Caroline Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the FDIC which have been made by Caroline comply therewith.

         (2) The classification on the books and records of Caroline of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, other real estate owned ("OREO") or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

         (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the Caroline Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and Caroline has not received any notice of denial of any such claim.

         (4) Caroline is in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and Caroline is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as PREVIOUSLY DISCLOSED, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of Caroline, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

         (5) Except as PREVIOUSLY DISCLOSED, all loans made by Caroline to facilitate the disposition of OREO are performing in accordance with their terms.

         (6) The allowance for possible loan losses shown on the Caroline Financial Statements was, and the allowance for possible loan losses shown on the financial statements of Caroline as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of Caroline and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Caroline.

2.19     STATEMENTS TRUE AND CORRECT

         None of the information supplied or to be supplied by Caroline for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by VCFC with the Securities and Exchange Commission (the "SEC"), the Proxy Statement/Prospectus (as defined in Section 4.2) to be mailed to every Caroline shareholder or any other document to be filed with the SEC and the SCC, the Federal Reserve Board, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to Caroline shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the Caroline Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Caroline Shareholders' Meeting.

2.20     BROKERS AND FINDERS

         Neither Caroline, nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Crestar Securities Corporation.

2.21     POOLING OF INTERESTS CONDITIONS

         To the best knowledge of Caroline, there have been no events or conditions to which it is subject that would prevent the Affiliation from being accounted for as a "pooling of interests."

2.22     ENVIRONMENTAL MATTERS

         (1) Except as PREVIOUSLY DISCLOSED, to the best knowledge of Caroline, neither Caroline nor its Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of Caroline and its Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of Caroline, the premises on which the leasehold is situated. Neither Caroline nor its Subsidiary has received any Communication alleging that either Caroline or its Subsidiary is not in such compliance and, to the best knowledge of Caroline, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

         (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on Caroline or its Subsidiary of any liability arising under any Environmental Laws pending or, to the best knowledge of Caroline, threatened against (A) Caroline or its Subsidiary, (B) any person or entity whose liability for any Environmental Claim Caroline or its Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which Caroline or its Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of either Caroline or its Subsidiary. Neither Caroline nor its Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         (3) To the best knowledge of Caroline, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on Caroline or its Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which Caroline or its Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of Caroline or its Subsidiary. Neither Caroline nor its Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         (4) With respect to all real and personal property owned or leased by Caroline or its Subsidiary, other than OREO, Caroline has made available to VCFC copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by Caroline and all real or personal property which Caroline has been or is judged to have managed or to have supervised or participated in the management of, Caroline has made available to VCFC the information relating to such OREO available to Caroline. Caroline is in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

         (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against Caroline or its Subsidiary or against any person or entity whose liability for any Environmental Claim Caroline or its Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to Caroline or its Subsidiary, or (B) orally to a senior officer of Caroline, whether from a governmental authority or a third party.

                  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iv) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

2.23     YEAR 2000

         Except as PREVIOUSLY DISCLOSED, Caroline has reviewed the areas within its business and operation which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment and operating systems will not be "Year 2000 Compliant") (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction, (ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF VCFC

         VCFC represents and warrants to Caroline as follows:

3.1      ORGANIZATION, STANDING AND POWER

         VCFC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and businesses. VCFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Caroline Option Agreement to consummate the transactions contemplated hereby. VCFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

3.2      ORGANIZATION, STANDING AND POWER OF VCFC SUBSIDIARIES

         Each subsidiary of VCFC (the "VCFC Subsidiaries" and, collectively with VCFC, the "VCFC Companies") is a duly organized corporation, validly existing and in good standing in their respective states of incorporation. Each VCFC Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on VCFC on a consolidated basis. The outstanding shares of capital stock of each of the VCFC Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by VCFC free and clear of all liens, claims and encumbrances or preemptive rights of any person.

3.3      AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) VCFC has all requisite corporate power and authority to enter into and to perform all of its obligations under this Agreement, the Plan of Share Exchange and the Caroline Option Agreement. The execution, adoption and delivery of this Agreement, the Plan of Share Exchange and the Caroline Option Agreement and the consummation of the Affiliation have been duly and validly authorized by all necessary corporate action on the part of VCFC. This Agreement, the Plan of Share Exchange and the Caroline Option Agreement represent the legal, valid, and binding obligations of VCFC, enforceable against VCFC in accordance with their respective terms, in each case subject to (a) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (b) laws relating to the safety and soundness of depository institutions and their holding companies (c) general principles of equity.

         (b) Neither the execution and delivery of this Agreement, the Plan of Share Exchange or the Caroline Option Agreement, the consummation of the transactions contemplated herein, nor compliance by VCFC with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of VCFC or any VCFC Subsidiary; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of VCFC or any VCFC Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation which would have a material adverse effect on the business, operations or financial condition of VCFC on a consolidated basis, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VCFC or any VCFC Subsidiary.

3.4      CAPITAL STRUCTURE

         The authorized capital stock of VCFC consists of: (i) 1,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 5,000,000 shares of common stock, par value $2.50 per share, of which 2,046,487 shares were issued and outstanding on September 1, 1999. All outstanding shares of VCFC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of VCFC Common Stock to be issued in exchange for shares of Caroline Common Stock upon consummation of the Affiliation will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be duly registered under the applicable federal and state securities laws.

3.5      FINANCIAL STATEMENTS

         The VCFC Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of VCFC as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The VCFC Financial Statements shall mean (i) the consolidated balance sheets of VCFC as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1998, 1997 and 1996 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of VCFC and related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1998.

3.6      MATERIAL ADVERSE CHANGE

         VCFC has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since December 31, 1998.

3.7      ABSENCE OF UNDISCLOSED LIABILITIES

         Neither VCFC nor any VCFC Subsidiary has any liability (contingent or otherwise) that is material to VCFC on a consolidated basis or that, when combined with all similar liabilities, would be material to VCFC on a consolidated basis, except as disclosed in the VCFC Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent VCFC Financial Statements.

3.8      LEGAL PROCEEDINGS; COMPLIANCE WITH LAWS

         There are no actions, suits or proceedings instituted or pending or, to the best knowledge of VCFC, threatened against any of the VCFC Companies or against any property, asset, interest or right of any of the VCFC Companies or against any officer, director or employee of any of the VCFC Companies that would, if determined adversely to VCFC or any VCFC Subsidiary, have a material adverse effect on VCFC on a consolidated basis. To the best knowledge of VCFC, the VCFC Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).

3.9      TAX MATTERS

         VCFC has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the VCFC Financial Statements or are being contested in good faith and have been PREVIOUSLY DISCLOSED. Except to the extent that liabilities therefor are specifically reflected in the VCFC Financial Statements, there are no federal, state or local tax liabilities of VCFC other than liabilities that have arisen since December 31, 1998, all of which have been properly accrued or otherwise provided for on the books and records of VCFC. Except as PREVIOUSLY Disclosed, no tax return or report of VCFC is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against VCFC by any taxing authority.

3.10     EMPLOYEE BENEFIT PLANS

         (a) All VCFC employee benefit plans are in compliance with the applicable terms of ERISA and the IRC and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to VCFC on a consolidated basis.

         (b) No VCFC employee benefit plan subject to ERISA that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

3.11     ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses reflected on the balance sheets included in the VCFC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

3.12     STATEMENTS TRUE AND CORRECT

         When the Registration Statement to be filed by VCFC with the SEC shall become effective, and at all times subsequent thereto up to and including the Caroline Shareholders' Meeting to vote upon the Affiliation, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by VCFC relating to VCFC (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.13     YEAR 2000

         Except as PREVIOUSLY DISCLOSED, VCFC has reviewed the areas within its business and operation which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment and operating systems will not be "Year 2000 Compliant") (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction, (ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

                                    ARTICLE 4
                            COVENANTS AND AGREEMENTS

4.1      INVESTIGATION AND CONFIDENTIALITY

         Caroline will keep VCFC advised of all material developments relevant to its business and to consummation of the Affiliation, and VCFC will advise Caroline of any material adverse change in its financial condition or operations and all material developments that are likely to adversely affect consummation of the Affiliation. The parties have not concluded their due diligence review of each other. Therefore, VCFC and Caroline each may make or cause to be made such further investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Affiliation, provided, however, that such investigation shall not interfere unnecessarily with normal operations. VCFC and Caroline agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

4.2      REGISTRATION STATEMENT; SHAREHOLDER APPROVAL

         (a) Caroline shall submit this Agreement and the Plan of Share Exchange to its shareholders for approval at an annual or special meeting (the "Caroline Shareholders' Meeting") to be held as soon as practicable after the Registration Statement is declared effective. The Board of Directors of Caroline shall unanimously recommend such approval, and Caroline shall take all reasonable lawful action to solicit such approval by its shareholders; provided, however, that if the Board of Directors of Caroline shall have reasonably determined in good faith (after receiving written advise from its counsel to such effect) that such recommendation is more likely than not to constitute a breach of its fiduciary duties to the shareholders of Caroline, then the Board of Directors of Caroline shall not be obligated to recommend the approval of this Agreement and Plan of Merger. Each member of the Caroline Board of Directors agrees to vote all shares of Caroline Common Stock under his control (and not held in a fiduciary capacity) in favor of the Affiliation.

         (b) VCFC and Caroline will prepare jointly the proxy statement/prospectus to be used in connection with the Caroline Shareholders' Meeting (the "Proxy Statement/Prospectus"). VCFC will prepare and file with the SEC the Registration Statement, of which such Proxy Statement/Prospectus shall be a part, and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective and at all times subsequent to such effectiveness, up to and including the date of the Caroline Shareholders' Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Caroline relating to Caroline and by VCFC relating to the VCFC Companies, will conform in all material respects with the provisions of the Securities Act of 1933 (the "Securities Act") and any other applicable statutory or regulatory requirements.

4.3      OPERATION OF THE BUSINESS OF CAROLINE

         Between the date of this Agreement and the Effective Date, Caroline agrees that it will operate its business substantially as presently operated and only in the ordinary course, and it will use its best efforts to preserve its properties, business and relationships with customers, employees and other persons having business dealings with it. Without limiting the generality of the foregoing, Caroline agrees that it will not, without the prior written consent of VCFC:

         (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except that Caroline shall not be restricted from entering into the Caroline Option Agreement or from acquiring any shares of Caroline Common Stock that secure an extension of credit made by Caroline that is in default or selling, in the ordinary course, any such re-acquired shares;

         (b) Make any changes in the composition, level of compensation or title of its officers, directors or other key management personnel other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to VCFC;

         (c) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement, except with respect to the stock options that the Caroline Savings Bank 1995 Stock Option and Incentive Plan (the "Plan") provides shall be granted to each Eligible Director (as defined in such plan) in connection with a Change in Control (as defined in the Plan) of Caroline and stock options granted to Mr. Southworth for each profitable quarter of Caroline ending subsequent to December 31, 1998 and prior to the Effective Date under the Plan and, except as provided in this Agreement, the Plan shall terminate on the Effective Date;

         (d) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

         (e) Solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Caroline or any business combination with Caroline other than as contemplated by this Agreement; (except where the failure to furnish such information or participate in such negotiations or discussions would, on the advice of counsel, constitute a breach of the fiduciary or legal obligations of Caroline's Board of Directors to its shareholders); or authorize or permit any officer, director, agent or affiliate of Caroline to do any of the above; or fail to notify VCFC immediately if any such inquiries or proposals are received by Caroline;

         (f) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law;

         (g) Alter, amend or repeal its Bylaws or Articles of Incorporation;

         (h) Propose or take any other action which would make anyrepresentation or warranty in Article 2 hereof untrue; or

         (i) Pay any dividends on its capital stock.

4.4      OPERATION OF THE BUSINESS OF VCFC

         VCFC agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by Caroline, during the period from the date hereof to the Effective Date, VCFC will cause each of the VCFC Subsidiaries to conduct their respective operations only in the ordinary and usual course of business consistent with past practice.

4.5      REGULATORY FILINGS

         VCFC and Caroline shall use their best efforts to prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Affiliation. VCFC shall use its best efforts to obtain prompt approval of each required application.

4.6      PUBLIC ANNOUNCEMENTS

         Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Affiliation and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

4.7      ACCOUNTING TREATMENT

         VCFC and Caroline shall each use their best efforts to ensure that the Affiliation qualifies for pooling-of-interests accounting treatment. VCFC is aware of no reason why the Affiliation may not be accounted for as a pooling-of-interests.

4.8      AFFILIATES

         Caroline shall identify those persons who may be deemed to be "affiliates" of Caroline within the meaning of Rule 145 promulgated under the Securities Act. Caroline shall cause each person so identified to deliver to VCFC at least 30 days prior to the Effective Date a written agreement providing that such person will not dispose of VCFC Common Stock received in the Affiliation, except in a manner that (i) complies with the Securities Act and the rules and regulations promulgated thereunder, and (ii) is consistent with the qualification of the transactions contemplated hereby for pooling of interests accounting treatment.

4.9      BENEFIT PLANS; EMPLOYMENT AGREEMENT

         (a) By January 1, 2000 employees of Caroline shall be entitled to participate in the VCFC pension, health and welfare benefit and similar plans on the same terms and conditions as employees of the VCFC Companies, giving effect to years of service for purposes of eligibility to participate, eligibility for benefits, and vesting (but not benefit accrual) with Caroline as if such service were with VCFC. As of the Effective Date, VCFC will assume and honor the terms of all non-qualified deferred compensation plans of Caroline.

         (b) VCFC and Caroline shall enter into an employment and consultation agreement, effective as of the Effective Date, with Mr. Southworth in the form provided in Exhibit B hereto.

4.10     INDEMNIFICATION

         VCFC agrees that following the Effective Date, it shall indemnify, defend and hold harmless any person who has rights to indemnification from Caroline, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and Caroline's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, VCFC shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between VCFC and the indemnified party. VCFC shall use its reasonable best efforts to maintain Caroline's existing directors' and officers' liability policy, or some other policy, including VCFC's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of Caroline for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof.

4.11     STOCK OPTION AGREEMENT

         Caroline shall grant VCFC an option to acquire such number of shares of Caroline Common Stock that would equate to 19.9% of the issued and outstanding Caroline Common Stock, all in accordance with the Caroline Option Agreement.

                                    ARTICLE 5
                         CONDITIONS TO THE AFFILIATION

5.1      GENERAL CONDITIONS

         The respective obligations of each of VCFC and Caroline to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

         (a) CORPORATE ACTION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of Caroline.

         (b) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order of the SEC or any state securities commissioner.

         (c) REGULATORY APPROVALS. VCFC and Caroline shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of VCFC or Caroline, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Affiliation inadvisable or unduly burdensome.

         (d) TAX OPINION. VCFC and Caroline shall have received an opinion of VCFC's counsel in form and substance satisfactory to VCFC and Caroline to the effect that the Affiliation will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Caroline to the extent they receive VCFC Common Stock solely in exchange for their Caroline Common Stock in the Affiliation.

         (e) OPINIONS OF COUNSEL. Caroline shall have delivered to VCFC and VCFC shall have delivered to Caroline opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

         (f) LEGAL PROCEEDINGS. Neither VCFC nor Caroline shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Affiliation.

5.2      CONDITIONS TO OBLIGATIONS OF VCFC

         The obligations of VCFC to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Caroline set forth in Article 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise expressly contemplated by this Agreement or consented to in writing by VCFC.

         (b) PERFORMANCE OF OBLIGATIONS. Caroline shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

         (c) OFFICERS' CERTIFICATE. Caroline shall have delivered to VCFC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

         (d) AFFILIATE LETTERS. VCFC shall have received the written agreements from the affiliates as specified in Section 4.8 hereof.

         (e) ACCOUNTANTS' LETTER. VCFC shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to VCFC, that the Affiliation will qualify for pooling-of-interests accounting treatment; provided, however, that such letter shall not be a condition to the consummation of the Affiliation if VCFC takes any action which would prevent the Affiliation from qualifying for pooling-of-interests accounting treatment.

5.3      CONDITIONS TO OBLIGATIONS OF CAROLINE

         The obligations of Caroline to effect the Affiliation shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of VCFC set forth in Article 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise expressly contemplated by this Agreement or consented to in writing by Caroline.

         (b) PERFORMANCE OF OBLIGATIONS. VCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

         (c) OFFICERS' CERTIFICATE. VCFC shall have delivered to Caroline a certificate, dated the Effective Date and signed by its President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.3(a) and 5.3(b) have been satisfied.

         (d) INVESTMENT BANKING LETTER. Caroline shall have received an updated fairness opinion from Crestar Financial Corporation, financial advisor to Caroline, addressed to Caroline and dated on or about the date the Proxy Statement/Prospectus is mailed to shareholders of Caroline, to the effect that the terms of the Affiliation are fair to the shareholders of Caroline from a financial standpoint.

                                    ARTICLE 6
                                  TERMINATION

6.1      TERMINATION

         This Agreement and the Plan of Share Exchange may be terminated at any time before the Effective Date, whether before or after approval thereof by the shareholders of Caroline, as provided below:

         (a) MUTUAL CONSENT. By mutual consent of the parties, evidenced by their written agreement.

         (b) CLOSING DELAY. At the election of either party, evidenced by written notice, if the Closing shall not have occurred on or before July 31, 2000, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

         (c) CONDITIONS TO VCFC PERFORMANCE NOT MET. By VCFC upon delivery of written notice of termination to Caroline if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of VCFC to effect the Affiliation set forth in Sections 5.1 and 5.2, and such noncompliance is not waived by VCFC.

         (d) AS A RESULT OF DUE DILIGENCE. By VCFC at any time prior to the close of business on October 15, 1999 in writing, by VCFC determines in its sole good faith judgment, through review of information disclosed by Caroline or its own due diligence investigation, (i) that the financial condition, results of operations, business or business prospects of Caroline are materially adversely different from VCFC's reasonable expectations with respect thereto on the date of execution of this Agreement or (ii) that such information constitutes a material breach of a representation or warranty of Caroline as set forth in
Article 2 hereof, except for the fact that such information has been Previously Disclosed; provided that VCFC shall inform Caroline upon such termination as to the reasons for VCFC's determination. The fact that Caroline has disclosed information shall not prevent VCFC from terminating this Agreement pursuant to this Section 6.1(d) on account of such information.

         (e) AS A RESULT OF DUE DILIGENCE BY CAROLINE. By Caroline at any time prior to the close of business on October 15, 1999 in writing, if Caroline determines in its sole good faith judgment, through review of information disclosed by VCFC or its own due diligence investigation, that the financial condition, results of operations, business or business prospects of VCFC (as such condition, results, business or prospects may affect the market price of VCFC Common Stock) are materially different from Caroline's reasonable expectations with respect thereto on the date of execution of this Agreement; provided that Caroline shall inform VCFC upon such termination as to the reasons for Caroline's determination. The fact that VCFC has disclosed information shall not prevent Caroline from terminating this Agreement pursuant to this Section 6.1(e) on account of such information.

         (f) CONDITIONS TO CAROLINE PERFORMANCE NOT MET. By Caroline upon delivery of written notice of termination to VCFC if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Caroline to effect the Affiliation set forth in Sections
5.1 and 5.3, and such noncompliance is not waived by Caroline.

6.2      EFFECT OF TERMINATION

         In the event this Agreement is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Share Exchange shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 4.1, 4.6 and 6.4, respectively, shall survive any such termination and (ii) a termination pursuant to 6.1(c) or 6.1(f) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination.

6.3      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Agreement and the Plan of Share Exchange shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

6.4      EXPENSES

         (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that VCFC agrees to bear and pay the cost of printing and mailing the Proxy Statement/Prospectus.

         (b) Notwithstanding the provisions of Section 6.4(a) hereof, if for any reason the Affiliation is not approved by Caroline's shareholders at the Caroline Shareholders' Meeting or any adjournment thereof, Caroline shall reimburse VCFC for one-half of all reasonable out-of-pocket expenses incurred by VCFC in connection with the transactions contemplated by this Agreement, provided that the maximum amount that Caroline shall be responsible to VCFC for under this Section 6.4(b) shall be limited to $25,000.

         (c) If this Agreement is terminated by VCFC or Caroline because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party of all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement.

         (d) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty days after the termination of this Agreement.

                                    ARTICLE 7
                               GENERAL PROVISIONS

7.1      ENTIRE AGREEMENT

         This Agreement contains the entire agreement among VCFC and Caroline with respect to the Affiliation and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

7.2      BINDING EFFECT; NO THIRD PARTY RIGHTS

         This Agreement shall bind VCFC and Caroline and their respective successors and assigns. Other than Section 4.10, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

7.3      WAIVER AND AMENDMENT

         Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the Caroline Shareholders' Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

7.4      GOVERNING LAW

         Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

7.5      NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                  If to VCFC:

                  O. R. Barham, Jr.
                  Virginia Commonwealth Financial Corporation
                  P. O. Box 71
                  Culpeper, Virginia  22701

                  Copy to:

                  Fred W. Palmore, III
                  Mays & Valentine, L.L.P.
                  P. O. Box 1122
                  Richmond, Virginia  23218-1122

                  If to Caroline:

                  William R. Southworth
                  Caroline Savings Bank
                  P. O. Box 860
                  Bowling Green, Virginia  22427

                  Copy to:

                  George P. Whitley
                  LeClair Ryan
                  707 East Main Street, 11th Floor
                  Richmond, VA  23219

7.6      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

7.7      SEVERABILITY

         In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

                                   VIRGINIA COMMONWEALTH
                                   FINANCIAL CORPORATION
                                   Culpeper, Virginia


                                   By:____________________________________
                                      O. R. Barham, Jr.
                                      President


                                   By:____________________________________
                                      William B. Young
                                      Chairman and Chief Executive Officer


                                   CAROLINE SAVINGS BANK
                                   Bowling Green, Virginia


                                   By:____________________________________
                                      William R. Southworth
                                      President


                                   By:____________________________________
                                      James S. Day, Jr.
                                      Chairman

                              CAROLINE SAVINGS BANK
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of Caroline Savings Bank agrees to be bound by his personal obligations as provided in
Section 4.2 and 4.3(e) of the Agreement and Plan of Reorganization.



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                                                                EXHIBIT A
                                                                To the Agreement
                                                                and Plan of
                                                                Reorganization

                             PLAN OF SHARE EXCHANGE
                                     BETWEEN
                              CAROLINE SAVINGS BANK
                                       AND
                   VIRGINIA COMMONWEALTH FINANCIAL CORPORATION

         Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), Caroline Savings Bank, a Virginia savings bank ("Caroline"), shall become a wholly-owned subsidiary of Virginia Commonwealth Financial Corporation, a Virginia corporation and registered financial institution holding company ("VCFC"), pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act.

                                    ARTICLE I

                           TERMS OF THE SHARE EXCHANGE

1.1      THE SHARE EXCHANGE

         Subject to the terms and conditions of the Agreement and Plan of Reorganization between VCFC and Caroline (the "Agreement"), at the Effective Date, Caroline shall become a wholly-owned subsidiary of VCFC through the exchange of each outstanding share of common stock of Caroline for shares of the common stock of VCFC in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a statutory share exchange under Section 13.1-717 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Effective Date, the Share Exchange shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

1.2      ARTICLES OF INCORPORATION AND BYLAWS

         The Articles of Incorporation and Bylaws of VCFC and Caroline in effect immediately prior to the consummation of the Share Exchange shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE II
                           MANNER OF CONVERTING SHARES

2.1      CONVERSION OF SHARES

         Upon and by reason of the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission, no cash, except as set forth in Section 2.3 below, shall be allocated to the shareholders of Caroline and stock shall be issued and allocated as follows:

         (a) Each share of common stock, par value $4.00 per share, of Caroline ("Caroline Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, be automatically exchanged for .7959 shares of VCFC Common Stock, plus cash for fractional shares. The ratio of shares of VCFC Common Stock that will be exchanged for each outstanding share of Caroline Common Stock shall be referred to herein as the "Exchange Ratio." Each holder of a certificate representing any shares of Caroline Common Stock upon the surrender of his Caroline stock certificates to VCFC, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of VCFC Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of Caroline Common Stock shall have the right to receive the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with
Section 2.2. In the event VCFC changes the number of shares of VCFC Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding VCFC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         (b) Shares of Caroline Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by VCFC.

         (c) From and after the Effective Date, all employee and director stock options to purchase shares of Caroline Common Stock (each, a "Caroline Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of VCFC Common Stock, and VCFC shall assume each such Caroline Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such Caroline Stock Option assumed by VCFC may be exercised solely to purchase shares of VCFC Common Stock, (ii) the number of shares of VCFC Common Stock purchasable upon exercise of such Caroline Stock Option shall be equal to the number of shares of Caroline Common Stock that were purchasable under such Caroline Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such Caroline Stock Option shall be adjusted by dividing the per share exercise price of each such Caroline Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Caroline Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to VCFC Common Stock on or subsequent to the Effective Date.

2.2      MANNER OF EXCHANGE

         As promptly as practicable after the Effective Date, VCFC shall cause Registrar and Transfer Company, acting as the exchange agent ("Exchange Agent") to send to each former stockholder of record of Caroline immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates of Caroline Common Stock (other than shares held by stockholders who perfect their dissenters' rights as provided under Section 2.5 hereof) for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a Caroline shareholder shall be entitled to receive in exchange for such stockholder's shares of Caroline Common Stock, and any dividends paid on any shares of VCFC Common Stock, that such stockholder shall be entitled to receive prior to the delivery to the Exchange Agent of such stockholder's certificates representing all of such stockholder's shares of Caroline Common Stock will be delivered to such stockholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to VCFC and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

2.3      NO FRACTIONAL SHARES

         No certificates or scrip for fractional shares of VCFC Common Stock will be issued. In lieu thereof, VCFC will pay the value of such fractional shares in cash on the basis of the Closing Price and the Exchange Ratio.

2.4      DIVIDENDS

         No dividend or other distribution payable to the holders of record of VCFC Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of Caroline Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Share Exchange, promptly after which time all such dividends or distributions shall be paid (without interest).

2.5      RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders of Caroline who object to the Share Exchange will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                   ARTICLE III
                           MODIFICATION - TERMINATION

         This Plan of Share Exchange may be amended, modified or terminated at any time prior to the Effective Date by the parties hereto as provided in the Agreement between the parties.

                                                                Exhibit A


                             STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT, dated as of September 15, 1999 (the "Option Agreement"), by and between CAROLINE SAVINGS BANK, a Virginia savings bank, ("Caroline"), and VIRGINIA COMMONWEALTH FINANCIAL CORPORATION, a Virginia corporation ("VCFC").

                                   WITNESSETH

          WHEREAS, the Boards of Directors of the parties hereto approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Plan of Share Exchange, dated as of the date hereof (together referred to herein as the "Reorganization Agreements"), providing for the affiliation of Caroline with VCFC; and

         WHEREAS, as a condition to and as consideration for VCFC's entry into the Reorganization Agreement and to induce such entry, Caroline has agreed to grant to VCFC the option set forth herein to acquire authorized but unissued shares of common stock of Caroline ("Caroline Common Stock");

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS

         Capitalized terms defined in the Reorganization Agreements and used herein shall have the same meanings as in the Reorganization Agreements.

2. GRANT OF OPTION

         Subject to the terms and conditions set forth herein, Caroline hereby grants to VCFC an option (the "Option") to acquire up to 77,571 shares of Caroline Common Stock at a price of $20.00 per share (the "Exercise Price") in exchange for the consideration provided in Section 4 hereof; provided, however, that in the event Caroline issues or agrees to issue any shares of Caroline Common Stock (other than as permitted under the Reorganization Agreements) at a price less than $20.00 per share (as adjusted pursuant to Section 6 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of Caroline Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of Caroline Common Stock, before giving effect to the exercise of the Option. The number of shares of Caroline Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

3. EXERCISE OF OPTION

         (a) Subject to compliance with applicable law and regulation, VCFC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

         (b) Caroline shall notify VCFC promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

         (c) In the event that VCFC wishes to exercise the Option, it shall send Caroline a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, VCFC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Date of the Reorganization;
(ii) upon termination of the Reorganization Agreement in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by Caroline of a Specified Covenant (as defined below) or (B) the failure of Caroline to obtain shareholder approval of the Reorganization Agreement by the vote required under applicable law (but in no event less than approval by 66.67% of all outstanding shares of each class of stock), in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Reorganization Agreements based upon a material breach by Caroline of a Specified Covenant or the failure of Caroline to obtain shareholder approval of the Reorganization Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event. (but in no event less than approval by 66.67% of all outstanding shares of each class of stock)

         (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (1) Caroline, without having received VCFC's prior written consent, shall have entered into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with Caroline, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of Caroline or (iii) purchase or otherwise acquire securities representing 10% or more of the voting power of Caroline;

                  (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Caroline Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder); or

                  (3) any person shall have made a bona fide proposal to Caroline by public announcement or written communication that is or becomes the subject of public disclosure to acquire Caroline by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Caroline vote not to approve the Reorganization Agreements.

         (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Reorganization Agreements.

4. PAYMENT AND DELIVERY OF CERTIFICATES

         (a) At the Closing Date, VCFC shall tender certified funds to Caroline in amount equal to the aggregate Exercise Price for the number of shares with respect to which VCFC is exercising the Option.

         (b) At such closing, Caroline shall deliver to VCFC a certificate or certificates representing the number of shares of Caroline Common Stock exchanged for the Exercise Price, and VCFC shall deliver to Caroline a letter agreeing that VCFC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (c) Certificates for Caroline Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                           "The transfer of the shares represented by this
                  Certificate is subject to certain provisions of an agreement between the registered holder hereof and Caroline Savings Bank.

5. REPRESENTATIONS

         Caroline hereby represents, warrants and covenants to VCFC as follows:

         (a) Caroline shall at all times maintain sufficient authorized but unissued shares of Caroline Common Stock so that the Option may be exercised without authorization of additional shares of Caroline Common Stock.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION

         In the event of any change in Caroline Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Caroline Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Caroline Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Caroline Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Caroline to breach any provision of the Reorganization Agreements.

7. SEVERABILITY

         If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Caroline Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Caroline to allow the holder to acquire or to require Caroline to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

8. MISCELLANEOUS

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that VCFC may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries.

         (d) Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 7.5 of the Reorganization Agreement.

         (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                               VIRGINIA COMMONWEALTH
                               FINANCIAL CORPORATION
                                 Culpeper, Virginia


                               By:
                                   _________________________________
                                        O. R. Barham, Jr.
                                        President


                               By: _________________________________
                                        William B. Young
                                        Chairman and Chief Executive Officer


                               CAROLINE SAVINGS BANK
                                 Bowling Green, Virginia


                               By:
                                   _________________________________
                                        William R. Southworth
                                        President

                                               EXHIBIT B
                                               To the Agreement and Plan of
                                               Reorganization



                      EMPLOYMENT AND CONSULTATION AGREEMENT
                      -------------------------------------

                  THIS EMPLOYMENT AND CONSULTATION AGREEMENT, dated as of this ____ day of ________, 1999, by and among Virginia Commonwealth Financial Corporation, Culpeper, Virginia ("VCFC"), Caroline Savings Bank, Bowling Green, Virginia (the "Bank") and William R. Southworth (the "Executive").

                  The Executive is currently President and Chief Executive Officer of the Bank. The Bank has entered into an Agreement and Plan of Reorganization (the "Agreement") with VCFC pursuant to which, on the Effective Date (as defined in the Agreement), the Bank will become a wholly-owned subsidiary of VCFC (the "Affiliation"). The Bank and VCFC desire to continue to employ the Executive as President and Chief Executive Officer of the Bank and to provide for his services as a consultant under the terms described herein.

                  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

                  1. Effective Date and Termination of Existing Employment Agreement. This Agreement shall not become effective unless the "Closing" (as defined in the Agreement) occurs and will take effect on the Effective Date. The Executive agrees the existing Employment Agreement between the Bank and the Executive, dated December 15, 1998 (the "Existing Employment Agreement"), shall terminate at the same time as this Agreement becomes effective, and he shall thereafter have no benefits, rights, duties or obligations under the Existing Employment Agreement and this Agreement shall govern his employment by the Bank.

                  2. Employment and Duties as President and Chief Executive Officer. On the "Effective Date," the Executive agrees to accept and perform the managerial duties and responsibilities of President and Chief Executive Officer of the Bank, and agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be assigned him by the Board of Directors of the Bank or its designees. As President and Chief Executive Officer, the Executive shall have general supervision over, responsibility for and control over the other officers, agents and employees of the Bank and its subsidiaries, shall have the authority to hire and discharge all employees of the Bank and its subsidiaries other than any employee or officer whom the Board directs to be employed pursuant to a contract with a term restricting such authority (after notifying the Executive and providing him an opportunity to comment) and other than the employee in charge of the internal auditing function for the Bank or any subsidiary (the "internal auditor"). Also, the Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the banking business or where service to which would generate good will for the Bank and its subsidiaries.

                  3. Term. The term of employment of the Executive as President and Chief Executive Officer of the Bank under Section 2 of this Agreement shall be deemed to have commenced on the Effective Date and shall continue through and terminate on June 30, 2001, unless earlier terminated as hereinafter provided. The Executive also agrees to resign from the Board of Directors of the Bank and VCFC if he is not employed as President and Chief Executive Officer and in any event effective June 30, 2001. Beginning on July 1, 2001 and continuing through and terminating on June 30, 2002, the Executive shall be employed by the Bank as a consultant reporting directly to the Chairman and President of VCFC.

                  4. Salary. The Bank shall pay the Executive an annual base salary of not less than $85,000 while he is serving as President and Chief Executive Officer of the Bank and an annual base salary of not less than $50,000 while he is serving as a consultant. Such base salaries shall be paid to the Executive in accordance with established payroll practices of the Bank. During the term of this Agreement, the Executive may be entitled to receive annual cash bonus payments in such amounts and at such times as may be determined by the Board of Directors of the Bank and VCFC.

                  5. Benefits.
                     --------

                    (a) During the term of this Agreement, the Executive shall be eligible for participation in any plans, programs or benefits that the Bank provides to the class of employees that includes the Executive after the Affiliation, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, vacation and sick leave, and profit sharing and 401(k) plans.

                    (b) VCFC has a stock option plan, and the Executive shall be eligible to participate to the extent and in the manner provided by the Board of Directors of VCFC or a duly authorized committee thereof.

                    (c) The Executive shall be entitled to five weeks paid vacation annually in accordance with standard bank practices in effect from time to time.

                    (d) The Bank and VCFC will provide at their sole cost health insurance coverage for the Executive following his retirement at age 65 or his cessation of employment before age 65 due to Disability (as defined in Section
7). This coverage shall continue in effect for the life of the Executive and in no event will such health insurance coverage provide the Executive with benefits that are less favorable, in the aggregate, than the health insurance coverage to which he is entitled from the Bank upon consummation of the Affiliation, provided that such benefits may be reduced by any Medicare coverage available to Executive. If participation in any one or more of health insurance plans is not possible under the terms of such plan or any provision of law would create an adverse tax effect for the Executive or VCFC due to such participation, VCFC will provide substantially identical benefits directly or through a separate insurance arrangement.

                  6. Reimbursement of Expenses. While the Executive is President and Chief Executive Officer of the Bank, the Bank shall promptly reimburse the Executive, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions. However, the Bank and VCFC reserve the right to review these expenses periodically and determine, in its sole discretion, whether future reimbursement of such expenses to the Executive will continue without prior Board approval of the expenses.

                  7. Termination of Employment.
                     --------------------------

                    (a) Death or Disability. The Executive's employment under this Agreement shall terminate automatically upon the Executive's death. In the event of termination due to death of the Executive, his survivors, designees or estate shall continue to receive, in addition to all other benefits accruing upon death, the value of his full compensation package described in Section 4 hereof for the remainder of the term described in Section 3 hereof as well as the supplemental retirement benefits described in Section 9 hereof. If the Bank determines that the Disability, as hereinafter defined, of the Executive has occurred, it may terminate the Executive's employment and this Agreement upon thirty (30) days' written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties. "Disability" shall mean the absence of the Executive from his assigned duties with the Bank on a full-time basis as a result of incapacity due to mental or physical illness or disability as determined by a physician selected by the Bank for the greater of ninety (90) consecutive calendar days or the longest waiting period under any long term disability insurance contract or program provided to him as an employee.

                    (b) Termination by Bank With or Without Cause. The Bank may terminate the Executive's employment during the term of this Agreement, with or without cause. For purposes of this Agreement, "cause" shall mean:

                      (i) willful misconduct of the Executive in connection with the performance of his duties which does or will result in material harm to the Bank;

                      (ii) misappropriation of funds or property of the Bank by the Executive;

                      (iii) disloyalty or dishonesty;

                      (iv) the willful failure of the Executive to perform any of the duties and responsibilities required by his job (other than by reason of Disability); or

                      (v) the Executive's conviction of a felony or misdemeanor involving moral turpitude.

                    (c) Termination by Executive for Good Reason. During the time that he is serving as President and Chief Executive Officer of the Bank, the Executive may terminate his employment for Good Reason. For purpose of this Agreement, "Good Reason" shall mean:

                      (i) the continued assignment to the Executive of duties inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by Section 2 hereof;

                      (ii) any action taken by the Bank which results in a substantial reduction in the status of the Executive, including a diminution in his position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive;

                      (iii) the relocation of the Executive to any other primary place of employment which might require him to move his residence which, for this purpose, includes any reassignment to a place of employment located more than 50 miles from the Executive's initially assigned place of employment, without the Executive's express written consent to such relocation; or

                      (iv) any failure by the Bank to comply substantially with the provisions of Sections 4 and 5 hereof, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Executive.

Notwithstanding the above, "Good Reason" shall not include the removal of the Executive as an officer of any subsidiary of the Bank in order that he might concentrate his efforts on the Bank.

                    (d) Termination by Resignation. Except as contained in any other written agreement or amendment of this Agreement, if the Executive resigns or voluntarily leaves the employment of the Bank, the Bank's obligations to the Executive under this Agreement shall terminate, and the Bank shall have no further liability to the Executive hereunder after the effective date of such resignation except that the Executive shall not be denied any benefits due to him under any plan subject to the provisions of ERISA or a plan under which he has a vested interest.

                    (e) Disability. If payments under a long term disability policy or plan shall cease due to discontinuance of the plan for failure for any reason of the provider of such policy to continue to make payments, the Bank will provide the benefits to Executive in accordance with the terms of such policy or plan as if it were still in full force and effect; provided, however, that in no event will the Bank be obligated to pay such benefits beyond the end of the month in which Executive reaches age 65.

                  8. Obligations of the Bank Upon Termination.
                     ----------------------------------------

                    (a) Without Cause; Good Reason. Except as set forth in Sections 8(b) and 8(c) below, if during the term of this Agreement, the Bank shall terminate the Executive's employment without Cause or the Executive shall terminate employment as President and Chief Executive Officer of the Bank for Good Reason, the Bank will pay to the Executive in a lump sum within thirty (30) days after the termination of employment the sum of (i) the Executive's annual base salary through the date of termination to the extent not theretofore paid and (ii) the balance of the Executive's annual base salaries that would have been paid to him as either President and Chief Executive Officer or as a consultant under Section 4 hereof through June 30, 2002. In addition, the Bank shall maintain in full force and effect for the Executive's continued benefit until June 30, 2002 all health and insurance plans as apply to him and/or his family, and provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. The Executive shall also be entitled to the post-retirement health insurance benefits provided under Section 5(d). If the Bank reasonably determines that maintaining such health and insurance plans in full force and effect for the benefit of the Executive for such period of time is not feasible, the Bank shall pay the Executive a lump sum equal to the cost to the Executive of maintaining such plans for such period of time.

                    (b) Death or Disability. If the Executive's employment is terminated by reason of death or disability in accordance with Section 7(a) hereof, this Agreement shall terminate without further obligation to the Executive or his legal representatives under this Agreement, except as otherwise specified in Sections 7(a) and 9 and, in the case of the Executive's Disability prior to reaching retirement, Section 5(d).

                    (c) Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause, this Agreement shall terminate without further obligation to the Executive other than to pay to the Executive his annual base salary through the date of termination. If the Executive terminates his employment other than for Good Reason, this Agreement shall terminate without further obligation to the Executive.

                  9. Supplemental Retirement Payments. VCFC agrees to supplement the retirement benefits that the Executive is entitled to receive upon his normal retirement at age 65 by paying to the Executive, at the Executive's option, either annual payments of $20,000 per year for 5 years or annual payments of $10,000 a year for 10 years, commencing at the Executive's retirement at age 65. These supplemental retirement payments will be made to the Executive or, in the event of his death, to his designated beneficiary which, absent a written designation of a beneficiary by the Executive received by the Bank prior to the Executive's death, shall be his wife if she survives him or otherwise shall be his estate. If the Executive dies while employed by the Bank prior to age 65, a death benefit of, at the Executive's beneficiary's option, either annual payments of $20,000 per year for 5 years or annual payments of $10,000 a year for 10 years commencing within three months following the Executive's death shall be paid to the Executive's beneficiary in lieu of such supplemental retirement benefits.

                  10. Confidentiality. The Executive recognizes that as an employee of the Bank he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Bank. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Bank or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never reveal any such confidential information, either directly or indirectly, to any third party except as may be authorized in writing specifically by the Bank.

                  11. Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

                  12. Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

                  13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

                  14. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

                  15. Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

                  16. Binding Effect. This Agreement shall be binding upon VCFC, the Executive and on the Bank, their successors and assigns. VCFC and the Bank will require any successor to all or substantially all of their respective business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that VCFC or the Bank would be required to perform it if no such succession had taken place.

                  17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

                                                VIRGINIA COMMONWEALTH
                                                FINANCIAL CORPORATION


                                                By
                                                   ---------------------------
                                                Its
                                                   ---------------------------

                                                102 South Main Street
                                                Culpeper, Virginia 22701


                                                CAROLINE SAVINGS BANK


                                                By
                                                   ---------------------------
                                                Its
                                                   ---------------------------

                                                268 North Main Street
                                                Bowling Green, Virginia 22427


                                                ------------------------------
                                                WILLIAM R. SOUTHWORTH

                                                Address:

                                                ------------------------------
                                                ------------------------------

                                                                      Appendix B


                              CAROLINE SAVINGS BANK

                                     10-KSB

                                 FORM 10-KSB/A

                    ANNUAL REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended DECEMBER 31, 1998

                             CAROLINE SAVINGS BANK
                             ---------------------
             (Exact Name of Registrant as Specified in its Charter)

      VIRGINIA                                        54-0918835
      --------                                        ----------
(State of Incorporation)                         (IRS Employer ID No.)

268 NORTH MAIN STREET, BOWLING GREEN, VIRGINIA                      22427
----------------------------------------------                      -----
     (Address of Principal Office)                               (Zip Code)

Registrant's telephone number, including area code           (804) 633-9883
                                                             --------------

Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK - $4.00 PAR VALUE
                         ------------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                      ---   ---
                           --------------------------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy of information statements incorporated by reference in Part III of this Form 10-KSB. [ ]

Issuer's revenues for the most recent fiscal year were $3,884,856.

Estimated aggregate market value of the voting stock held by nonaffiliates of the registrant at March 15, 1999 was $7,788,480.

Number of shares of Common Stock outstanding as of March 15, 1999 was 370,880.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Annual Report to Stockholders for the year ended December 31, 1998 are incorporated by reference in Part II and Part III of this Report.

     Portions of the proxy statement relating to the 1999 Annual Meeting of Stockholders are incorporated by reference in Part II and III of this Report.

ITEM 13. EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K
        -------------------------------------------------------

(a)   1. FINANCIAL STATEMENTS
      The following information is included in the Bank's 1998 Annual Report, which information is incorporated herein by reference:

      Consolidated Statements of Financial Condition at December 31, 1998 and 1997 (Previously Filed)

      Consolidated Statement of Income for years ended December 31, 1998 and 1997 (Previously Filed)

      Consolidated Statements of Stockholder's Equity for years ended December 31, 1998 and 1997 (Previously Filed)

      Consolidated Statements of Cash Flows for years ended December 31, 1998 and 1997 (Previously Filed)

      Notes to Financial Statements (Previously Filed)

      Independent Auditor's Report - 1998 (Previously Filed)

      Independent Auditor's Report - 1997 (Included Herein)


      2. EXHIBITS (Previously Filed)

      Exhibit No.       Description
      -----------       -----------
         3.1            Articles of incorporation
         3.2            By-laws to the articles of incorporation
        10.2            1995 Stock Incentive Plan
        13              1998 Annual Report filed herewith
        22              Proxy Statement for the April 27, 1999 Annual Meeting of
                        Stockholders filed herewith

(b)   REPORTS ON FORM 8-K

      None

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAROLINE SAVINGS BANK

By:

/s/ W.R. Southworth
--------------------
W.R. Southworth
President, CEO & Director

By:

/s/ Janet L. Moss
--------------------
Janet L. Moss
Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

    Signature                     Title                             Date
    ---------                     -----                             ----

                               Director
----------------------                                            -------
Wayne V. Allen

/s/ Wilson M. Blatt            Director                           4/27/99
----------------------                                            -------
Wilson M. Blatt

/s/ Page Butler                Director                           4/20/99
----------------------                                            -------
Page Butler

                               Director
----------------------                                            -------
John F. Davis

/s/ James S. Day, Jr.          Chairman of the Board              4/21/99
----------------------                                            -------
James S. Day, Jr.

/s/ Clyde Flagg                Director                           4/21/99
----------------------                                            -------
Clyde Flagg

                               Director
----------------------                                            -------
Harold Gardner

/s/ Arthur J. Martin           Director                           4/20/99
----------------------                                            -------
Arthur J. Martin

/s/ W. R. Southworth           President, Chief Executive         4/21/99
----------------------         Officer, and Director              -------
W. R. Southworth

/s/ J. Kemp Smith              Executive Vice-President           4/21/99
----------------------         and Director                       -------
J. Kemp Smith

[CHERRY, BEKAERT & HOLLAND LOGO APPEARS HERE]


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
and Stockholders
Caroline Savings Bank
Bowling Green, Virginia


We have audited the accompanying consolidated balance sheet of Caroline Savings Bank and subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements identified above present fairly, in all material respects, the financial position of Caroline Savings Bank and subsidiary as of December 31, 1997 and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ CHERRY, BEKAERT & HOLLAND, L.L.P.
-------------------------------------

Cherry, Bekaert & Holland, L.L.P.
Richmond, Virginia
January 22, 1998

                          (Logo) Caroline Savings Bank
        Post Office Box 860, Bowling Green, VA 22427, Tel: 804-633-9883,
                    Fax: 804-633-6209, 268 North Main Street

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD TUESDAY, April 27, 1999

        The Annual Meeting of Stockholders of Caroline Savings Bank will be held on April 27, 1999, at 6:00 p.m. in the Auditorium of the Caroline High School on VA Route 207, Milford, Virginia for the following purposes:

        1. To elect three directors for a three-year term.

        2. To ratify the appointment of McGladrey & Pullen, L.L.P., Certified Public Accountants, as the Bank's independent auditors for the fiscal year ending December 31, 1999.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on February 12, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

        Immediately following the Annual Meeting of Stockholders, dinner will be served to stockholders in the cafeteria of Caroline High School. Please indicate on the enclosed proxy if you will attend the meeting so we can make dinner preparations.

                                           By Order of the Board of Directors
                                           /s/ William R. Southworth
                                           William R. Southworth
                                           President and Chief Executive Officer

March 30, 1999

Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

                             CAROLINE SAVINGS BANK

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 27, 1999

GENERAL

        The enclosed proxy is solicited by the Board of Directors of Caroline Savings Bank (the "Bank") for the Annual Meeting of Stockholders ("Annual Meeting") of the Bank to be held Tuesday, April 27, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders or any adjournment or adjournments thereof. Stockholders may revoke proxies at any time prior to their exercise by written notice to the bank, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

        The Bank will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally by telephone or telegraph, by directors, officers and employees of the Bank. The Bank may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the stock.

        The approximate mailing date of this Proxy Statement ("Proxy Statement") and the accompanying proxy is March 30, 1999.

VOTING RIGHTS

        Only those stockholders of record at the close of business on February 12, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of Common Stock of the Bank outstanding and entitled to vote as of the record date was 370,303. A majority of the shares outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

        With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast will be elected directors; therefore, votes withheld will have no effect. Generally, in other matters including the ratification of auditors, an affirmative vote of a majority of the shares present and entitled to vote is required for passage. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. With respect to such other matters, abstentions are counted in the tabulation of the votes cast on such other proposals presented to stockholders, and therefore, abstentions in such other matters have the effect of a vote against such matters; whereas, broker non-votes are not counted for purposes of determining whether a proposal has been approved and therefore have no effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of February 12, 1999, the number and percentage of shares of Common Stock of the Bank, the only class of stock outstanding, held by that person known to the Bank to be the owner of more than 5% of the Bank's issued and outstanding Common Stock.

                        Amount, Nature of beneficial     Percent of Common
Name and Address        Ownership of Common Stock(1)     Stock Outstanding
----------------        ----------------------------     -----------------

E. Page Butler                   19,9542                       5.4%
Beaverdam, VA


(1) For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of 17 C.F.R. (SS)240.16a-1 through
    (SS)240.16e-1(1) under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.


(2) 13,556 shares held individually; 2,766 shares held by Page Butler, Inc.; 924 shares by Page Butler, Inc. Pension Plan; 924 shares held by Page Butler, Inc. Profit Sharing Plan; and 1,207 shares held by Page Butler Development Corp., and an option to acquire 577 shares.

    The following table sets forth certain information as of February 12, 1999, concerning the beneficial ownership of the Bank's outstanding Common Stock:
    (i) by each of the Bank's directors and executive officers; and (ii) by all directors and executive officers of the Bank as a group.



                         Amount, Nature of beneficial     Percent of Common
Name and Address         Ownership of Common Stock(1)     Stock Outstanding
----------------         ----------------------------     -----------------

Wayne V. Allen
Woodford, VA                          995                        *

Wilson M. Blatt
Milford, VA                         1,270                        *

E. Page Butler
Beaverdam, VA                      19,954(2)                    5.2%

John F. Davis
Port Royal, VA                      5,976(3)                    1.6%

James S. Day, Jr.
Bowling Green, VA                   2,369                        *

Clyde M. Flagg
Bowling Green, VA                   3,926                       1.0%

Harold L. Gardner
Spottsylvania, VA                   7,497(4)                    1.9%

Arthur J. Martin
Bowling Green, VA                   4,919                       1.3%

W. R. Southworth
Milford, VA                        10,665(5)                    2.8%

J. Kemp Smith
Bowling Green, VA                   3,918(6)                    1.0%

All Directors and Executive
Officers as a Group (10 persons)   61,489                      16.0%


* Represents less than 1% of the outstanding shares of the Bank. See Footnote 1, above, under the listing of 5% or greater stockholders for a definition of beneficial ownership. As of February 12, 1999, there were 370,303 shares and 14,448 options to purchase shares of Common Stock outstanding.

(1) Includes 577 shares in options that are or will be exercisable within 60 days for each of the directors with the exception of Messrs. Southworth, Smith and Gardner.

(2) 13,556 shares held individually; 2,766 shares held by Page Butler, Inc.; 924 shares by Page Butler, Inc. Pension Plan; 924 shares held by Page Butler, Inc. Profit Sharing Plan; and 1,207 shares held by Page Butler Development Corp.

(3) 5,425 shares held individually; 551 shares held by Raymond James FBO Mr. Davis.

(4) 3,305 shares held individually; 4,192 shares held jointly with spouse.

(5) 3,638 shares held individually; 444 shares held by Donaldson, Lufkin & Jenrett Securities Corporation FBO Mr. Southworth; and options to purchase a total of 6,583 shares.

(6) 1,136 shares held individually; 1,732 shares held by Raymond James FBO Mr. Smith; and options to purchase 1,050 shares.


                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

        The Bylaws of the Bank fix the number of directors to be elected at each annual meeting at 10. The persons named below, all of whom currently serve as directors of the Bank will be nominated to serve as directors until the 2002 Annual Meeting, or until their successors have been duly elected and have qualified. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Bank may designate.

        By amendment to Article VII, Section I of the Bylaws, adopted by the Board of Directors at their meeting on March 17, 1998, directors are elected by class. At this Annual Meeting there will be three (3) directors elected for a three-year term.

                         NOMINEES FOR A THREE-YEAR TERM


                                               Principal Occupation During Past Five Years;
Name and Age              Director Since       Directorship in other Public Companies
------------              --------------       --------------------------------------

James S. Day, Jr. (58)        1984           Chairman of the Board of Directors of the Bank
                                             and President of DeJarnette & Beale Insurance
                                             Agency, Inc., Bowling Green, VA.

J. Kemp Smith (56)            1977           Bank employee since 1986. Promoted to Executive
                                             Vice President in 1977.

John F. Davis (51)            1994           Self-employed grain farmer.



                         DIRECTORS CONTINUING IN OFFICE

                       Director  Term        Principal Occupation During Past Five Years;
Name and Age           Since     Expires     Directorship in other Public Companies
------------           ------    -------     --------------------------------------

W. R. Southworth (62)    1975    2000       Chief Executive Officer of the Bank since 1973. Elected
                                            President and Director in 1975.

Clyde M. Flagg (71)      1972    2000       President of Flagg Leasing, Inc., Milford, Va.

Wayne V. Allen (60)      1983    2000       Operator of Ladysmith Cleaners.

E. Page Butler (51)      1996    2000       Owner of Page Butler, Inc., a construction concern,
                                            located in Spotsylvania County and Louisa County.

Wilson M. Blatt (75)     1982    2001       Vice Chairman of the Board and
                                            retired operator of Blatt's Store, Milford, Va., a
                                            building materials store.

Arthur J. Martin (87)    1973    2001       Retired medical doctor and a member of the
                                            American Medical Association.
                                            of the Mid-Tidewater Medical Society.

Harold L. Gardner (73)   1989    2001       Retired Realtor and former
                                            owner of a real estate and appraising firm.




THE BANK BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

        The Board of Directors held 12 meetings during the fiscal year ended December 31, 1998. Each director attended at least 75% of all meetings of the entire Board and committees on which they served.

COMMITTEES

        The Board Compensation, Nominating and Audit Committees. Members of the Compensation Committee are John F. Davis, Arthur J. Martin, Harold J. Gardner, and W. R. Southworth. Mr. Southworth does not participate with respect to his compensation. With respect to compensation for officers of the Bank, the Board entertains recommendations from the Compensation Committee, but the entire Board makes the final determination. The committee met once in 1998. Members of the Nominating Committee are Wayne V. Allen, J. Kemp Smith and John F. Davis. The committee met once in 1998. Members of the Audit Committee are Page Butler, Clyde M. Flagg and James S. Day, Jr. The committee met once in 1999.

DIRECTORS' COMPENSATION

        Each non-employee member of the Board of Directors of the Bank receives $250 for each meeting of the Board attended, with the exception of the Chairman, who received $300 per meeting. In the event a director misses a meeting, the fee received is $125. Directors receive $50 for each Board committee meeting attended. Mr. Southworth and Mr. Smith receive no fees for attending Board or Committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Certain directors and officers of the Bank, members of their immediate families and corporation, partnerships and other entities with which such persons are associated are customers of the Bank. As such, they had transactions in the ordinary course of business with the Bank during 1998, and will have additional transactions with the Bank in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and upon substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features. In addition, in the period from January 1, 1998 to February 26, 1999, the highest aggregate of extensions of credit outstanding at any time to the specified persons as a group occurred in December 1998 and totaled $1.241 million or approximately 23% of the equity capital accounts of the Bank. As of February 26, 1998, the aggregate extension of credit outstanding to the group totaled $932,513 or approximately 17% equity capital. During the same period, the highest aggregate extension of credit to any one of the referenced individuals and their associates, occurred in June, 1998 in the amount of $648,558 in extensions of credit to John F. Davis, a director, which amount equaled 12% of the equity capital of the Bank, and the amount declined to $647,468 at December 31, 1998 and amounted to $595,487 at February 26, 1999.

SUMMARY COMPENSATION

        The following table sets forth the annual compensation of the Bank's President and Chief Executive Officer, Mr. Southworth, for the fiscal years ending December 31, 1998, 1997, and 1996. No officer received in excess of $60,000 for such years. Mr. Southworth received no stock options or warrants or compensation of any kind, except as indicated below.


Name and Position       Year      Salary     Bonus     All Other Compensation(1)
-----------------       ----      ------     -----     -------------------------

Wm. R. Southworth       1998     $73,500      $0             $ 4,437
President and CEO       1997     $70,000      $0             $ 4,336
                        1996     $70,000      $0             $ 3,529

(1) Consists of premiums paid for life insurance policies with death benefits over $50,000, as reported for federal income tax purposes, directors' fees, and amount contributed by the Bank under the 401 (k) profit sharing plan.

        The following table lists the stock options granted during fiscal year 1998 to Mr. Southworth, President and Chief Executive Officer of the Bank.



                              Percent of Total
                   Options    Options Granted to        Exercise or  Expiration
Name               Granted    Employees in Fiscal Year  Base Price   Date
----               -------    ------------------------  ----------   ----------

Wm. R. Southworth    462             100%                $13.85(1)   06/30/06(1)
President and CEO

(1) In 1997, Mr. Southworth was granted the option to purchase 100 shares for each profitable quarter of the bank, beginning with the quarter ended June 30, 1996. He was entitled to and received the maximum number of options for 1997 and 1998. The stock price for the options was set at $16 per share, which was the fair market value of the shares on April 30, 1996. The terms of the option are restated to reflect stock dividends to Stockholders of record as of February 24, 1997 and February 17, 1998. The options may be exercised by the holder only if he is President of the Bank and not over the age of 68.


        The following table lists the stock options held at year-end 1998 by Mr. Southworth. Mr. Southworth did not exercise any options in 1998, nor has he exercised options during the current year through the date hereof.


                          No. Securities Underlying        Value of Unexercised
Total No. Unexercised     Unexercised Options 12/31/98     Options at 12/31/98
Options Held at 12/31/98  Exercisable                      Exercisable
------------------------  ---------------------------      ---------------------

         6,583(1)                  6,583                         $51,643(2)

(1) All of the unexercised options held are currently exercisable. 5,313 shares were granted during 1995 at an exercise price of $12.99 per share, and 346 shares were granted during 1998 at an exercise price of $13.87 per share, 462 shares each were granted in 1997 and 1998 at an exercise price of $13.85 per share. The earliest date any of the options expires is August 15, 2005.

(2) There is no established market for the Bank's Common Stock, and the stock is not listed on an exchange, quotation or bulletin board system. The stock is traded infrequently in private transactions. The Bank does not participate in such transactions and is generally not aware of the actual prices at which such private trades occur. Based upon general information that the Bank has received, the recent market value of the stock is believed to be approximately $21 per share. For the purposes of this table, the Bank has assumed a market value of $21 per share. A lower or higher assumed or actual market price will affect the valuation of the options listed.

        The Bank pays life insurance premiums and other miscellaneous benefits for certain executive officers and employees. The individual and aggregate amount of personal benefits provided by these policies, which are not reflected in the foregoing, do not exceed 10% of the cash compensation for the individuals or for all executive officers as a group.

        The Bank has entered into a non-qualified deferred compensation plan for its president which is payable over a period of 10 years, commencing with his retirement. The Bank is the owner and beneficiary of life insurance policies which were purchased to fund this plan.

        The Bank has a profit sharing plan covering substantially all of its employees. Contributions are at the discretion of the Board of Directors. The Bank did not make a contribution in 1997 or 1998. In June 1994, the Bank adopted a thrift savings plan, qualified under (SS.)401(k) of the Internal Revenue Code, in which all eligible employees participate. Employees may contribute up to six percent (6%) of their annual salary. The Bank will contribute an amount equal to one-half (1/2) of the employee's contribution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports of changes in beneficial ownership of Bank Common Stock and written representations furnished to the Bank, the Bank believes that its officers and directors complied with all filing requirements under (SS.)16(a) of the Securities Exchange Act of 1934 during 1998.

                                  PROPOSAL TWO
             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

        McGladrey & Pullen, L.L.P., has been selected as independent auditors for the Bank for the current fiscal year, subject to ratification by the stockholders.

        If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of McGladrey & Pullen, L.L.P., are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

        The 2000 Annual Meeting of Stockholders is scheduled to be held in April, 2000. Under applicable law, the Board of Directors need not include an otherwise appropriate stockholder proposal (including any stockholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Bank at the Bank's principal place of business on or before December 31, 1999.

OTHER MATTERS

        As of the date of this Proxy Statement, management of the Bank has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

FINANCIAL INFORMATION

        A copy of Form 10-KSB, without exhibits, as filed with the Federal Deposit Insurance Corporation, is available without charge to stockholders by writing to the President, Caroline Savings Bank P.O. Box 860, Bowling Green, Va. 22427-0860, or by telephone to (804) 633-9883.

[LOGO] Caroline Savings Bank

       1998
       Annual Report
       to Stockholders

                    o  Bowling Green
                    o  Fredericksburg
                    o  Ladysmith

FINANCIAL HIGHLIGHTS

                                               December 31,
                            ------------------------------------------------
                             1998      1997     1996     1995        1994
                            ------------------------------------------------
Financial Condition Data:    (Dollars in Thousands, Except Per Share Amounts)


Total assets               $43,740   $41,957   $40,108   $38,287   $37,724
Investments (1)              6,047     4,971     5,747     5,216     6,413
Loans receivable, net       33,866    33,431    30,057    31,036    30,137
Deposits                    35,257    33,234    32,550    30,273    28,407
Stockholders' equity         5,410     4,936     4,513     4,495     3,289
Nonperforming Assets             0         0       248         0         0


                                             Years Ended December 31,
                               ------------------------------------------------
                                   1998      1997     1996      1995     1994
                               ------------------------------------------------
Operating Data:                 (Dollars in Thousands, Except Per Share Amounts)

Interest and dividend income     $3,629    $3,469    $3,190    $3,161    $2,722
Interest expense                  1,701     1,750     1,691     1,658     1,383
                                 ------    ------    ------    ------    ------
Net interest income               1,928     1,719     1,499     1,503     1,339
Provision for loan losses            84        60        48        43        24
Noninterest income                  256       235       158       101        81
Noninterest expense               1,536     1,429     1,571       959       834
                                 ------    ------    ------    ------    ------
Income before income taxes          564       465        38       602       562
Income tax expense                  208       166         6       216       201
                                 ------    ------    ------    ------    ------
Net income                       $  356    $  299    $   32    $  386    $  361
                                 ======    ======    ======    ======    ======
Earnings per share, basic (3)    $ 0.92    $ 0.77    $ 0.08    $ 1.01    $ 1.13
Earnings per share, diluted (3)    0.91      0.77      0.08      1.01      1.13
Cash dividends per share (3)       --        --        0.12      0.08      0.08
Stock dividends                       5%       10%     --        --        --
Book value per share              13.92     12.70     11.63     11.58     10.29
Return on average assets (2)       0.83%     0.73%     0.08%     1.01%     0.98


(1) Includes interest earning deposits and investment securities.

(2) Average balances are derived from month-end balances which are representative of operations.

(3) Restated to reflect 5% stock dividends in February 1999 and 1998, a 10% stock dividend in February 1997 and a 3-for-1 stock split in October 1994.

              (Charts appear here with the following plot points:)


                            1994   1995   1996   1997   1998
                            ----   ----   ----   ----   ----
Assets ($ Millions)         37.7   38.3   40.1   42.0   43.7
Net Income ($ Thousands)     361    386     32    299    356
Earnings ($ Per Share)      1.13   1.01   0.08   0.77   0.92

Dear Stockholder:

        We had a great year for our stockholders! Our earnings were up sharply, we put in place plans for expanded lending capability, worked on Y2K, and declared a stock dividend in February 1998. We also declared an additional stock dividend this year.

        We declared our third consecutive stock dividend, payable to stockholders of record February 26, 1999. You will receive in April a certificate representing a five percent stock dividend. We appreciate your positive comments concerning the stock dividends.

        If you owned 200 shares at the beginning of 1997, you would now have, following the most recent stock dividend, 242 shares plus cash for any fractional shares.

        We are not involved in trades of our stock, but stockholders tell us it sells for about $21 per share. At this level it would sell for 23 times earnings and 1.5 times year end book value of $13.92.

        Last year, we boosted earning to 91 cents a share, fully 18 percent above the 77 cents we earned in 1997. We held our operating expense to a seven percent increase, even though we had some extraordinary expenses for branch consolidation and Y2K. Per share earnings are adjusted to reflect all stock dividends.

        Return On Assets is one measure of profitability in banking. Our ROA has been rising steadily, and our target is to get it back above one percent. We would have reached that goal in 1998 were it not for the one-time expenses.

        Our asset base has expanded, leading to greater net interest income which is the primary source of our income. During 1998 we were slowly drawn into a one-sided margin squeeze as loan rates slipped while rates paid on deposits were basically flat.

        That, coupled with some refinancing of mortgages at lower interest rates, put pressure on our earnings. Interest rates on deposits were fairly stable last year, but we have seen some upward pressure on rates so far this year.

        We are conservative bankers, inclined to make loans that are just as good for the borrower as for the Bank. Only once in the past nine years have we reported any nonperforming loans.

        You have probably heard a lot about how some computers may not work properly when the year 2000 arrives. We consider Y2K to be one of the greatest challenges we have faced. Last year we spent about $17,000 preparing for it. Just in case some unforeseen circumstances arise, we have a manual posting system in place.

        Your helpful suggestions and genuine support mean so much to us as we go about the daily business of serving the community. We appreciate the dedication of our employees and the guidance of our directors.

        I look forward to greeting you personally at our annual meeting.

                                                            Sincerely yours,
                                                            /s/ W. R. Southworth
                                                            W. R. Southworth
                                                            President

BOARD OF
DIRECTORS



                        (Photo)            (Photo)
                  James S. Day, Jr.,   W. R. Southworth,
                       Chairman            President


   (Photo)              (Photo)            (Photo)            (Photo)
Wayne V. Allen     Wilson M. Blatt,    E. Page Butler      John F. Davis,
                    Vice Chairman                        Assistant Secretary


   (Photo)              (Photo)            (Photo)            (Photo)
Clyde M. Flagg,   Harold L. Gardner   Arthur J. Martin,    J. Kemp Smith,
  Treasurer                            M.D., Secretary  Executive Vice President



           Gordon Beazley and Henry R. Steigleder, Directors Emeritus



                              BOWLING GREEN OFFICE
                                  P.O. Box 860
                             (268 North Main Street)
                          Bowling Green, VA 22427-0860
                               Tel: (804) 633-9883
                               Fax: (804) 633-6209
                                    (bullet)
                          W. R. Southworth, President
                    J. Kemp Smith, Executive Vice President
                    Cynthia E. Cooper, Asst. Vice President
                     Laura J. Beasley, Asst. Vice President
            Tana G. McDonald, Asst. Vice President & Branch Manager
                             Janet Moss, Controller
                    Alesia Pitts, Mortgage Loan Coordinator
              Sabrina B. Southworth, Installment Loan Coordinator
                Lynn Rengstorff, Customer Service Representative
                     Barbara Y. Davis, Mortgage Consultant
                             Sandra Pickett, Teller
                             Barbara Purks, Teller
                              Angela Page, Teller

                                LEAVELLS OFFICE
                              11019 Leavells Road
                            Fredericksburg, VA 22407
                              Tel: (540) 898-8186
                              Fax: (540) 898-5179
                                    (bullet)
             Vicki L. Satterwhite, Vice President & Branch Manager
                     Wendy Battistelli, Asst. Branch Manager
                             Marlene Brooks, Teller
                             Marshall Leef, Teller

                                LADYSMITH OFFICE
                                  P.O. Box 211
                            Ladysmith, VA 22501-0211
                              Tel: (804) 448-4345
                              Fax: (804) 448-4379
                                    (bullet)
                      J. Christopher Evans, Branch Manager
                 Maggie Perry, Customer Service Representative
                             Sandra Carlson, Teller
                            Lynn Southworth, Teller
                              Brandy Perry, Teller

                               MORTGAGE DIVISION
                     P.O. Box 211, Ladysmith, VA 22501-0211
                  18121 Jeff Davis Hwy, Ruther Glen, VA 22546
                              Tel: (804) 448-1410
                              Fax: (804) 448-2431
                                    (bullet)
                     LaVerne Pritchett, Asst. Vice President
                  Laura Archer, Loan Closer & Quality Control
                        Sharon M. Taylor, Loan Processor
                       Receptionists: Michelle Richardson
                                      Crystal Butler
                      Originators: Virginia A. Sismanoglou
                                  Annamarie Rene LeBlanc

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Bank's financial condition and results of operations should be read in conjunction with other information contained in this Annual Report and information in the Bank's Form 10-KSB which is filed with the FDIC.

FINANCIAL CONDITION

The Bank's financial condition is measured in terms of its assets and liability composition, asset quality, capital resources, and liquidity. These factors affecting the Bank's financial condition are discussed below.

ASSETS                    December 31,       1998         1997
------
Average assets........................  $42,848,458    $41,032,573
Return on average assets..............          .83%           .73%
Total assets..........................  $43,739,768    $41,957,148

The increase in assets resulted primarily from deposit growth of approximately $2,022,000 from 1997 to 1998. The increase in the return on average assets was primarily due to an increase in net income resulting from an increase in interest earned on interest-bearing assets and a decrease in the Bank's cost of funds.


LOANS                    December 31,        1998          1997
-----
Average gross loans...................   $35,534,562    $33,732,454
Allowance for loan losses.............       252,116        202,405
Total gross loans.....................    35,726,578     35,342,545
Charge-offs net.......................        34,289         13,912
Average yield on loans receivable.....          7.42%          7.52%

Total loans at December 31,1998 showed an increase of 1.0% from December 31,1997, which reflects the effect mortgage loan refinancing had on loan growth in 1998. The markets in which the bank operates have remained economically consistent, resulting in little change in the bank's loan mix. At December 31,1998, approximately 36% of the bank's loan portfolio are variable loans that reprice annually compared with 45% in 1997.

Net loan charge-offs in 1998 were $34,289 or 0.1% of average loans as compared to $13,912 or 0.04% of average loans in 1997. This increase was due to an increase in the number of loan customers filing bankruptcy. At December 31,1998 the Bank had 10 loans 90 days or more past due totaling $ 394,000 and representing 1.1% of total gross loans. At December 31,1997 the Bank had 11 loans 90 days or more past due totaling $ 574,000 and representing 1.6% of total gross loans.

The allowance for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio. The allowance is established based on charge-off experience, change in volume of loans and economic conditions, and results of independent reviews of the loan portfolio by internal and external examinations.

At December 31,1998, the allowance for loan losses was $252,116 or 0.7% of total gross loans. The previous year the allowance was $202,405 or .57%. Management actively monitors the Bank's asset quality and lending policies as a defense against the inherent risks associated with lending. Management believes that the Bank's allowance for loan loss offers ample protection for future possible loan losses.

SECURITIES         December 31,       1998        1997
----------
Available-for-sale securities.... $5,027,694    $4,318,365
Nonmarketable equity securities.. $  447,500    $  447,500
Total securities................. $5,475,194    $4,765,865
Average yield on investments.....       4.37%         6.00%

The balance of the securities portfolio, comprised primarily of U.S. Government Agency and Municipal obligations, increased by $709,329 or 14.88% in 1998. See
Note 2 to the Financial Statements for a description of investment maturities. The increase in securities is a result of deposit growth from 1997 to 1998. The average yield on investments decreased during 1998 as a result of fluctuations in market returns during the year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)




DEPOSITS                    December 31,                 1998                     1997
--------
                                                          % of Total                  % of Total
                                               Balance     Deposits        Balance      Deposits
                                               -------     --------        -------      --------

Savings deposits.........................   $ 8,534,358       24.21%    $ 9,243,051       27.81%
Demand deposits..........................     1,835,407        5.21%      1,111,685        3.35%
Now and money market deposits............     4,128,535       11.70%      3,767,761       11.34%
Certificates of deposit, $100,000 or more     3,647,493       10.35%      2,960,747        8.90%
Other certificates of deposit............    17,110,942       48.53%     16,150,777       48.60%
                                            -----------      ------     -----------      ------
Total Deposits...........................   $35,256,735      100.00%    $33,234,021      100.00%
                                            ===========      ======     ===========      ======

Total deposits increased $2,022,714 or 6.09% at year end 1998 compared with $684,157 or 2.10% at year end 1997. Average cost of funds were 4.10% and 4.25% for the years ended December 31, 1998 and 1997, respectively. Certificates of deposit grew as a result of a marketing drive to capture more time deposits.

CAPITAL      December 31,         1998            1997
-------
Total equity.................  $5,409,929      $4,936,258
Average equity...............  $5,173,094      $4,724,629
Return on average equity.....         6.9%           6.3%

Stockholders equity consistently increased by $473,671 or 9.60% in 1998 and $422,978 or 9.37% in 1997.

The FDIC mandates minimum capital requirements for banks. All assets are assigned certain weighted risk ratings. At December 31, 1998, the Bank substantially exceeded all minimum requirements. See Note 8 of the Notes to Financial Statements.

RESULTS OF OPERATIONS

Interest Income
Total interest income increased slightly to $3,628,595 for 1998 from $3,469,430 in 1997, an increase of $159,165 or 4.6%. The increase during 1998 was attributable to an increase in the average balance of interest-earning assets over 1997.

Interest Expense
Total interest expense decreased to $1,700,673 in 1998 from $1,749,774 in 1997, a decrease of $49,101 or 2.8%. The average cost of funds was 4.10% in 1998 compared to 4.25% in 1997 which contributed to the decrease in interest expense.

Net Interest Income
Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income increased by $208,266 or 12.1% for the year ended December 31, 1998 from the $1,719,656 reported in 1997. This increase was attributable to an increase in total interest earned on loans and a reduction in total interest expense.

Noninterest Income
Total noninterest income increased 9.36% or $21,928 from $234,333 in 1997 to $256,261 in 1998. This increase is primarily due to an increase in service charges and fees from $115,424 in 1997 to $148,321 in 1998.

Noninterest Expense
Noninterest expense consists primarily of operating expenses for compensation and associated benefits, occupancy, advertising, federal insurance premiums, and data processing charges, as well as expenses associated with general administration. Noninterest expenses amounted to $1,536,059 in 1998 and $1,428,734 in 1997, an increase of $107,325 or 7.5%. This increase can be attributed primarily to an increase in data processing, advertising, and Y2K expenditures.

Net Income
Net income for December 31, 1998 was $356,504 compared with net income of $298,851 for the year ended December 31, 1997. This increase in net income of $57,653 or 19.3% is a result of increased interest income on the Bank's loan portfolio.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. Assets and liabilities of the Bank are primarily monetary in nature and changes in interest rates have a greater impact on the Bank's performance than do the effects of inflation.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Sources of liquidity available to the Bank include loan repayments, the ability to attract deposits by adjusting interest rates, and borrowing through correspondent banking relationships and the Federal Home Loan Bank of Atlanta. The Bank's liquidity position remains strong. Cash and cash equivalents totaled $2,060,182 at December 31, 1998, compared with $1,245,899 at December 31, 1997.

Primary sources of cash in 1998 were $2.6 million from maturing securities and the sale of securities and a $2.0 million increase in deposits. Primary uses of cash in 1998 were $3.0 million to purchase securities, $500,000 to fund an increase in loans, and $800,000 to repay net Federal Home Loan Bank borrowings.

During 1998, the Bank declared a 5% stock dividend payable to shareholders of record as of February 16, 1998. The bank's shareholders have the option of retaining the additional shares or selling them if they prefer cash. The Board of Directors will continue to review its policy on the payment of dividends, and such payment will be subject to future earnings, cash flows, capital needs, and regulatory restrictions.

YEAR 2000 ISSUE

The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in the Bank's operation. There are two other key dates, 9/9/99 and 2/29/2000 (leap year), that could also disrupt the Bank's operation. The Year 2000 date problem is a reality and the deadline for correcting it cannot be postponed. The Bank identifies Y2K as among the largest challenges it faces upon moving into the new millennium. In 1996, the Bank began identifying these Y2K issues and adopted a two-phase process for becoming Y2K compliant.

In Phase I, which was completed in early 1998, the Bank identified the areas in which the Bank would have its largest exposure to Y2K issues. The Bank performed an inventory of all services and computer products that involved micro processors in their operation. The Bank determined that its service bureau was its major provider of financial data processing and the Bank's most vulnerable link to the Y2K event.

In Phase II, the Bank has developed action plans to insure that the Bank will be compliant by late 1999. The Bank has received and installed Y2K compliant updates from financial software/hardware providers. The Bank is working closely with its service bureau through scheduled testing to assure Y2K compliance.

In the event some unforeseen circumstances arise, the Bank has in place a manual posting system for all of its key financial processing, including loans and deposits. The Bank believes that its expense will not exceed $25,000 in making its services Y2K compliant. The Bank's Y2K expense through December 31, 1998, totaled $17,000. The Bank is currently meeting time-line requirements as stated by regulatory authorities and expects all of its systems will be verified Year 2000 compliant and be able to process without interruption. However, should the Bank's Y2K project fail due to external systems or other critical systems the Bank is dependent upon, the Bank could incur additional costs, processing delays, or system failures.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
                 Consolidated Statements of Financial Condition
                           December 31,1998 and 1997



ASSETS                                                                    1998          1997
                                                                     -----------   -----------
Cash and cash equivalents:
        Interest-bearing                                             $   571,991   $   204,991
        Noninterest-bearing                                            1,488,191     1,040,908
                                                                     -----------   -----------
                                                                       2,060,182     1,245,899
                                                                     -----------   -----------
Investment securities (Note 2):
        Available for sale                                             5,027,694     4,318,365
        Non marketable equity securities                                 447,500       447,500
Loans receivable, net (Note 3)                                        33,866,322    33,431,447
Property and equipment, net (Note 4)                                   1,654,184     2,067,527
Accrued interest receivable                                              307,955       296,192
Prepaid expenses and other assets                                        375,931       150,218
                                                                     -----------   -----------
                Total assets                                         $43,739,768   $41,957,148
                                                                     ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
        Deposits (Note 5)                                            $35,256,735   $33,234,021
        Federal Home Loan Bank advances (Note 6)                       2,560,000     3,340,000
        Accrued expenses and other liabilities                           513,104       446,869
                                                                     -----------   -----------
                Total liabilities                                     38,329,839    37,020,890
                                                                     -----------   -----------

Commitments and contingencies (Note 11)

Stockholders' equity (Note 8)
        Common stock, $4 par value; authorized, 3,000,000 shares
                issued and outstanding, 1998 370,303 shares;
                1997 352,451 shares                                    1,481,212     1,409,804
        Additional paid-in capital (Note 13)                           1,562,261     1,279,029
        Retained earnings, substantially restricted (Notes 8 & 13)     1,955,615     1,951,892
        Accumulated other comprehensive income, net                      410,841       295,533
                                                                     -----------   -----------
                                                                       5,409,929     4,936,258
                                                                     -----------   -----------
                                                                     $43,739,768   $41,957,148
                                                                     ===========   ===========



See Notes to Consolidated Financial Statements.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
                        Consolidated Statements of Income
                      Years Ended December 31,1998 and 1997



                                                                               1998        1997
                                                                           ----------   ----------
Interest and dividend income:

Loans                                                                      $3,365,342   $3,211,483
Investment securities                                                         227,288      225,676
Other                                                                          35,965       32,271
                                                                           ----------   ----------
        Total interest income                                               3,628,595    3,469,430
                                                                           ----------   ----------

Interest expense:
        Deposits                                                            1,500,523    1,490,440
        Borrowings                                                            200,150      259,334
                                                                           ----------   ----------
                Total interest expense                                      1,700,673    1,749,774
                                                                           ----------   ----------
                Net interest income                                         1,927,922    1,719,656
Provision for loan losses                                                      84,000       60,000
                                                                           ----------   ----------
                Net interest income after provision for loan losses         1,843,922    1,659,656
                                                                           ----------   ----------

Noninterest income:
        Service charges and fees                                              148,321      115,424
        Other                                                                 107,940      118,909
                                                                           ----------   ----------
                Total noninterest income                                      256,261      234,333
                                                                           ----------   ----------

Noninterest expenses:
        Personnel                                                             819,602      793,743
        Occupancy                                                              66,612       82,277
        Advertising                                                            41,544       23,684
        Equipment                                                              95,103       98,038
        Deposit insurance premiums                                             20,201       21,034
        Data processing                                                       233,011      183,371
        Loss on sale of securities and fixed assets, net (Notes 2 and 4)        6,167        1,351
        Other                                                                 253,819      225,236
                                                                           ----------   ----------
                Total noninterest expenses                                  1,536,059    1,428,734
                                                                           ----------   ----------
                Income before income taxes                                    564,124      465,255
Provision for income taxes                                                    207,620      166,404
                                                                           ----------   ----------
                Net income                                                 $  356,504   $  298,851
                                                                           ==========   ==========
Earnings per share, basic                                                  $     0.92   $     0.77
                                                                           ==========   ==========
Earnings per share, diluted                                                $     0.91   $     0.77
                                                                           ==========   ==========


See Notes to Consolidated Financial Statements.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
                 Consolidated Statements of Stockholders' Equity
                      Years Ended December 31,1998 and 1997


                                                                                                Accumulated     Total
                                           Number                    Additional                    Other        Stock-
                                            of         Capital        Paid-In      Retained    Comprehensive   holders'
                                           Shares       Stock         Capital      Earnings      Income, net    Equity
                                           -------   -----------   -----------   -----------    -----------   -----------

Balance, December 31, 1996                 319,976   $ 1,279,904   $   843,066   $ 2,212,997    $   177,313   $ 4,513,280

Comprehensive income:
Net income                                    --            --            --         298,851           --         298,851
Net change in unrealized
        gains on available for
        sale securities, net                  --            --            --            --          118,220       118,220
                                                                                                              -----------
Comprehensive income                          --            --            --            --             --         417,071
                                                                                                              -----------

10% stock dividend (Note 13)                31,815       127,260       429,503      (556,763)          --              --
Cash paid in lieu of
  fractional shares                             --            --            --        (3,193)          --          (3,193)
Stock options exercised                        660         2,640         6,460          --             --           9,100
                                           -------   -----------   -----------   -----------    -----------   -----------
Balance,December 31, 1997                  352,451     1,409,804     1,279,029     1,951,892        295,533     4,936,258
                                           -------   -----------   -----------   -----------    -----------   -----------

Comprehensive income:
        Net income                            --            --            --         356,504           --         356,504
        Net change in
                unrealized gains
                on available for
                safe securities, net          --            --            --            --          115,308       115,308
                                                                                                              -----------
Comprehensive income                          --            --            --            --             --         471,812
                                                                                                              -----------
5% stock dividend                           17,412        69,648       278,592      (348,240)          --              --
Cash paid in lieu of
        fractional shares                     --            --            --          (4,541)          --          (4,541)
Stock options exercised                        440         1,760         4,640          --             --           6,400
                                           -------   -----------   -----------   -----------    -----------   -----------

Balance, December 31, 1998                 370,303   $ 1,481,212   $ 1,562,261   $ 1,955,615    $   410,841   $ 5,409,929
                                           =======   ===========   ===========   ===========    ===========   ===========



See Notes to Consolidated Financial Statements.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                      Years Ended December 31,1998 and 1997

                                                                                 1998           1997
                                                                             -----------    -----------

Cash Flows From Operating Activities
        Net income                                                           $   356,504    $   298,851
        Adjustments to reconcile net income to net
                cash provided by operating activities:
                Depreciation                                                     103,300        113,710
                Other                                                              4,022            818
                Provision for loan losses                                         84,000         60,000
                Changes in assets and liabilities:
                        (Increase) decrease in accrued interest receivable       (11,763)       107,086
                        Decrease in prepaid expenses and other assets           (225,713)       (91,054)
                        Increase in accrued expenses and other liabilities         1,897        121,486
                                                                             -----------    -----------
                                Net cash provided by operating activities        312,247        610,897
                                                                             -----------    -----------

Cash Flows From Investing Activities
        Proceeds from sales of securities                                        323,079      1,086,277
        Proceeds from maturities of securities                                 2,300,000      1,000,000
        Purchases of securities                                               (3,078,501)    (1,204,725)
        Net increase in loans                                                   (518,875)    (3,434,210)
        Proceeds from sale of foreclosed real estate, net                                       249,267
        Proceeds from sale of fixed assets                                       305,803
        Purchase of equipment                                                    (74,043)        (6,695)
                                                                             -----------    -----------
                Net cash used in investing activities                           (742,537)    (2,310,086)
                                                                             -----------    -----------

Cash Flows From Financing Activities
        Net increase in deposit accounts                                       2,022,714        684,157
        Proceeds from Federal Home Loan Bank advances                          4,100,000      3,850,000
        Repayments of Federal Home Loan Bank advances                         (4,880,000)    (3,230,000)
        Cash paid in lieu of fractional shares                                    (4,541)        (3,193)
        Proceeds from exercise of stock options                                    6,400          9,100
                                                                             -----------    -----------
                Net cash provided by financing activities                      1,244,573      1,310,064
                                                                             -----------    -----------
                Net increase (decrease) in cash and cash equivalents             814,283       (389,125)

Cash and cash equivalents:
        Beginning                                                              1,245,899      1,635,024
                                                                             -----------    -----------
        Ending                                                               $ 2,060,182    $ 1,245,899
                                                                             ===========    ===========


See Notes to Consolidated Financial Statements.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
                   Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Nature of business: Caroline Savings Bank (the "Bank") commenced business April 12,1974 under the name of Caroline Savings and Loan Association, a Virginia-chartered, federally insured stock savings and loan association. The name was changed to Caroline Savings Bank in April 1988. Effective September 14,1994, the Bank converted to a Virginia state chartered savings bank, insured and primarily regulated by the Federal Deposit Insurance Corporation.

The Bank's principal business activities are attracting deposits and originating, servicing, investing in and selling loans secured by first mortgage liens on single family dwellings. The Bank also makes home equity and consumer installment loans. The Bank's deposits are insured up to $100,000 by the Federal Deposit Insurance Corporation.

Basis of financial statement presentation: The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry.

Effective January 1, 1998, the Bank adopted Financial Accounting Standards Board
(FASB) Statement No. 130, Reporting Comprehensive Income, which was issued in June 1997. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Bank's net income or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Bank's available-for-sale securities, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement No.130. The Bank has no other items of other comprehensive income.

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, Caroline Financial Service Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. Management uses available information to recognize losses on loans currently, while future additions to the allowance may be necessary based on changed economic conditions.

Cash and cash equivalents: For purposes of reporting cash flows, cash on hand and amounts due from depository institutions, interest-bearing deposits, and federal funds sold are considered to be cash and cash equivalents. At times, deposits are maintained in correspondent banks in amount that may be in excess of the FDIC insurance limit.

Investment securities: Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period of maturity. At December 31, 1998 and 1997, the Bank did not have any securities classified as held-to-maturity. To satisfy unexpected liquidity needs, the Bank has classified some investments as available-for-sale. Such securities are valued at their fair value with any unrealized holding gains and losses ($643,944 in 1998 and $462,698 in 1997), net of deferred income taxes ($233,103 in 1998 and $167,165 in 1997), reported as a separate component of stockholders' equity until realized.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

Loans receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal amounts, net of participation or whole-loan interests owned by others, adjusted for any charge-offs, the allowance for loan losses, the undisbursed portion of loans in process, and net deferred loan origination fees and discounts.

The Bank receives fees for originating loans. The Bank defers these fees, less certain direct costs as an adjustment to yield of the related loans and amortizes such fees into income, using the interest method, over the economic life of the related loans.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Provisions for loan losses are charged to operations based on the Bank's evaluation of probable losses in its loan portfolio. Losses are charged against the allowance when collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based upon evaluations of the collectibility of loans, and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Specific loan loss allowances on impaired loans are recorded if it is doubtful that all principal and interest due according to the loan terms will be collected. There are no material loans outstanding for the years ended December 31, 1998 and 1997 which are considered to be impaired.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and collectibility is no longer in doubt.

Properly, equipment and depreciation: Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets. The estimated lives of assets are: 5 to 7 years for furniture, machinery and equipment, 10 to 31.5 years for building and improvements.


Real estate acquired in settlement of loans: Real estate acquired in settlement of loans (OREO) represents properties acquired through foreclosure or other proceedings. OREO is initially recorded at fair value upon foreclosure establishing a new cost basis. After foreclosure, valuations are performed and OREO is adjusted to the lower of cost or fair market value of the properties less costs to sell. Any write-down at the time of transfer to OREO is charged to the allowance for loan losses. Revenue and expenses from operations related to OREO and changes in the valuation allowance are included in loss on foreclosed real estate. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair market value. At December 31, 1998 and 1997, the Bank had approximately $3,000 in OREO which is included in prepaid expenses and other assets.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: Basic earnings per common share have been computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share have been computed using the weighted-average of common shares and potential dilutive stock options during the year. Following is information regarding the computation of earnings per share data for the years ended December 31, 1998 and 1997, respectively.

                                                                       1998                     1997
                                                              -----------------------   -----------------------
                                                              Numerator   Denominator   Numerator   Denominator
                                                              -----------------------   -----------------------

Earnings Per Share Information
        Income available to stockholders, basic and diluted   $356,504         --       $298,851         --
        Average shares outstanding, basic                         --        388,502         --        388,116
        Effect of dilutive shares                                 --          4,311         --          1,011
                                                                            -------                   -------
Dilutive Shares                                                             392,813                   389,127
                                                                            =======                   =======


Stock options were treated as dilutive common shares using the treasury stock method. This method assumes that any proceeds from the options would be used to purchase common stock at current market prices. Common stock issued and per share amounts have been adjusted for all years presented to reflect the 1999, 1998 and 1997 stock dividends.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Fair value of financial instruments: The Bank discloses fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases could not be realized in immediate settlement of the instrument

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents/federal funds sold/accrued interest receivable: The carrying amounts reported in the statement of financial condition for cash and cash equivalents, for federal funds sold, and for accrued interest receivable approximates those assets' fair values due to their short-term nature.

Investment securities: Investment securities consists of US Treasury and Agency obligations and Federal Home Loan Mortgage Corporation stock. The fair values of the US Treasury and Agency obligations and equity security are determined based on quoted market values. For disclosure purposes, non-marketable equity securities are assumed to have a fair value which is equal to its cost or redemption value.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for remaining loans have been estimated by discounting the projected future cash flows at December 31, 1998 and 1997, using the rate on those dates at which similar loans would be made to borrowers with similar credit ratings and for similar maturities or repricing periods. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans.

Deposits: The fair value of deposits with no stated maturities, including transaction accounts and passbook savings accounts is estimated to be equal to the amount payable on demand as of December 31, 1998 and 1997. The fair value of certificates of deposit is based upon the discounted value of future contractual cash flows using current market rates for similar instruments.

Long-term debt: Rates currently available to the Savings Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Off-balance-sheet commitments: Because the Bank's commitments, which consist entirely of loan commitments, are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet items.

Reclassifications: Certain reclassifications have been made, with no effect on net income, to the consolidated financial statements for the year ended December 31, 1997 to conform with the 1998 presentation.

Future reporting requirements: In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank expects to adopt the new Statement effective January 1, 2000. The Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or from commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Because of the Bank's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Note 2 - Investment Securities

The amortized cost and estimated fair value of investment securities are as follows at December 31, 1998 and 1997:



                                                                               1998
                                                        -------------------------------------------------
                                                                       Gross       Gross       Estimated
                                                         Amortized   Unrealized  Unrealized      Fair
                                                           Cost        Gains       Losses        Value
                                                          --------   ----------  ----------     --------
Available-for-sale:
        U. S. Government and Agency obligations         $4,373,936   $   21,492   $   13,681   $4,381,747
        Federal Home Loan Mortgage Corporation stock         9,814      636,133         --        645,947
                                                        -------------------------------------------------
                                                         4,383,750      657,625       13,681    5,027,694
                                                        -------------------------------------------------
Nonmarketable equity securities:
        Federal Home Loan Bank Stock                       447,500         --           --        447,500
                                                        -------------------------------------------------
                                                        $4,831,250   $  657,625   $   13,681   $5,475,194
                                                        =================================================


                                                                                1997
                                                        -------------------------------------------------
                                                                        Gross        Gross     Estimated
                                                        Amortized    Unrealized   Unrealized     Fair
                                                           Cost         Gains       Losses       Value
                                                          --------   ----------  ----------     --------
Available-for-sale:
        U. S. Government and Agency obligations        $3,798,873   $    3,462   $    8,701   $3,793,634
        Federal Home Loan Mortgage Corporation stock       11,186      467,937         --        479,123
        Other equity securities                            45,608         --           --         45,608
                                                        -------------------------------------------------
                                                        3,855,667      471,399        8,701    4,318,365
                                                        -------------------------------------------------
Nonmarketable equity securities:
Federal Home Loan Bank Stock                              447,500         --           --        447,500
                                                        -------------------------------------------------
                                                       $4,303,167   $  471,399   $    8,701   $4,765,865
                                                        =================================================


The Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank. No ready market exists for the stock, and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value equal to its cost.

Gross realized gains and gross realized losses on sales of investment securities were as follows:


                                                                                     1998         1997
                                                                                   --------      -------

Gross realized gains on available-for-sale securities                              $ 74,079      $   712
Gross realized losses on available-for-sale securities                               (1,963)      (2,063)
                                                                                   --------      -------
                                                                                   $ 72,116      $(1,351)
                                                                                   ========      =======

The change in net unrealized gains and losses shown as a separate component of equity for the years ended December 31, 1998 and 1997 is shown below:


                                                                                    1998          1997
                                                                                ---------    ---------
Balance in equity component, beginning                                            $ 295,533    $ 177,313
Change in net unrealized gains                                                      253,362      184,470
Less reclassification adjustment for gains (losses) included in net income          (72,116)       1,351
Less change in deferred income taxes                                                (65,938)     (67,601)
                                                                                  ---------    ---------
Balance in equity component, ending                                               $ 410,841    $ 295,533
                                                                                  =========    =========

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

The amortized cost and estimated fair value of investment securities at December 31, 1998 by contractual maturity are shown below. Corporate securities are excluded from the contractual maturity summary since they do not have a stated maturity.

                                                                                   Carrying       Estimated
                                                                                    Amount       Fair Value
                                                                                   ----------    ----------
Available-for-sale:
        U. S. Government and agency obligations:
                Due in one year or less                                            $  999,502    $1,006,421
                Due from one year to five years                                     1,988,183     1,979,689
                Due from five to ten years                                          1,386,251     1,395,637
Other investment securities:
        Federal Home Loan Mortgage Corporation stock                                    9,814       645,947
                                                                                   ----------    ----------
                                                                                   $4,383,750    $5,027,694
                                                                                   ==========    ==========

U. S. agency obligations pledged as collateral for a municipal deposit totaled $1,580,000 and $1,000,000 for December 31, 1998 and 1997, respectively.

Note 3 - Loans Receivable

The following is a summary of loans by type which were outstanding at December 31, 1998 and 1997:

                                                                                     1998           1997
                                                                                  -----------   -----------
Mortgage loans                                                                    $23,844,767   $25,100,849
Installment loans                                                                   7,764,985     6,640,642
Construction loans                                                                  3,739,744     3,151,064
Home improvement loans                                                                222,879       334,999
Loans to depositors, secured by savings                                               154,203       114,991
                                                                                  -----------   -----------
                                                                                   35,726,578    35,342,545
Less:
        Undisbursed loans in process                                                1,382,404     1,478,174
        Allowance for loan losses                                                     252,116       202,405
        Unearned income on installment loans                                           12,266        12,349
        Net deferred loan fees                                                        213,470       218,170
                                                                                  -----------   -----------
                                                                                  $33,866,322   $33,431,447
                                                                                  ===========   ===========

The Bank did not have any loans on nonaccrual status at December 31, 1998 or 1997.

The Bank services mortgage loans for other investors which are not included in the accompanying financial statements. The total amount of such loans serviced was approximately $586,000 and $863,000 at December 31, 1998 and 1997, respectively. Fees earned for servicing loans owned by others are reported as income in the period in which the loans are serviced. Loan servicing costs are charged to expense as incurred.

A summary of the activity in the allowance for loan losses follows:

                                                                                       1998          1997
                                                                                    ---------     ---------
Balance, beginning                                                                  $ 202,405     $ 156,317
        Provisions charged to income                                                   84,000        60,000
        Recoveries                                                                      3,856         7,152
        Charge-offs                                                                   (38,145)      (21,064)
                                                                                    ---------     ---------
Balance, ending                                                                     $ 252,116     $ 202,405
                                                                                    =========     =========

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Officers and directors, including their family and companies of which they are owners are considered to be related parties. These related parties were loan customers of, and had other transactions in the ordinary course of business. Aggregate loan transaction with related parties were as follows:

                                                                                      1998           1997
                                                                                  -----------    ----------
Balance, beginning                                                                $ 1,096,536     $ 785,752
        New loans                                                                     604,386       435,109
        Repayments                                                                   (459,513)     (124,325)
                                                                                  -----------    ----------
Balance, ending                                                                   $ 1,241,409    $1,096,536
                                                                                  ===========    ==========

Note 4 - Property and Equipment

Property and equipment are summarized as follows:

                                                                                      1998           1997
                                                                                   ----------    ----------
Land and land improvements                                                         $  290,310    $  396,658
Buildings                                                                           1,209,773     1,425,284
Furniture, fixtures and equipment                                                     730,484       732,271
                                                                                   ----------    ----------
                                                                                    2,230,567     2,554,213
Less accumulated depreciation                                                         576,383       486,686
                                                                                   ----------    ----------
                                                                                   $1,654,184    $2,067,527
                                                                                   ==========    ==========

Depreciation expense was $103,300 and $113,710 for the years ended December 31, 1998 and 1997, respectively.

During the fourth quarter of 1998, the Bank disposed of its Lafayette Boulevard Branch office, which was closed in December 1997. Included in the 1998 statement of income is a loss on the disposition of $78,283.

Note 5 - Deposits

The following is a summary of the Bank's deposit structure at December 31, 1998 and 1997:

                                                                                     1998           1997
                                                                                  -----------   -----------
Savings deposits                                                                  $ 8,534,358   $ 9,243,051
Demand deposits                                                                     1,835,407     1,111,685
Now and money market deposits                                                       4,128,535     3,767,761
Certificates of deposit, $100,000 or more                                           3,647,493     2,960,747
Other certificates of deposit                                                      17,110,942    16,150,777
                                                                                  -----------   -----------
                                                                                  $35,256,735   $33,234,021
                                                                                  ===========   ===========

Certificates of deposit are summarized by maturity at December 31, 1998 as follows:

Year                                                                                               Amount
----                                                                                            -----------
1999                                                                                            $14,336,946
2000                                                                                              3,428,091
2001                                                                                                791,161
2002                                                                                                464,354
2003 and thereafter                                                                               1,737,883
                                                                                                -----------
                                                                                                $20,758,435
                                                                                                ===========

Cash payments for interest on deposits were $1,500,464 and $1,489,954 for the years ended December 31, 1998 and 1997, respectively.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Note 6 - Federal Home Loan Bank Advances

The following is a summary of advances from the Federal Home Loan Bank of Atlanta ("FHLB") at December 31,1998 and 1997:

                                                                                     1998          1997
                                                                                   ----------    ----------
Advance, due October 1999, interest payable monthly at 6.47%                       $2,000,000    $2,000,000
Advance, interest payable monthly at 6.60%, principal payments due in equal
        quarterly installments totaling $80,000 annually, through 2005                560,000       640,000
Advance, daily rate line of credit, due within twelve months                               --       700,000
                                                                                   ----------    ----------
                                                                                   $2,560,000    $3,340,000
                                                                                   ==========    ==========

Substantially all of the Bank's first mortgage loans are pledged, by blanket floating lien, as collateral for advances from the Federal Home Loan Bank of Atlanta.

Note 7 - Income Taxes

The provision for income taxes charged to income for the years December 31,1998 and 1997 is as follows:

                                                                                       1998          1997
                                                                                   ----------    ----------
Current                                                                             $ 209,220      $165,875
Deferred                                                                               (1,600)          529
                                                                                    ---------      --------
                                                                                    $ 207,620      $166,404
                                                                                    =========      ========


Deferred income taxes result from temporary differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are summarized below:

                                                                                      1998           1997
                                                                                   ----------    ----------
Deferred tax assets:
        Deferred loan fees                                                          $  35,609     $  52,627
        Deferred compensation                                                          25,219        17,790
                                                                                    ---------     ---------
                                                                                       60,828        70,417
                                                                                    ---------     ---------
Deferred tax liabilities:
        FHLB stock dividends                                                           61,482        61,482
        Allowance for loan losses                                                      14,375        32,459
        Unrealized gains on securities                                                233,103       167,165
        Accumulated depreciation                                                       26,239        19,345
                                                                                    ---------     ---------
                                                                                      335,199       280,451
                                                                                    ---------     ---------
Net deferred tax liability                                                          $(274,371)    $(210,034)
                                                                                    =========     =========


Federal income tax expense was different from the amount computed by applying the federal income tax rate of approximately 34% to income before taxes. The reasons for the differences were as follows for the years ended December 31,1998 and 1997.

                                                                                   1998                           1997
                                                                      --------------------------------------------------------------
                                                                                         Percent of                       Percent of
                                                                                           Pretax                           Pretax
                                                                        Amount             Amount         Amount            Amount
                                                                      --------------------------------------------------------------
Expected federal tax expense at statutory rate                        $ 191,802             34.00%      $ 158,187             34.00%
State income taxes, net of federal benefit                               17,007              3.01          11,073              2.38
Other                                                                    (1,189)            (0.21)         (2,856)            (0.61)
                                                                      --------------------------------------------------------------
                                                                      $ 207,620             36.80%      $ 166,404             35.77%
                                                                      ==============================================================

Cash payments (receipts) for income taxes were $233,192 and ($55,607) for the years ended December 31, 1998 and 1997, respectively.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Prior to 1996, savings banks that met certain definitional tests and other conditions prescribed by the Internal Revenue Code were allowed, within limitations, to deduct from taxable income an allowance for bad debts based on actual loss experience, a percentage of taxable income (8%) before such deduction, or an amount based on a percentage of eligible loans. The cumulative bad debt reserve, upon which no taxes have been paid, was approximately $395,000 as of December 31, 1997.

As a result of 1996 tax legislation, the Company will compute its tax bad debt deduction by use of the experience method, for tax years beginning with 1996. According to the legislation, "applicable excess reserves" must be recaptured as taxable income over six years beginning with 1996. Thrifts can delay those payments by two years if they meet a residential lending requirement. The amount to be recaptured is the excess of the accumulated reserves since 1987 over the amount allowed by use of the experience method for those years. The Bank has provided deferred taxes on those bad debt reserves accumulated since 1987. As a result of the legislation, $240,000 of the "applicable excess reserves" will be recaptured into the Bank's taxable income beginning in 1998.

Note 8 - Regulatory Requirements and Restrictions

The Bank is subject to various regulatory requirements, including regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

The most recent notification from the Virginia State Corporation Commission categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed this category. The actual capital amounts and ratios at December 31, 1998 and 1997 are as follows:

                                                                                      Percent of               Percent of
                                                                                       Pretax                    Pretax
                                                                          Amount       Amount        Amount      Amount
                                                                          -----------------------------------------------

Expected federal tax expense at statutory rate                            $191,802     34.00%      $158,187       34.00%


                                                                                                            To be Well Capitalized
                                                                                        For Capital        Under Prompt Corrective
                                                                  Actual              Adequacy Purposes        Action Provisions
                                                        ----------------------------------------------------------------------------
                                                          Amount          Ratio      Amount        Ratio      Amount          Ratio
                                                        ----------------------------------------------------------------------------
December 31, 1998:
  Total capital (to risk-weighted assets)               $5,251,204        21.12%  $1,988,321        8.00%  $2,485,402        10.00%
  Tier 1 capital (to risk-weighted assets)               4,999,088        20.11      994,607        4.00    1,491,241         6.00
  Tier 1 capital (to average assets)                     4,999,088        10.93    1,828,800        4.00    2,286,000         5.00
December 31, 1997:
  Total capital (to risk-weighted assets)                4,936,258        20.74    1,904,494        8.00    2,380,617        10.00
  Tier 1 capital (to risk-weighted assets)               4,640,725        19.49      952,247        4.00    1,428,370         6.00
  Tier 1 capital (to average assets)                     4,640,725        10.75    1,727,160        4.00    2,158,950         5.00

The Bank's ability to pay dividends on its common stock is substantially restricted by Federal regulation and the effect of Federal income taxation on any dividends paid from reserves previously established for the purpose of absorbing bad debt losses. The Bank is further restricted by the regulatory requirement to maintain a minimum capital level.

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

Note 9 - Profit-Sharing Plan

The Bank has a profit sharing plan covering all eligible employees. Contributions are at the discretion of the Board of Directors. There were no contributions made for 1998 or 1997. Additionally, the Bank maintains a 401(k) which covers substantially all employees. Under the plan, employees may elect to defer a portion of their salary, up to the maximum allowed by law, and the Bank will match the contribution up to 3% of the employee's salary. The Bank may make voluntary contributions to the plan at any time. The Bank made contributions of $12,672 and $11,740 to the plan in 1998 and 1997, respectively.

Note 10 - Stock Options

The Bank's 1995 Stock Option and Incentive Plan has authorized the grant of options to management personnel and directors for up to 100,000 shares of the Bank's common stock. The term of each award granted under the plan shall be established by the Bank's Stock Option Committee, but such term is not to exceed 10 years. If an officer or director owns more than 10% of the outstanding common stock of the Bank at the time the option is granted, then the term of that award shall not exceed five years. The options have terms ranging from 5 to 10 years with no stated vesting. The exercise price is equal to the market value of the stock at the date of the grant. Generally, the options become fully exercisable as long as the participant has maintained continuous service from the date of grant or within three months after termination of such continuous service.

Grants of options under the plan are accounted for following Accounting Principles Board (APB) Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recorded. However, had compensation cost been recorded based on the fair value of awards at the grant date, the proforma impact on net income and basic and diluted earnings per share would have been approximately $42,400 or $.11 (basic) and $.11 (diluted) per share for the year ended December 31, 1998 and $43,700 or $.05 (basic) and $.05 (diluted) for the year ended December 31, 1997.

The fair value is estimated at the grant date using the Black-Scholes option-pricing model. Assumptions used from 1995 to 1998 ranged as follows: dividend rate .83%; risk-free interest rate 5.75% - 6.375%; price volatility 14% - 24% and an expected life of 5 years.

                                                                                1998                               1997
                                                                       -------------------------------------------------------------
                                                                                        Weighted                           Weighted
                                                                                        Average                            Average
                                                                                        Exercise                           Exercise
                                                                       Options           Price           Options             Price
                                                                       -------------------------------------------------------------
Stock options, beginning                                               15,043           $   12.92        14,788           $   12.83
Options granted                                                           420               15.24         1,675               15.45
Options exercised                                                         440               14.55         1,090               14.22
Options expired                                                            --                  --           330               14.55
                                                                       ------                         ---------
Stock options, ending                                                  15,023               12.95        15,043               12.92
                                                                       ======                         =========
Weighted average fair value per option for
        options granted during the year                                $ 8.54                         $    6.10
                                                                       ======                         =========


The majority (approximately 86%) of options outstanding at December 31, 1998 have remaining terms of seven and eight years (9,785 options expire in 2005 and 3,143 expire in 2006). The weighted average exercise price of all options ranges from $12.57 to $15.24 per share.

Note 11- Commitments, Contingencies and Credit Risk

Concentrations: Most of the Bank's lending activity is with Virginia customers located in Bowling Green, Ladysmith, Fredericksburg, and surrounding counties. The majority of the Bank's loans are collateralized by single family residences. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in the local market conditions in its trade area.

Contingencies: In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of Management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance-sheet risk: The Bank is a party to financial statements with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized

                      CAROLINE SAVINGS BANK AND SUBSIDIARY
             Notes to Consolidated Financial Statements (continued)

in the balance sheet. The contractual amounts of the instruments reflect the extent of involvement the Bank has in the particular class of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. These commitments are as follows:

Commitments to extend credit                                          $4,786,141
Undisbursed construction loans                                         1,251,405
Undisbursed equity lines                                                 661,105
Standby letters of credit                                                 76,575

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Note 12 - Estimated Fair Values of Financial Instruments

The estimated fair values of the Bank's financial instruments are as follows:

                                                                       1998                                       1997
                                                          --------------------------------------------------------------------------
                                                           Carrying             Estimated            Carrying             Estimated
                                                            Amount              Fair Value            Amount              Fair Value
                                                          --------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                              $ 2,060,182          $ 2,060,182          $ 1,245,899          $ 1,246,000
   Investment securities                                    5,475,194            5,475,194            4,765,865            4,766,865
   Loans, net                                              33,866,322           34,890,000           33,431,447           34,858,000
   Interest receivable                                        307,955              307,955              296,192              296,192
Financial liabilities:
   Deposits                                                35,256,735           35,573,000           33,234,021           33,169,000
   Federal Home Loan Bank advances                          2,560,000            2,560,000            3,340,000            3,405,000
   Accrued expenses                                           513,104              513,104              446,869              446,869

Note 13 - Stock Dividends

At its January 1999 meeting, the Board of Directors declared a 5% stock dividend for holders of record on February 26, 1999. All per share and stock option amounts have been restated for all years presented to reflect this dividend.

Previously, the 1997 stock dividend was capitalized at the Bank's par value ($4 per share). During 1998, the 1997 stock dividend was adjusted to capitalize the dividend at fair value, which was approximately $17.50 per share. The adjustment, $429,503, resulted in a decrease in retained earnings and an offsetting increase to additional paid-in capital.

Note 14 - Year 2000 Issue

The Bank has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue and is developing a remediation plan to resolve the Issue.

The Issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do no properly recognize such information could generate erroneous data or cause a system to fail. The Bank is heavily dependent on computer processing in the conduct of its business activities.

Based on the review of the computer systems, management does not believe that cost of remediation will be material to the Bank's financial statements.

                           [McGladrey & Pullen logo](R)

                            McGladrey & Pullen, LLP
                  --------------------------------------------
                  Certified Public Accountants and Consultants




                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Caroline Savings Bank
Bowling Green, Virginia

We have audited the accompanying consolidated statement of financial condition of Caroline Savings Bank and subsidiary as of December 31,1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Caroline Savings Bank and subsidiary for the year ended December 31,1997 were audited by other auditors whose report, dated January 22,1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caroline Savings Bank and subsidiary as of December 31,1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                            /s/ McGladrey & Pullen, LLP

Richmond, Virginia
February 2, 1999

BUSINESS OF THE BANK

        The Bank commenced business April 12, 1974 under the name of Caroline Savings and Loan Association, a Virginia-chartered, federally insured stock savings and loan association. The name was changed to Caroline Savings Bank in April 1988. Effective September 14, 1994, the Bank converted to a Virginia-chartered savings bank, insured and primarily regulated by the Federal Deposit Insurance Corporation.
        The Bank's principal business activities are attracting deposits and originating, servicing, investing in and selling loans secured by first mortgage liens on single family dwellings. The Bank also makes home equity and consumer installment loans. The Bank's deposits are insured up to $100,000 by the Federal Deposit Insurance Corporation. The Bank has one subsidiary, Caroline Financial Service Corporation.

FINANCIAL INFORMATION

        A copy of Form 10-KSB, without exhibits, as filed with the Federal Deposit Insurance Corporation, is available without charge to stockholders by writing to the President, Caroline Savings Bank, P.O. Box 860, Bowling Green, Va. 22427-0860, or by telephone to (804) 633-9883.

STOCK AND DIVIDEND INFORMATION

         Information on cash dividends, stock splits and stock dividends paid by the Bank are shown on the inside front cover of this report. The Bank paid a five percent stock dividend in February 1998 and a ten percent stock dividend February 1997. The Bank acts as its own stock transfer agent.
        There is no established market for the Bank's common stock. The Bank's common stock trades infrequently, is not listed on any stock exchange, and is not quoted on any bulletin board system. Sales of the stock take place between individuals at mutually agreed prices and the Bank does not participate in the transactions.

FORWARD-LOOKING STATEMENTS

        This Annual Report to Stockholders contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof.

STOCKHOLDERS' MEETING

         The Annual Meeting of Stockholders will be held at 6:00 p.m. on Tuesday, April 27, 1999 in the Auditorium of Caroline High School, Highway 207, Milford, Virginia.

                             CORPORATE HEADQUARTERS
                    Mailing address for all office locations:

                              Caroline Savings Bank
                               Post Office Box 860
                         Bowling Green, Va. 22427-0860
                               Tel: (804) 633-9883

                               Bank Legal Counsel
                              Frank L. Benser, Esq.
                                 Mason & Benser
                               Bowling Green, Va.

                            Investor Relations Agent
                       Landmark Research Associates, Inc.
                                 Richmond, Va.

                            Corporate Legal Counsel
                            Mays & Valentine, L.L.P.
                                 Richmond, Va.

                              Independent Auditors
                           McGladrey & Pullen, L.L.P.
                                  Richmond, Va.

                                                                          [LOGO]

                                                           Caroline Savings Bank
                                                                    P.O. Box 860
                                                           268 North Main Street
                                                    Bowling Green, VA 22427-0860
                                                                  (804) 633-9883

                                  FORM 10-KSB

                    ANNUAL REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended DECEMBER 31, 1998

                             CAROLINE SAVINGS BANK
                             ---------------------
             (Exact Name of Registrant as Specified in its Charter)


      VIRGINIA                                        54-0918835
      --------                                        ----------
(State of Incorporation)                         (IRS Employer ID No.)

268 NORTH MAIN STREET, BOWLING GREEN, VIRGINIA                      22427
----------------------------------------------                      -----
     (Address of Principal Office)                               (Zip Code)

Registrant's telephone number, including area code           (804) 633-9883
                                                             --------------

Securities registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK - $4.00 PAR VALUE
                         ------------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                      ---   ---
                           --------------------------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy of information statements incorporated by reference in Part III of this Form 10-KSB. [ ]

Issuer's revenues for the most recent fiscal year were $3,884,856.

Estimated aggregate market value of the voting stock held by nonaffiliates of the registrant at March 15, 1999 was $7,788,480.

Number of shares of Common Stock outstanding as of March 15, 1999 was 370,880.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Annual Report to Stockholders for the year ended December 31, 1998 are incorporated by reference in Part II and Part III of this Report.

     Portions of the proxy statement relating to the 1999 Annual Meeting of Stockholders are incorporated by reference in Part II and III of this Report.

                             CAROLINE SAVINGS BANK

                               Table of Contents


PART I
                                                                            Page
                                                                            ----

    ITEM 1.  DESCRIPTION OF BUSINESS..........................................3
    ITEM 2.  DESCRIPTION OF PROPERTIES.......................................13
    ITEM 3.  LEGAL PROCEEDINGS...............................................14
    ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.............14

PART II

    ITEM 5.  MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.........14
    ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS............................14
    ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.....................14
    ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
             AND FINANCIAL DISCLOSURE........................................15

PART III

    ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK....................15
    ITEM 10. EXECUTIVE COMPENSATION..........................................16
    ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..16
    ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................16
    ITEM 13. EXHIBITS, FINANCIAL STATEMENTS, AND REPORTS ON FORM 8-K.........16

SIGNATURES...................................................................19

PART I

ITEM 1. DESCRIPTION OF BUSINESS
       ------------------------

GENERAL

     The Bank commenced business in 1973 as a Virginia chartered stock savings and loan association. On April 19, 1994, stockholders voted to convert to a Virginia stock savings bank charter under the name Caroline Savings Bank. Effective September 14, 1994, the conversion was completed and the Bank became a state chartered stock savings bank. The Bank maintains its corporate headquarters and home office in the town of Bowling Green, Virginia, and has operated one additional Virginia branch office located on Leavells Road in Spotsylvania County, in the suburbs on Fredericksburg, Virginia, since 1988.

     The Bank's principal business consists of attracting FDIC-insured deposits from the general public and using such deposits to originate mortgage loans secured primarily by first liens on residential real estate in the communities it serves, and to a lesser extent in consumer loans. The Bank's income is derived from interest income on its loans and other investments, including mortgage-backed securities and investment securities, and non-interest income such as loan and origination fees and service charges. At December 31, 1998, the Bank had total assets of $43.7 million, deposits of $35.2 million, loans receivable of $33.8 million and stockholders' equity of $5.4 million.

     The Bank is a member of the Federal Home Loan Bank ("FHLB") of Atlanta one of the 12 regional banks comprising the Federal Home Loan Bank System. The Bank is subject to regulation by the FDIC, State Corporations Commission (SCC) and to the Board of Governors of the Federal Reserve System ("Federal Reserve Board").

     The Bank presently exceeds all three capital requirements imposed by regulatory authorities including the current risk-based capital requirements.

     The Bank's executive office is located at 268 North Main Street, Bowling Green, Virginia 22427 and its telephone number is (804) 633-9883. The mailing address is Post Office Box 860, Bowling Green, Virginia 22427.

OPERATING STRATEGY

The Bank provides personalized, quality financial services to its customers and to further enhance the Bank's presence in its market area, it is working to:

Increase market share of deposits in its market area. Increase market share of deposits in its market area while efficiently managing its retail offices. Expand its market share in Caroline County with the newly opened Ladysmith branch; increase fee income; effectively manage interest rate risk; and enhance regulatory capital position.

Increase Residential Lending Volume in Market Area. Through experienced management, the Bank has achieved satisfactory lending volumes in its market area. The Bank believes it has positioned itself to take advantage of the loan demand in the Caroline county and Fredericksburg-Spotsylvania market. During 1998 the Bank has experienced an upsurge in Residential mortgage loan origination volume due to an increased number of refinanced mortgages. For fiscal years ending December 31, 1998 and 1997, the Bank originated $4.2 million and $3.1 million of residential mortgage loans.

Increased Deposit Market Share in Market Areas. The Bank operated three full service retail offices in 1998, primarily in suburban areas in mid-central Virginia. The Bank continuously seeks to increase its market share in the communities it serves by expanding deposit relationships, by improving product cross-selling and through new business development. The Bank's strategy of gathering deposits primarily in suburban and rural communities has enabled it to attract relatively stable deposits.

Increased Fee Income. Management of the Bank is working to increase fee income by attracting a larger number of checking accounts and offering its customers a wider selection of fee-based services. The Bank also is increasing fees by surcharging on all foreign ATM transactions. The Bank believes that additional fee income may be generated through the active marketing in the future of financial products.

Interest Rate Risk Management. The Bank is committed to residential lending as its primary business and seeks to limit the interest rate risk inherent in such activity. The Bank emphasizes the retention in its portfolio of variable rate mortgage and residential construction loans as well as fixed rate loans.

Enhance Regulatory Capital. The Bank is committed to enhancing its capital base to maintain regulatory capital ratios and to permit future conservative growth in total assets. In addition, management believes that the retention of future earnings will enhance the Bank's capital levels. The Bank actively manages the amount and mix of its assets in order to influence its capital ratios.

LENDING ACTIVITIES

General. The Bank primarily originates mortgage loans and construction loans secured by residential real estate. During the fiscal years 1998 and 1997, the Bank originated mortgage and construction loans totaling $11,960,536 and $8,504,164, respectively. Most of these loans were secured by one-to-four family residential real estate.

Under FIRREA, the permissible amount of loans-to-one-borrower by savings institutions is generally limited to 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable collateral. FIRREA also provides special rules which permit loans to be made for any purpose up to $500,000, notwithstanding a savings institutions level of unimpaired capital and surplus. Under the current interpretations of FIRREA, the Bank's maximum loans-to-one-borrower limit is $500,000. Commercial real estate lending restrictions, enacted in FIRREA, limit this type of lending to 400% of regulatory capital. Maximum loans to one borrower are further limited by Virginia law.

Residential Lending. The primary lending activity of the Bank is the granting of mortgage loans to enable borrowers to purchase single family homes on properties within its principal market area. The Bank also originates a limited number of one to four family residential construction loans.

The Bank originates both fixed rate mortgages and ARMs which have interest rates that adjust annually and are indexed to the weekly average yied on one-year Treasury securities. Borrower demand for ARMS versus fixed rate mortgage loans is a function of interest rate levels, the expectations for changes in the level of interest rates and the difference between interest rates and loan fees offered for fixed rate mortgage loans and the rates and loan fees for ARMs. The Bank's loan origination volume is subject to some seasonal variation, with the heaviest demand in mid-spring to midsummer and lightest in the winter. Loan demand is also affected by the interest rate environment and general economic conditions.

The Bank has maintained its emphasis on residential mortgage lending as a source of income. The Bank originates primarily conventional residential loans. The Bank is a qualified FHLMC seller and can sell 30-year fixed rate loans into the secondary market to help manage effectively its interest rate risk; however, the Bank sold no loans into the secondary market.

The Bank maintains an internal loan-tracking system for residential loans which provides management with information regarding the composition, status, and volume of loans in process, as well as other information.

Conventional residential mortgage loans are originated for up to 95% of the appraised value or selling price of the mortgaged property, whichever is less. All loans with loan-to-value ratios in excess of 80% require the customer to purchase private mortgage insurance from approved third parties so that the Bank's risk is no greater than an 80% loan-to-value ratio. The Bank's residential lending programs are intended to comply with all applicable regulatory requirements.

Residential mortgage loan applications must be approved for compliance with underwriting criteria, such as loan-to-value rations against the appraised collateral, borrower income qualifications, credit history and the adequacy of insurance. After approval, the Bank issues a commitment to the prospective borrower specifying the amount of the loan and a date of expiration of the commitment. Depending on the type of loan and whether the prospective borrower has elected to lock in rates and fees, commitment information also includes rates, fees and, if the loan is an ARM, information concerning the index, convertibility and adjustment features.

Credit authority with respect to conventional residential mortgage lending is currently assigned to four officers at the Bank, any three of whom may approve a loan up to the FHLMC limit of $227,150. Residential loans that exceed $227,150 must be approved by at least three of the five members of the Executive Loan Committee of the Board of Directors.

The Bank traditionally made residential construction loans on custom homes (where the home buyer is the borrower), and pre-sold homes, but not on speculative residential construction, except to low-risk credit worthy borrowers. Construction financing is generally considered to involve a higher degree of risk than long-term financing on improved, occupied real estate. The Bank limits its construction lending to contractors who have pre-sold the subject properties under custom construction for the home owner. The Bank's risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction.

If the estimate of construction costs proves to be inaccurate, the Bank might have to advance funds beyond that originally committed to permit completion of the construction and to protect its security position. The Bank might also be confronted with a project with insufficient value to assure full repayment. The Bank's underwriting, monitoring and disbursement practices with respect to construction financing are intended to ensure that sufficient funds are available to complete construction projects. The Bank endeavors to limit its risk through its underwriting procedures, by using only approved, qualified appraisers and by dealing only with qualified builders and borrowers.

Consumer Lending. The Bank's consumer lending program provides loans for home improvement, automobiles, and certain other worthwhile purposes. Generally, consumer loans are originated for terms ranging from one month to five years at fixed rates. The bank also offers loans secured by savings accounts, home equity lines of credit and second mortgage loans.

Consumer lending is delegated to officers and branch managers. The maximum current loan limit applicable to any such individual is $20,000 unsecured and $30,000 secured. Unsecured consumer loans of an amount between $20,000 and $30,000 must be approved by the chief executive officer and such loans more than $30,000 must be approved by the Bank's Executive Loan Committee. Savings Bank officers, as defined in the Bank's loan policy manual, have authority to make secured loans up to $30,000. Secured loans above $30,000 but not more than $50,000 require the approval of the chief executive officer and one other loan officer and such loans of $50,000 or more require approval of the Loan Committee of the Board of Directors.

Loan Servicing. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow funds for the payment of real estate taxes and insurance premiums, contacting delinquent borrowers and supervising foreclosures in the event of unremedied defaults. The Bank receives a fee, generally 3/8% of the unpaid principal balance, for each loan serviced for others. Such fees serve to compensate the Bank for the costs of performing the servicing function.

The Bank services loans for the FHLMC. No loans were serviced for others. The Bank does not anticipate increasing the pool of loans serviced for others. The Bank's ability to continue servicing loans for the FHLMC is dependent upon the Bank's ability to meet the seller/servicer qualifications of these agencies, including the agencies' net worth requirements.

Secondary Market Activities. The Bank has developed correspondent relationships with several financial institutions to facilitate the origination or sale of mortgage loans in the secondary market on a whole loan basis. Virtually all such loans are secured by real estate which is located in Virginia. Although management of the Bank has the authority to purchase loans, it generally has not purchased loans.

Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of the Bank's loan portfolio by the type of loan.

                                                        At December 31,
                                                      1998          1997
                                                      ----          ----
Type of Loans:
    Mortgage loans                                $23,844,767   $25,100,849
    Installment loans                               7,764,985     6,640,642
    Construction loans (net)                        2,357,340     1,672,890
    Home improvement loans                            222,879       334,999
    Loans to depositors, secured by savings           154,203       114,991
                                                  -----------    ----------
                                                   34,344,174    33,804,371

Less:
    Allowance for loan losses                         252,116       202,405
    Unearned income on installment loans               12,266        12,349
    Net deferred loan fees                            213,470       218,170
                                                  -----------    ----------
                                                  $33,866,322   $33,431,447
                                                  ===========   ===========

LOAN MATURITY TABLES

The following table sets forth the estimated maturity of the Bank's loan portfolio at December 31, 1998. The table does not include prepayments or scheduled principal repayments. All loans are shown as maturing based on contractual maturities.

                             Due within    1 through    Due after
                              1 year        5 years      5 years        Total
                              ------        -------      -------        -----

Mortgage and home
 improvement                $    6,942     1,203,739    22,856,965    24,067,646
Installment and loans to
 depositors, secured by
 savings                     3,336,200     3,385,357     1,197,631     7,919,188
Construction                 2,357,340             0             0     2,357,340

NON-PERFORMING AND PROBLEM ASSETS

Loan Delinquencies. The Bank's collection procedures provide that when a consumer loan is ten days past due, a late charge notice is sent. If payment is still delinquent after twenty days, the customer will receive a delinquency notice and a telephone call from the loan officer. If the delinquency continues, similar subsequent efforts are made to eliminate the delinquency. If the loan continues in a delinquent status for ninety days past due and no repayment plan is in effect, a notice of right to cure default is mailed to the customer giving ten days to bring the account current before proceeding with legal action.

Loans are reviewed on a monthly basis and are generally placed on a nonaccrual status ("non-performing loans") when, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Payments on loans placed in nonaccrual status are applied to principal only until transferred back to an accrual basis.

Non-performing Assets. At December 31, 1998 and 1997, the Bank had no non-performing loans. The Bank seeks to maintain a low or zero level of nonperforming assets through superior credit quality decisions, by following strict policy guidelines, exercising close control over collections, and by curing delinquencies.

Classified Assets. The Bank's system requires the classification of loans and other assets that are considered to be of questionable quality and is intended to be consistent with regulations adopted by the Bank's regulators. These regulations require each insured institution to classify its assets on a regular basis. In addition, in connection with the examination of insured institutions, regulatory examiners have authority to identify problem assets and, if appropriate, require them to be classified. The Bank's system employs the classification categories of "substandard," "doubtful" and "loss." Substandard assets have deficiencies which give rise to the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a high probability of loss. An asset classified as loss is considered uncollectible and of such little value that it should not be included as an asset of the Bank.

Assets classified as substandard or doubtful require the establishment of a valuation allowance in amounts adequate under FDIC regulations. Judgments regarding the adequacy of a general valuation allowance are based on continual evaluation of the nature, volume and quality of the loan portfolio and other assets, specific problem assets and current economic conditions that may affect the recoverability of recorded amounts.

In accordance with its classification of assets policy, the Bank regularly reviews the problem assets in its portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of its assets at December 31, 1998, the Bank had $242,613 of assets classified as substandard loans and $396,919 of assets classified as doubtful. The Bank's potential problem loans include one mortgage loan with a principal balance of $315,838 and one construction loan with a principal balance of $46,624. At December 31, 1998, the Bank's allowance for loan losses was $252,116.

Foreclosed Real Estate. Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. Any real estate owned acquired, under the Bank's policy, is and will be recorded at the lower of estimated fair market appraised value or the principal balance of the defaulted loan (net of any loss reserves already established). Development, improvement and direct holding costs relating to any such property, if any, will be capitalized. Under the policy of the Bank, the carrying value of any acquired property will be continuously evaluated and, if necessary, an allowance will be established to reduce the carrying value to net realizable value.

Generally, the Bank establishes specific allowances for the difference between the anticipated net realizable value, adjusted for other possible sources of repayment and the book balance of its classified loans and REO. Each classified loan property is reviewed at least monthly. Allowances are established or periodically increased, if necessary, based on the review of information obtained through on-site inspections, market analysis, appraisals and purchase offers. At December 31, 1998 the Bank did not hold any foreclosed real estate.

Allowances for Loan Losses. The allowance for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio. Various factors including charge-off experience, change in the volume of loans and the level of under performing loans are taken into consideration in determining the amount of the provisions for loan losses and the total amount of the loan loss reserve.

                                                      December 31,
                                              1998                           1997
                                    Amount of    % of               Amount of    % of
                                    Allowance    Allowance          Allowance    Allowance
                                    ---------    ---------          ---------    ---------
Mortgage loans                      $157,299       65.13%           $150,023       74.12%
Installment loans                     74,708       29.63%           $ 39,691       19.61%
Construction loans                    11,552        1.85%           $  9,998        4.94%
Home improvement loans                 8,557        3.39%              2,693        1.33%
                                    --------      -------           --------      -------

Total allowance for loan losses     $252,116      100.00%           $202,405      100.00%
                                    ========      =======           ========      =======

The following table sets forth information with respect to the Bank's allowance for loan losses at the dates and for the periods indicated:

                                                       December 31,
                                                 1998              1997
                                                 ----              ----


Allowance balances at beginning of period      $202,405           $156,317
Provision (credit) for loan losses:
  Mortgage loans                                  7,276             44,472
  Installment loans                              69,306             11,766
  Construction loans                              1,554              2,964
  Home improvement loans                          5,864                798

Net (charge-offs) recoveries:
  Mortgage loans                                      0             (1,175)
  Installment loans                             (34,289)           (12,737)
  Construction loans                                  0                  0
  Home improvement loans                              0                  0
                                             -----------         ----------
 Allowance balance at end of period            $252,116           $202,405
                                             ===========         ==========

INVESTMENT SECURITIES

As described in Note 2 to the financial statements, substantially all of the Bank's investments are derived from U.S. Government and Agency obligations. In addition, the Bank's equity securities consist of shares of Federal Home Loan Mortgage Corporation Stock. The fair value of the US Treasury and Agency obligations and equity security are determined based on quoted market values. The weighted average yied by maturity, cost basis and fair value by maturity are as follows:

                                                       Weighted        Carrying       Estimated
                                                    Average Yield       Amount        Fair Value
                                                    -------------       ------        ----------
Available-for-sale:
  U.S. Government and agency obligations:
     Due in one year or less                           5.75%          $  999,502     $1,006,421
     Due from one year to five years                   5.55%           1,988,183      1,979,689
     Due from five to ten years                        5.28%           1,386,251      1,395,637
Other investment securities:
  Federal Home Loan Mortgage Corporation stock          ---                9,814        645,947
                                                                      ----------     ----------
                                                       3.98%          $4,383,750     $5,027,694
                                                                      ==========     ==========

The Bank had US Treasury and Agency obligations pledged as collateral for a municipal deposit as of December 31, 1998 and 1997 respectively, totaling $1,580,000 and $1,000,000.

The following tables of Average Balances, Interest, Yields and Costs, and Rate/Volume analyze the Bank's net interest income for the year ended December 31, 1998 and 1997.

                 Average Balances, Interest, Yields, and Costs

The following table sets forth certain information relating to the Bank's average balance sheets and reflects the average yield on assets and average cost of liabilities at and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused a material difference in the information presented.

                                                                                                  Year Ended December 31,
                                                                                            --------------------------------------
                                             At December, 1998       At December, 1997                         1998
                                             -----------------       -----------------                         ----
                                             Actual     Actual       Actual    Actual          Average       Interest      Yield/
                                             Balance     Yield       Balance    Yield          Balance                     Cost
                                             -------     -----       -------    -----          -------       --------      ----
Assets:
Interest earning assets:
 Interest-bearing deposits                   571,991     6.29%        204,991  15.74%          388,491         35,965       9.26%
 Investments                               5,027,694     3.70%      4,318,365   4.66%        4,673,030        185,824       3.98%
 Federal Home Loan Bank Stock                447,500     9.27%        447,500   5.42%          447,500         41,464       9.27%
 Loans receivable                         33,866,322     9.94%     33,431,447   9.61%       33,648,885      3,365,342      10.00%
                                          ----------               ----------               ----------      ---------
Total interest earning assets             39,913,507     9.09%     38,402,303   9.03%       39,157,906      3,628,595       9.27%
Non-interest-earning assets                3,826,261                3,554,845                3,690,553
                                          ----------               ----------               ----------
 Total                                    43,739,768               41,957,148               42,848,459
                                          ==========              ===========               ==========
Liabilities and stockholders' equity:
Interest-bearing liabilities
 Savings deposits                          8,534,358     3.65%      9,243,051   3.45%        8,888,705        311,453       3.50%
 Demand deposits                           1,835,407     0.03%      1,111,685   0.02%        1,473,546            592       0.04%
 Now and money market deposits             4,128,535     2.79%      3,767,761   2.97%        3,948,148        115,148       2.92%
 Certificates of deposit,
 $100,000 or more                          3,647,493     6.63%      2,960,747   7.58%        3,304,120        241,771       7.32%
 Other Cerificates of deposit             17,110,942     4.86%     16,150,777   5.17%       16,630,860        831,559       5.00%
 Borrowings                                2,560,000     7.82%      3,340,000   7.76%        2,950,000        200,150       6.78%
                                          ----------               ----------               ----------      ---------
Total interest-bearing liabilities        37,816,735     4.50%     36,574,021   4.78%       37,195,379      1,700,673       4.57%
Non-interest-bearing liabilities             513,104                  446,869                  479,986
Stockholders' Equity                       5,409,929                4,936,258                5,173,094
                                          ----------               ----------               ----------
 Total                                    43,739,768               41,957,148               42,848,459
                                          ==========              ===========               ==========
Net interest income and interest
 rate spread                                             4.59%                  4.25%                       1,927,922       4.69%
                                                                                                           ==========
Net yield on interest-earning assets                     4.83%                  4.48%                                       4.92%
Ratio of interest-earning assets
 to interest-bearing liabilities                       105.54%                105.00%                                     105.28%
Ratio of average equity to average assets               12.37%                 11.76%                                      12.07%
      Year Ended December 31,
--------------------------------------
                   1997
                   ----
                               Average
   Average       Interest      Yield/
   Balance                     Cost
   -------       --------      ----
   210,836         32,271      15.31%
 4,700,707        201,410       4.28%
   447,500         24,266       5.42%
31,744,342      3,211,483      10.12%
----------      ---------
37,103,385      3,469,430       9.35%
 3,929,169
----------
41,032,574
==========

 8,598,845        318,594       3.71%
 1,354,381            268       0.02%
 3,561,658        112,076       3.15%
 2,930,279        224,510       7.66%
16,446,780        834,992       5.08%
 3,030,000        259,334       8.56%
----------      ---------
35,921,943      1,749,774       4.87%
   385,862
 4,724,769
----------
41,032,574
==========
                1,719,656       4.48%
               ==========
                                4.63%

                              103.29%
                               11.51%

                              Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of the Bank's interest earning assets and interest-bearing liabilities. The table distinguishes between (i) changes in net interest income attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes in net interest income attributable to rate (changes in interest rates multiplied by the prior period's volume), and
(iii) mixed changes (changes in volume multiplied by changes in rates.)

                                              Year Ended December 31, 1998 vs. 1997            Year Ended December 31, 1997 vs. 1996
                                            ---------------------------------------         ----------------------------------------
                                               Increase (Decrease) Attributable to              Increase (Decrease) Attributable to
                                            ---------------------------------------         ----------------------------------------
                                                                    Rate/                                            Rate/
                                             Volume      Rate       Volume    Net             Volume      Rate       Volume    Net
                                            ---------------------------------------         ----------------------------------------
Interest Income on:
Interest-bearing deposits                    57,776    (19,382)    (34,700)   3,694          (2,208)    (6,818)        368   (8,658)
Investments                                  33,083    (41,803)     (6,866) (15,586)        (29,331)    42,107      (6,334)   6,442
Federal Home Loan Bank Stock                      0     17,198           0   17,198               0     (8,178)          0   (8,178)
Loans Receivable                             41,775    110,645       1,439  153,859         327,941    (33,927)     (3,809) 290,205
                                             ------    -------       -----  -------         -------    --------     ------- -------
  Total Interest Income                     132,634     66,658     (40,127) 159,165         296,402     (6,816)     (9,775) 279,811
                                             ------    -------       -----  -------         -------    --------     ------- -------
Interest Expense on:
Savings Deposits                            (24,428)    18,722      (1,435)  (7,141)         45,814     (8,668)     (1,404)  35,742
Demand Deposits                                 175         90          59      324            (138)      (166)         43     (261)
Now and money market deposits                10,732     (6,990)       (669)   3,072           9,783     (2,832)       (263)   6,688
Certificates of deposit, $100,000 or more    52,075    (28,259)     (6,555)  17,261           3,582     49,411       1,038   54,032
Other certificates of deposit                49,640    (50,095)     (2,978)  (3,433)        (31,646)   (29,408)      1,040  (60,015)
Borrowings                                  (60,563)     1,799        (420) (59,164)         53,942    (25,456)     (5,802)  22,684
                                           -----------------------------------------------------------------------------------------
  Total interest expense                     27,631    (64,733)    (11,999) (49,101)         81,336     17,119      (5,348)  58,870
                                           -----------------------------------------------------------------------------------------
Increase (decrease) in net interest income $105,003   $131,391     $28,128 $208,266         215,067     10,303      (4,428) 220,941
                                           =========================================================================================


SUPERVISION AND REGULATION

The Bank is regulated and examined on a regular basis by the FDIC. Included in the examination is a review of the adequacy of the loan loss provision, quality of loans and investments, propriety of management practices, compliance with laws and regulations, and other aspects of the Bank's operations. In addition, the Bank must furnish quarterly reports containing detailed financial statements and schedules to the FDIC. The Bank is a state chartered savings bank and is subject to regulation by the Bureau of Financial Institutions/State Corporation Commission. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies. These laws and regulations affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Any change in applicable laws or regulations may have a material effect on the business of the Bank. The Bank is also subject to the provisions of the Community Reinvestment Act of 1977, which requires the FDIC to assess the Bank's record in meeting the credit needs of the community serviced by the Bank, including low and moderate income neighborhoods.

The deposits of the Bank are insured by the FDIC and the Bank is a member of the Saving Association Insurance Fund which is administered by the FDIC and is subject to quarterly assessments based on deposits.

COMPETITION

     The Bank faces strong competition, both in attracting deposits and in originating real estate and other loans, from other thrifts, credit unions, banks, and other mortgage lenders, most of which have greater resources than the Bank. Some or all of these competitive institutions operate in each of the Bank's market areas. The Bank competes in its market areas with these other institutions and financial intermediaries in all phases of its operations, including savings, lending, customer service and financial services. Management believes that a strong knowledge of, and presence in, the markets served by the Bank, a corporate focus on high-quality customer service, well-defined product lines and marketing programs responsive to the demands of the consumer enables the Bank to compete effectively in the delivery of its deposit and lending products.

PERSONNEL

The Bank currently has twenty-two full-time employees and utilizes the services of four part-time employees and two loan originators. The Bank currently maintains a comprehensive employee benefit program providing company-sponsored group health, life and disability insurance, a 401(k) retirement plan with a profit-sharing option, paid vacations and sick leave, and educational assistance, in which most eligible employees participate. The employee benefits are considered by management to be generally comparable with employee benefits available in the Bank's market area. Employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees is excellent.

ITEM 2. DESCRIPTION OF PROPERTIES
        -------------------------

The Bank presently owns three facilities, its main office and corporate office at 268 North Main Street, Bowling Green, VA, a second branch located at 11019 Leavells Road, Fredericksburg, VA, and a third office located at 18121 Jefferson Davis Highway, Ruther Glen, VA.

All properties are in sound physical condition and are deemed to be adequately insured. There are no mortgages, liens or other limitations on the Bank's ownership of its properties.

ITEM 3. LEGAL PROCEEDINGS
        -----------------

The Bank is party to various legal proceedings originating from the ordinary course of business. Management and counsel are of the opinion that settlement of these items should not have a material effect on the financial position of the Bank.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
        ---------------------------------------------------

None

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        -----------------------------------------------------------------
        MATTERS
        -------

There is no established market for the Bank's common stock. The Bank's common stock trades infrequently, is not listed on an exchange, and is not quoted on any bulletin board system. Sales of the Bank's stock take place between individuals at mutually agreed prices and the Bank does not participate in the transactions.

Management knows of no restrictions on the Bank's ability to pay future dividends and management expects to continue to pay annual stock or cash dividends in the future. However, the Bank's ability to pay dividend on its common stock is substantially restricted by Federal regulation and the effect of Federal income taxation on any dividends paid.

The number of holders of the Bank's Common Stock (the only class of equity security of the Bank) of record was 542 as of the end of the Bank's fiscal year, December 31, 1998.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS
        ------------------------------------

The information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 3 through 5 of the Annual Report is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
        -------------------------------------------

The information for this items can be found in the Annual Report, which is hereby incorporated by reference.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
        ---------------------------------------------------------------
        FINANCIAL DISCLOSURE
        --------------------

Information contained under "Proposal Two: Ratification of the Selection of Independent Auditors" on page 7 of the Proxy Statement used in connection with the solicitation of proxies for the Bank's annual meeting of shareholders to be held April 27, 1999, is incorporated herein by reference. Over the past 12 months, the Bank had no disagreements with its accountants on any matters of accounting principles or practices for financial statement disclosure.

Cherry, Bekaert & Holland, L.L.P. ("Cherry Bekaert") served as the Bank's independent public accountants for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997. For various business reasons, senior management recommended the replacement of Cherry Bekaert to the Company's Board of Directors, and on August 27, 1998, the Board officially terminated its business relationship with Cherry Bekaert. Cherry Bekaert's reports on the Bank's financial statements for each of the last two fiscal years did not contain an adverse opinion or disclaimer of opinion. Similarly, Cherry Bekaert did not modify either such report as to uncertainty, audit scope or accounting principles. There were no disagreements between the Bank and Cherry Bekaert regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Upon the recommendation of senior management, on August 27, 1998, the Board of Directors of the Bank appointed McGladrey & Pullen, L.L.P., as independent public accountants to audit the Bank's consolidated financial statements for the fiscal year ended December 31, 1998.

                                    PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK
        --------------------------------------------

A.   Directors of the Bank

See Proxy Statement, item titled "Election of Directors," page 3.

B.   Executive Officers of the Bank

The names and (ages) of all principal officers of the Bank and of all persons chosen to become principal officers, the nature of any family relationship between them, their positions and offices with the Bank and terms of office and any arrangements or understandings between officers and any other person pursuant to which that person was selected as an officer is as follows:

William Roy Southworth (61) has served as the chief executive officer of the Bank since 1973. He was elected president and director in 1975.

J. Kemp Smith (56) has been a vice president of the Bank since 1986. He was elected a director October 21, 1997. Prior to that he was an officer and branch manager for Dominion Bank.

Vicki L. Satterwhite (41), vice president and branch manager, was employed by the Bank in 1976.

ITEM 10. EXECUTIVE COMPENSATION
         ----------------------

See Proxy Statement items titled "Directors' Compensation", "Certain Relationships and Related Transactions", and "Summary Compensation" at page 5 thereof.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

See the Proxy Statement for the 1997 Annual Meeting of Shareholders (the "Proxy Statement") items titled "Security Ownership of Certain Beneficial Owners and Management," at page 1 thereof.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
         ----------------------------------------------

The information for this item is set forth in the section entitled "Certain Relationships and Related Transactions" on page 5 of the Bank's Proxy Statement, which section is hereby incorporated by reference.

ITEM 13. EXHIBITS, FINANCIAL STATEMENTS AND REPORTS ON FORM 8-K
         ------------------------------------------------------

(a)  1.   FINANCIAL STATEMENTS
     The following information is included in the Bank's 1998 Annual Report, which information is incorporated herein by reference.

     Consolidated Statements of Financial Condition at December 31, 1998 and
1997

     Consolidated Statements of Income for years ended December 31, 1998 and
1997

     Consolidated Statements of Stockholder's Equity for years ended December 31, 1998 and 1997

     Consolidated Statements of Cash Flows for years ended December 31, 1998 and 1997

     Notes to Financial Statements

     Independent Auditor's Report

     2.   EXHIBITS

     Exhibit No.    Description
     -----------    -----------
            3.1     Articles of incorporation
            3.2     By-laws to the articles of incorporation
           10.2     1995 Stock Incentive Plan
           13       1998 Annual Report filed herewith
           22       Proxy Statement for the April 27, 1999 Annual Meeting of
                    Stockholders filed herewith

(b)  REPORTS ON FORM 8-K

     None

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAROLINE SAVINGS BANK

By:


/s/ W.R. Southworth
-------------------------------
W.R. Southworth
President, CEO & Director

By:


/s/ Janet L. Moss
-------------------------------
Janet L. Moss
Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     Signature            Title                                        Date
     ---------            -----                                        ----

/s/ Wayne V. Allen        Director                                    3-29-99
------------------------                                              -------
Wayne V. Allen


/s/ Wilson M. Blatt       Director                                    3-29-99
------------------------                                              -------
Wilson M. Blatt


/s/ Page Butler           Director                                    3-29-99
------------------------                                              -------
Page Butler


/s/ John F. Davis         Director                                    3-29-99
------------------------                                              -------
John F. Davis


/s/ James S. Day, Jr.     Chairman of the Board                       3-29-99
------------------------                                              -------
James S. Day, Jr.


/s/ Clyde Flagg           Director                                    3-29-99
------------------------                                              -------
Clyde Flagg


/s/ Harold L. Gardner     Director                                    3-26-99
------------------------                                              -------
Harold Gardner


/s/ Arthur J. Martin      Director                                    3-29-99
------------------------                                              -------
Arthur J. Martin


/s/ W.R. Southworth       President, Chief Executive Officer, and     3-29-99
------------------------                                              -------
W.R. Southworth           Director


/s/ J. Kemp Smith         Executive Vice-President and Director       3-29-99
------------------------                                              -------
J. Kemp Smith

                                                                     Appendix C









                              CAROLINE SAVINGS BANK
                                     10-QSB

                                  FORM 10-QSB/A

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                  QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                         SECURITIES EXCHANGE ACT OF 1934
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1999

                           FDIC CERTIFICATE NO. 31673

                              CAROLINE SAVINGS BANK
                     (Exact name of small business issuer as
                            specified in its charter)

           VIRGINIA                                      54-0918835
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


                              268 North Main Street
                          Bowling Green, Virginia 22427
               (Address of principal executive offices) (Zip Code)

                                 (804) 633-9883
                            Issuer's telephone number

                                 Not Applicable
(Former name, former address and former fiscal year, if changed since last report.)


         Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X]
No [ ]


         State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date.

    Common Stock, $4.00 Par Value -- 389,869 shares as of September 30, 1999

CAROLINE SAVINGS BANK AND SUBSIDIARY
BOWLING GREEN, VIRGINIA


PART I - FINANCIAL INFORMATION

Item 1.  Financial Statements

         Consolidated Statements of Income (Unaudited) -- Three and Nine months ended September 30, 1999 and 1998.

         Consolidated Balance Sheets (Unaudited) -- September 30, 1999.

         Consolidated Statements of Cash Flows (Unaudited) -- Nine months ended September 30, 1999 and 1998.

         Notes to condensed consolidated financial statements

Item 2.  Management's Discussion and Analysis or Plan of Operation


PART II - OTHER INFORMATION

Item 1.  Legal Proceedings

Item 2.  Changes in Securities and Use of Proceeds

Item 3.  Defaults Upon Senior Securities

Item 4.  Submission of Matters to a Vote of Security Holders

Item 5.  Other Information

Item 6.  Exhibits and Reports on Form 8-K

Signatures.

                              Caroline Savings Bank
                     Consolidated Balance Sheet (Unaudited)
                            As of September 30, 1999


                                                                                      September 30, 1999
                                                                                    (Dollars in thousands)

ASSETS

Cash and cash equivalents                                                                        $ 3,392

Investment securities
  Securities held-to-maturity                                                                          4
  Securities available-for-sale                                                                    6,984

Federal Home Loan Bank stock (restricted), at cost                                                   225

Loans receivable, net                                                                             34,905

Premises and equipment, net                                                                        1,616

Other real estate owned                                                                                3

Accrued interest receivable
  Loans                                                                                              269
  Investment securities                                                                               91

Prepaid expenses and other assets                                                                    145
                                                                                        -----------------

                           TOTAL ASSETS                                                          $47,634
                                                                                        =================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits -               Savings accounts                                                       $9,855
                           Interest bearing transaction accounts                                   6,392
                           Money market deposits                                                   1,649
                           Certificates of deposit of $100,000 or more                             3,255
                           Other certificate accounts                                             17,204

  Deferred income taxes                                                                              180

  Federal Home Loan Bank advances                                                                  3,500

  Accrued expenses and other liabilities                                                             102
                                                                                        -----------------

                           TOTAL LIABILITIES                                                      42,137
                                                                                        -----------------

STOCKHOLDERS' EQUITY
  Common stock, $4 par value
                           Authorized, 3,000,000 shares
                           Issued and outstanding, 389,869 shares                                  1,559
  Additional paid-in capital                                                                       1,866
  Retained earnings, substantially restricted                                                      1,829
  Unrealized gain (loss) in securities available-for-sale (net of tax)                               243
                                                                                        -----------------

                           TOTAL STOCKHOLDERS' EQUITY                                              5,497
                                                                                        -----------------

                           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $47,634
                                                                                        =================


*See Notes to Condensed Consolidated Financial Statements

                              Caroline Savings Bank
                  Consolidated Statements of Income (Unaudited)
             Three and Nine Months Ended September 30, 1999 and 1998


                                                                         Three Months                       Nine Months
                                                                 September 30,     September 30,     September 30,     September 30,
                                                                      1999              1998             1999              1998
INTEREST INCOME
  Loans receivable                                                   $817,221          $861,749       $2,469,471        $2,553,330
  Depository institutions                                              98,519            40,836          248,007           153,399
                                                             ----------------- ----------------- ----------------  ----------------

                  TOTAL INTEREST INCOME                               915,740           902,585        2,717,478         2,706,729
                                                             ----------------- ----------------- ----------------  ----------------

INTEREST EXPENSE
  Deposits of $100,000 or more                                         37,383            27,504          112,016            86,551
  Other deposits                                                      343,244           349,863        1,035,334         1,030,744
  Borrowings                                                           85,198            74,447          215,243           216,303
                                                             ----------------- ----------------- ----------------  ----------------

                  TOTAL INTEREST EXPENSE                              465,825           451,814        1,362,593         1,333,598
                                                             ----------------- ----------------- ----------------  ----------------

NET INTEREST INCOME                                                   449,915           450,771        1,354,885         1,373,131

PROVISION FOR POSSIBLE LOAN LOSSES                                     21,000            21,000           63,000            63,000
                                                             ----------------- ----------------- ----------------  ----------------

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES          428,915           429,771        1,291,885         1,310,131
                                                             ----------------- ----------------- ----------------  ----------------

NONINTEREST INCOME
  Service charges on transaction accounts                              73,978            58,589          202,789           162,219
  Mortgage loan servicing fees                                         13,260            11,455           37,781            24,595
  Other noninterest income                                              5,749             9,830           22,102            37,117
  Other                                                                 2,895             2,639            9,398             7,785
                                                             ----------------- ----------------- ----------------  ----------------
                  TOTAL NONINTEREST INCOME                             95,882            82,513          272,070           231,716
                                                             ----------------- ----------------- ----------------  ----------------

NONINTEREST EXPENSE
  Personnel                                                           192,580           188,931          629,818           566,314
  Occupancy                                                            18,027            17,187           49,120            50,231
  Advertising                                                          10,243            11,000           18,786            28,980
  Equipment                                                            22,929            20,364           65,515            61,524
  Deposit insurance premiums                                            5,240             5,112           15,528            15,395
  Data processing                                                      53,650            54,971          149,676           164,770
  Other                                                                72,198            65,772          253,224           234,755
                                                             ----------------- ----------------- ----------------  ----------------

                  TOTAL NONINTEREST EXPENSES                          374,867           363,337        1,181,667         1,121,969
                                                             ----------------- ----------------- ----------------  ----------------

                  INCOME BEFORE INCOME TAXES                          149,930           148,947          382,288           419,878

PROVISION FOR INCOME TAXES                                             55,498            52,605          137,797           153,047
                                                             ----------------- ----------------- ----------------  ----------------

                  NET INCOME                                         $ 94,431          $ 96,342       $  244,490        $  266,831
                                                             ================= ================= ================  ================

                  NET INCOME PER SHARE - BASIC*                      $   0.24          $   0.25       $     0.63        $     0.69
                                                             ================= ================= ================  ================

                  NET INCOME PER SHARE - DILUTED*                    $   0.24          $   0.24       $     0.62        $     0.68
                                                             ================= ================= ================  ================

                  DIVIDEND PAID PER SHARE                            $   0.00          $   0.00       $     0.00        $     0.00
                                                             ================= ================= ================  ================

*See Notes to Condensed Consoldiated Financial Statements

                              Caroline Savings Bank
                Consolidated Statement of Cash Flows (Unaudited)
                  Nine Months Ended September 30, 1999 and 1998

                                                                                           Nine Months Ended
                                                                                    September 30,         September 30,
                                                                                       1999                  1998
                                                                                         (Dollars in thousands)

OPERATING ACTIVITIES
    Net Income                                                                        $  244                $  267
    Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
      Decrease (increase) in accrued interest receivable                                 (52)                   (1)
      Decrease (increase) in prepaid expenses and other assets                           231                   (17)
      Increase (decrease) in accrued expenses and other liabilities                     (411)                   70
                                                                          -------------------   -------------------
NET CASH PROVIDED BY OPERATING ACTIVITY                                                   12                   319
                                                                          -------------------   -------------------

INVESTING ACTIVITIES
    Net purchase and sales of securities                                              (1,906)                  296
    Net increase in loans                                                             (1,039)               (1,161)
    Change in Deferred Income Taxes                                                      180                     2
    Purchase of premises and equipment                                                    35                    10
                                                                          -------------------   -------------------
NET CASH USED IN INVESTING ACTIVITIES                                                 (2,730)                 (853)
                                                                          -------------------   -------------------

FINANCING ACTIVITIES
    Net (decrease) increase in deposit accounts                                        3,098                 1,101
    Proceeds (repayments) from FHLB advances                                             940                    40
    Cash dividends                                                                        (5)                   (4)
    Proceeds from exercise of stock options                                               17                     6
                                                                          -------------------   -------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                              4,050                 1,143
                                                                          -------------------   -------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                              1,332                   609

CASH AND CASH EQUIVALENTS AT JANUARY 1                                                $2,060                $1,246
                                                                          -------------------   -------------------

CASH AND CASH EQUIVALENTS AT SEPTEMBER 30                                             $3,392                $1,855
                                                                          ===================   ===================


*See Notes to Condensed Consolidated Financial Statements

                              CAROLINE SAVINGS BANK

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               September 30, 1999



NOTE A -- BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.



NOTE B -- STATEMENT OF COMPREHENSIVE INCOME

         Caroline Savings Bank adopted FASB Statement No. 130, Reporting Comprehensive Income as of January 1, 1998. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income for the Bank includes unrealized gains and losses on available for sale securities. The Bank had no other items of comprehensive income.

         For the three months ended September 30, 1999, unrealized losses on available for sale securities were $61,000, net of deferred taxes of $35,000. For the three months ended September 30, 1998, unrealized gains on available for sale securities were $28,000, net of deferred taxes of $15,000.

         For the nine months ended September 30, 1999, unrealized losses on available for sale securities were $168,000, net of deferred taxes of $94,000. For the nine months ended September 30, 1998, unrealized gains on available for sale securities were $71,000, net of deferred taxes of $39,000.

         Comprehensive income for the three and nine month periods ended September 30, 1999 and 1998 were approximately $33,000 and $76,000 for 1999 and $124,000 and $338,000 for 1998, respectively, which included net income for the periods along with the other comprehensive income item mentioned above.

 NOTE C -- EARNINGS PER SHARE

         Basic earnings per common share is calculated by dividing net income by the average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income by the average number of common shares outstanding plus the incremental number of stock options outstanding at the end of the period.



                                                                              Three Months Ended
                                                                      September 30              September 30
                                                                          1999                      1998
                                                                       -----------               -----------
Net income available to common stockholders                            $  94,432                  $  96,342
                                                                       ===========               ===========
Weighted average share outstanding                                       389,353                    388,566
                                                                       -----------               -----------

BASIC EPS WEIGHTED AVG. SHARES OUTSTANDING                               389,353                    388,566
   Effect of dilutive securities:
   Incremental shares attributable to the 1995
   Stock Option and Incentive Plan                                         5,618                      5,296
                                                                       -----------               -----------

DILUTED EPS WEIGHTED AVG. SHARES OUTSTANDING                             394,971                    393,862
                                                                       ===========               ===========
BASIC EPS                                                              $    0.24                  $    0.25
                                                                       ===========               ===========
DILUTED EPS                                                            $    0.24                  $    0.24
                                                                       ===========               ===========




                                                                                Nine Months Ended
                                                                      September 30              September 30
                                                                          1999                      1998
                                                                       -----------               -----------
Net income available to common stockholders                            $ 244,491                  $ 266,831
                                                                       ===========               ===========
Weighted average share outstanding                                       389,153                    388,480
                                                                       -----------               -----------

BASIC EPS WEIGHTED AVG. SHARES OUTSTANDING                               389,153                    388,480
   Effect of dilutive securities:
   Incremental shares attributable to the 1995
   Stock Option and Incentive Plan                                         5,618                      5,296
                                                                       -----------               -----------

DILUTED EPS WEIGHTED AVG. SHARES OUTSTANDING                             394,771                    393,776
                                                                       ===========               ===========
BASIC EPS                                                              $    0.63                  $    0.69
                                                                       ===========               ===========
DILUTED EPS                                                            $    0.62                  $    0.68
                                                                       ===========               ===========



NOTE D -- NET LOANS RECEIVABLE
                                                                      September 30               December 31
                                                                          1999                       1998
                                                                               (Dollars in thousands)

Mortgage Loans                                                         $  24,698                  $  23,845
Installment Loans                                                          8,345                      8,142
Construction Loans                                                         2,350                      3,740
                                                                       ---------                  ----------
                                                                          35,393                     35,727
Less:
   Allowance for possible loan losses                                        243                        252
   Unearned income on loans                                                  245                        226
                                                                       ---------                  ----------
                                                                       $  34,905                  $  35,249
                                                                       =========                  ==========





NOTE E -- ALLOWANCE FOR LOAN LOSSES

                                                                                Nine Months Ended
                                                                       September 30             December 31
                                                                          1999                     1998
                                                                               (Dollars in thousands)

Balances December 31, 1998 and 1997                                      $  252                  $   202

   Provisions charged against income                                         63                       84
   Recoveries on loans charged off                                           10                        4
   Loans charged off                                                        (82)                     (38)
                                                                         -------                 --------

Balances September 30, 1999 and December 31, 1998                        $  243                  $   252
                                                                         =======                 ========



NOTE F -- STOCK DIVIDENDS

         At its January 1999 meeting, the Board of Directors declared a 5% stock dividend for holders of record on February 26, 1999. All per share and stock option amounts have been restated for all periods presented to reflect this dividend.

NOTE G -- PENDING TRANSACTION

         On September 15, 1999, the Bank entered into a definitive affiliation agreement with Virginia Commonwealth Financial Corporation of Culpeper, Virginia
(VCFC). Under the terms of the agreement, at the time of the affiliation, each Bank stockholder will receive .7959 shares of VCFC stock for each share of Caroline Savings Bank stock held. After the affiliation, Caroline Savings Bank with continue to operate as a seperate banking subsidiary of VCFC. Consummation of the affiliation is subject to approval by bank regulatory authorities and the shareholders of the Bank. The affiliation is expected to be completed in the first calendar quarter of 2000.
         In addition to the affiliation agreement, the parties entered into an option agreement to increase the profitability of the affiliation. The option agreement permits the exercise by VCFC of an option to acquire up to 19.9% of the Bank's common stock that would be outstanding immediately after the issuance of shares in respect of the option, at a price of $20.00 per share. In general, the option is exercisable at any time after any of the following occurs: (1) the Bank, without having received VCFC's prior written consent, entering into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with the Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Bank, or (iii) purchase or otherwise acquire directly from the Bank securities representing 10% or more of the voting power of the Bank; (2) any person acquiring beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Bank common stock; or (3) any person making a proposal to the Bank by public announcement or written communication that is or becomes the subject of public disclosure to acquire the Bank by affiliation, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such proposal the shareholders of the Bank vote not to approve the affiliation agreement.

ITEM 2.  Management's Discussion and Analysis or Plan of Operations.


EARNINGS SUMMARY

         Net income for the three months ended September 30, 1999 totaled $94,432 as compared with $96,342 for the same period ended September 30, 1998. On a per share basis (diluted) for the quarter ended September 30, 1999, income was $0.24 as compared with $0.24 for 1998. Net income for the three months ended September 30, 1999 was unfavorably impacted by a $11,530 increase in total noninterest expenses.

         Net income for the nine months ended September 30, 1999 totaled $244,491 as compared to $266,831 for the same period ended September 30, 1998. On a per share basis (diluted) for the nine months ended September 30, 1999, income was $0.62 as compared with $0.68 for 1998. Net income for the nine months ended September 30, 1999 was unfavorably impacted by a $18,245 decrease in net interest income and a $59,698 increase in total noninterest expenses, offset by a $40,354 increase in total noninterest income.


INTEREST INCOME

         Interest income increased $13,155 or 1.5% for the quarter ended September 30, 1999 over the comparable period in 1998. The interest income was impacted for the quarter by a decrease in interest on net loans receivable of $44,528 and an increase of $57,683 in interest income on investment securities over the comparable period in 1998. This net increase is attributable to the purchase of three new securities within the comparable period in 1998.

         Interest income for the nine months ended September 30, 1999 increased by $10,749 or 0.40% over the comparable period in 1998. This increase was attributable to an increase of $84,608 or 55.2% in investment securities interest offset by a decrease of $83,859 or 3.3% in interest income from loans receivable.


INTEREST EXPENSE

         Interest expense of $465,825 for the quarter ended September 30, 1999 represents a 3.1% increase from the comparable period in 1998. This increase of $14,011 is attributable to an increase of 35.92% or $9,879 in interest expense on deposits of $100,000 or more and an increase of $10,751 in interest paid on borrowings compared to the quarter ended September 30, 1998.

         For the nine months ended September 30, 1999 interest expense increased by $28,995 or 2.2% over the comparable period in 1998. This increase is primarily due to a $25,465 increase in interest paid on deposits of $100,000 or more.

PROVISION  FOR LOAN LOSSES

         The provision for loan losses is an estimate of an amount, by management, to provide for potential losses in the loan portfolio. Various factors including charge-off experience, change in the volume of loans and the level of under performing loans are taken into consideration in determining the amount of the provision for loan losses and the total amount of the loan loss reserve.

         The allowance for loan losses was 0.69% of outstanding loans as of September 30, 1999 and 1998. Net charge-off's in the period ended September 30, 1999 were $72,000 as compared to $34,000 for December 31, 1998. The $38,000 increase in net charge-off's is due mainly to one loan that was charged off in May 1999.

         The provision for loan losses was $63,000 for the nine months ended September 30, 1999 & 1998, and $84,000 for the year ended December 31, 1998.


NON-INTEREST INCOME

         Non-interest income for the three months ended September 30, 1999 was $95,882, an increase of $13,369 from the $82,513 reported for the comparable period ended September 30, 1998. Non-interest income was favorably impacted by an increase of $15,389 in service charges on transaction accounts. This increase can be attributed to an increasing customer base in checking accounts and an upsurge in ATM activity at foreign terminals.

         For the nine months ended September 30, 1999, non-interest income increased 17.4% or $40,354 over the comparable period in 1998. This increase is attributable to a 25% increase in service charges on transaction accounts and a 53.61% increase in mortgage loan servicing fees over the comparable period in 1998.


NON-INTEREST EXPENSES

         For the quarter ended September 30, 1999, non-interest expenses totaled $374,867, an increase of $11,530 or 3.2% over the $363,337 recorded during the same period ended September 30, 1998.

         For the nine months ended September 30, 1999, non-interest expenses totaled $1,181,667, an increase of $59,698 or 5.3% over the $1,121,969 recorded during the comparable period in 1998. This increase is attributable to a 8% increase in other non-interest expenses which includes an increase of $3,921 or 92% in Y2K expenses over the comparable period in 1998. Also affecting the increase in non-interest expenses for the nine months ended September 30, 1999 is an increase of 11.2% in personnel expenses and a decrease of 35.2% in advertising costs over the comparable period in 1998. Management has decreased the cost of advertising through innovative, as opposed to traditional, ways of advertising.

INTEREST SENSITIVITY AND LIQUIDITY

         Liquidity is the ability to meet customers' demand for funds. These requirements are met by the sale or maturity of existing assets, loan repayments, increases in deposits and/or borrowed funds. Management attempts to match rate sensitive assets to rate sensitive liabilities, by planning and controlling the mix and maturities of these assets and liabilities. The purpose of this asset/liability management is to create and maintain a proper relationship between rate sensitive assets and liabilities and also to provide adequate liquidity.

         The Bank's variable rate loans are repriced annually to limit the Bank's interest-rate risk.


NONPERFORMING ASSETS

         At September 30, 1999 the Bank's non-performing assets consist of two real estate loans with principle balances of $315,838 and $177,517, respectively. As of December 31, 1998 the Bank had no non-performing loans. The Bank seeks to maintain a low or zero level of non-performing assets through superior credit quality decisions, by following strict policy guidelines, exercising close control over collections, and by curing delinquencies.


CAPITAL POSITION

         Shareholders' Equity for the Bank increased from $5,410,000 to $5,497,000 or 1.6% from December 31, 1998 to September 30, 1999 due largely to a $244,000 increase in retained earnings. This total increase was offset by a decrease of $168,000 in unrealized gain(loss) in securities available-for-sale since December 31, 1998.


YEAR 2000 ISSUE

         The Year 2000 ("Y2K") issue is the result of computer programs using a two-digit format, as opposed to four digits, to indicate the year. Such computer systems will be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in the Bank's operation. There is one key date, 2/29/2000 (leap year), that could also disrupt the Bank's operation. The Year 2000 date problem is a reality and the deadline for correcting it cannot be postponed. The Bank identifies Year 2000 as among the largest challenge it has had to face upon moving into the new millennium. In 1996, the Bank began identifying these Y2K issues, and adopted a two-phase process for becoming Y2K compliant.

         In Phase I, which was completed in early 1998, the Bank identified the areas in which the Bank would have its largest exposure to Y2K issues. The Bank performed an inventory of all services and computer products that involved micro processors in their operation. The Bank determined that its service bureau was its major provider of financial data processing and the Bank's most vulnerable link to the Y2K event.

         In Phase II, the Bank has developed action plans to insure that the Bank is compliant by late 1999. The Bank has received and installed Y2K compliant updates from financial software/hardware providers. The Bank is working closely with its service bureau through scheduled testing to assure Y2K compliance.

         In the event some unforeseen circumstances arise, the Bank has in place a manual posting system for all of its key financial processing, including loans and deposits. The Bank believes that its expense will not exceed $35,000 in making its services Y2K compliant. The Bank's total Y2K expense through September 30, 1999 was $27,947. The Bank has successfully completed its Y2K contingency plan. The validation of this plan was a success at each Bank location. The Bank is currently meeting time-line requirements as stated by regulatory authorities and expects all of its systems will be verified Year 2000 compliant and be able to process without interruption. However, should the Bank's Y2K project fail due to external systems or other critical systems the Bank is dependent upon, the Bank could incur additional costs, processing delays, or system failures.


SUMMARY

         The Bank's commitment is to maintain its strengths in the markets it serves during difficult economic cycles, and to act resourcefully when confronted with new challenges.

Part II.  OTHER INFORMATION

         Item 1.  Legal Proceedings

                   The Bank is not engaged in any legal proceedings at the present time. From time to time, the Bank is a party to legal proceedings within the normal course of business wherein it enforces its security interest in loans made by it, and other matters of a like kind.

         Item 2.  Changes in Securities and Use of Proceeds

                   Not applicable

         Item 3.  Defaults upon Senior Securities

                   Not applicable

         Item 4.  Submission of Matters to a Vote of Security Holders

                   None

         Item 5.  Other Information

         On September 15, 1999, the Bank entered into a definitive affiliation agreement with Virginia Commonwealth Financial Corporation of Culpeper, Virginia
(VCFC). Under the terms of the agreement, at the time of the affiliation, each Bank stockholder will receive .7959 shares of VCFC stock for each share of Caroline Savings Bank stock held. After the affiliation, Caroline Savings Bank with continue to operate as a seperate banking subsidiary of VCFC. Consummation of the affiliation is subject to approval by bank regulatory authorities and the shareholders of the Bank. The affiliation is expected to be completed in the first calendar quarter of 2000.

         In addition to the affiliation agreement, the parties entered into an option agreement to increase the profitability of the affiliation. The option agreement permits the exercise by VCFC of an option to acquire up to 19.9% of the Bank's common stock that would be outstanding immediately after the issuance of shares in respect of the option, at a price of $20.00 per share. In general, the option is exercisable at any time after any of the following occurs: (1) the Bank, without having received VCFC's prior written consent, entering into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with the Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of the Bank, or (iii) purchase or otherwise acquire directly from the Bank securities representing 10% or more of the voting power of the Bank; (2) any person acquiring beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Bank common stock; or (3) any person making a proposal to the Bank by public announcement or written communication that is or becomes the subject of public disclosure to acquire the Bank by affiliation, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such proposal the shareholders of the Bank vote not to approve the affiliation agreement.

         Item 6.  Exhibits and Reports on Form 8-K

                      (a) Exhibits

                      Exhibit 2 - Agreement and Plan of Reorganization, dated
                                  September 15, 1999, by and between Virginia
                                  Commonwealth Financial Corporation and
                                  Caroline Savings Bank. (Previously filed with the FDIC and incorporated herein by reference).

                      Exhibit 3 - (i) Articles of Incorporation - (Previously
                                  filed with the FDIC and incorporated herein by reference). (ii) Bylaws - (Previously filed with the FDIC and incorporated herein by reference).

                      (b) Reports on Form 8-K

                       None

                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the Bank caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                      Caroline Savings Bank,
                                                      (Registrant)



Date: November 24, 1999                               By:/s/
                                                         -----------------------
                                                      W.R. Southworth
                                                      President


Date: November 24, 1999                               By:/s/
                                                         -----------------------
                                                      Janet L. Moss
                                                      Controller

                                                                      Appendix D



                    Opinion of Crestar SECURITIES CORPORATION

                 [LETTERHEAD OF CRESTAR SECURITIES CORPORATION]


___________, 1999


Board of Directors
Caroline Savings Bank
268 North Main Street
Bowling Green, Virginia 22427


Gentlemen:


         Caroline Savings Bank ("Caroline") and Virginia Commonwealth Financial Corporation ("Virginia Commonwealth"), have entered into an Agreement and Plan of Reorganization, dated as of September 15, 1999 (the "Agreement"), pursuant to which Caroline will become a wholly-owned subsidiary of Virginia Commonwealth (the "Affiliation"). Upon consummation of the Affiliation, each share of Caroline common stock issued and outstanding will be exchanged for .7959 shares (the "Exchange Ratio") of Virginia Commonwealth common stock, with cash being paid in lieu of issuing fractional shares.

         Crestar Securities Corporation, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. Crestar Securities Corporation's Investment Division has sold investment securities to Caroline from time to time and Crestar Bank's Financial Institutions Division has provided certain correspondent banking services to Caroline from time to time.

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Caroline.

         In arriving at our opinion, we have reviewed and analyzed: (i) the Agreement (ii) the Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Affiliation; (iii) Caroline's annual report to shareholders, annual

Board of Directors
Caroline Savings Bank
____________, 1999
 Page 2


reports on Form 10-KSB, and annual Proxy Statements to shareholders for the three years ended December 31, 1998; (iv) Caroline's unaudited financial statements for the six months ended June 30, 1999 and 1998; (v) other information related to Caroline prepared by Caroline's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters; (vi) Virginia Commonwealth's annual reports to shareholders and audited financial statements for the three years ended December 31, 1998; (vii) Virginia Commonwealth's annual report on Form 10-K for the year ended December 31, 1998;
(viii) Virginia Commonwealth's unaudited financial statements for the six months ended June 30, 1999 and 1998; (ix) other information related to Virginia Commonwealth prepared by Virginia Commonwealth's management, including but not limited to asset quality, reserve adequacy, margin analysis, interest rate sensitivity, internal controls, loan policies, regulatory matters and legal matters; (x) information regarding the trading market for the common stocks of Caroline and Virginia Commonwealth and the price range within which the respective stocks have traded; (xi) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company mergers and acquisitions in recent years; and (xii) such other financial studies, analyses, inquiries, and other matters as we deemed necessary. We have discussed with senior management of Caroline and Virginia Commonwealth the background of the Affiliation, the reasons and basis for the Affiliation, and the business and future prospects of Caroline and Virginia Commonwealth individually and as a combined entity.

         In conducting our review and arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Caroline and Virginia Commonwealth provided to us by or on behalf of Caroline and Virginia Commonwealth or from public sources. We have relied upon and assumed that the allowances for possible loan losses are adequate and comply fully with applicable law, regulatory policy and sound banking practice. We did not conduct a physical inspection of the properties or facilities of Caroline and Virginia Commonwealth nor have we made any independent evaluation or appraisal of the assets or liabilities of Caroline or Virginia Commonwealth. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Affiliation, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Affiliation to either Caroline or, on a pro forma basis, Virginia Commonwealth. Our opinion is necessarily based on economic, financial market and industry conditions as they exist and can be evaluated at the date hereof. Events occurring after that date, could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise our opinion or otherwise comment upon any events occurring after the date hereof.

Board of Directors
Caroline Savings Bank
____________, 1999
 Page 3


         Our opinion is directed to the Board of Directors of Caroline and relates only to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Caroline and does not constitute a recommendation to any shareholder of Caroline as to how such shareholder should vote with respect to the Affiliation.

         Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Caroline.



                                               Very truly yours,



                                               CRESTAR SECURITIES CORPORATION




                                                By: /s/ Charles W. Byrd, Jr
                                                    ------------------------
                                                      Charles W. Byrd, Jr.
                                                      Managing Director

                                                                      Appendix E


                          ARTICLE 15 - CODE OF VIRGINIA

                                   ARTICLE 15.

                               DISSENTERS' RIGHTS


         ss.13.1-729.  Definitions.--In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.13.1-732 through ss.13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                                CODE OF VIRGINIA
ss 13.1-730


         "Shareholder" means the record shareholder or the beneficial shareholder. (1985, C. 522; 1992,C. 575.)

         Law Review.--For article, "Dissenting Stockholders' Rights in Virginia:
Exclusivity of the Cash-Out Remedy and Determination of 'Fair Value,'" see 12 U. Rich. L. Rev. 505 (1978). For article, "The New Virginia Stock Corporation Act:
A Primer," see 20 U. Rich. L. Rev. 67 (1985). For article, "Virginia's Affiliated Transactions' Statute: Indulging Form Over Substance in Second Generation Takeover Legislation," see 21 U. Rich. L. Rev. 489 (1987).

         Editor's note.--The cases below were decided under prior law.

         "Fair value" defined.--The term "fair value" of the stock of a stockholder who dissents from a sale means the intrinsic worth of teh dissenter's stock, which is to be arrived at after an appraisal of all the elements of value. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147
(1964).

         Elements of "fair value."--Among the elements to be considered in arriving at the "fair value" or "fair cash value" of a dissenter's stock are its market value, net asset value, investment value, and earning capacity. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         The book value, or net asset value, of the stock is only one of the factors to be considered. Mere book value alone is not determinative. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         Excessive salary payments to officers and directors of a corporation are assets of the corporation to be considered along with other assets in fixing the value of the stock. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147
(1964).

         "Fair cash value" means actual value.--Actual value of the shares of a stockholder dissenting to a consolidation or merger of a corporation is practically synonymous with "fair cash value" as those words were used in repealed ss 13-47. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         The term "fair cash value" means the intrinsic worth of the dissenter's stock, which is to be arrived at after an appraisal of all the elements of value. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         And not contractual value.--Dissenters may not recover the "contractual value" of their shares, the par value plus accrued cumulative dividends, as distinguished from the "fair cash value" or the "actual value." Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         Determination of fair value of dissenters' stock upon conflicting evidence is for the trial court. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         Amount of allowance of interest is left to discretion of trial court. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         ss.13.1-730. Right to Dissent.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by ss.13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss.13.1-719;

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors
ss.13.1-730                     CORPORATIONS                         ss.13.1-730

provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Securities System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                a. Cash;

                b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                  c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

         3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss.13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

         1. The proposed corporate action is abandoned or rescinded;

         2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         3. His demand for payment is withdrawn with the written consent of the corporation.

         E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under ss.501 (c) or ss.528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private shareholder or individual shall be entitled to dissent and obtain payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984,
c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575;
1996, c. 246; 1999, c. 288.)

         The 1999 amendment added subsection E.

         Law Review.--For article discussing shareholder approval of mergers, see 56 Va. L. Rev. 755 (1970). For survey of Virginia law on business associations for the year 1971-1972, see 58 Va. L. Rev. 1172 (1972). For survey of Virginia administrative law for the year 1974-1975, see 61 Va. L. Rev. 1632
(1975). For survey of Virginia law on business associations for the year 1974-1975, see 61 Va. L. Rev. 1650 (1975).

ss.13.1-731                    CODE OF VIRGINIA                      ss.13.1-732

For article, "Virginia's Affiliated Transactions' Statute: Indulging Form Over Substance in Second Generation Takeover Legislation," see 21 U. Rich. L. Rev. 489 (1987).

         Editor's note.--The cases below were decided under prior law.

         Purpose of statutes.--The design of the statutes relating to the rights of a dissenting stockholder is to assure him that he will be fully compensated for the value of that of which he has been deprived by the merger, and no more. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         Stockholder has election as to dissent.--Every stockholder of a merging corporation has an election either to dissent and secure in the prescribed manner the fair cash value of his stock or, if he fails to dissent, to be bound by the terms of the merger. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014
(1946); Pittston Co. v. O'Hara, 191 Va. 886, 63 S.E.2d 34, appeal dismissed, 342 U.S. 803, 72 S. Ct. 38, 96 L. Ed. 608 (1951).

         Exclusiveness of statutory remedy.--Unless a corporate merger be tainted with fraud or illegality, the dissenting stockholder must pursue the remedy prescribed by statute. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed.
1014 (1946), wherein the court expressly refused to agree with Weiss v. Atkins, 52 F. Supp. 418 (S.D.N.Y. 1943), rev'd, 149 F.2d 193 (2nd Cir. 1945), and
pointed out that Winfree v. Riverside Cotton Mills, 113 Va. 717, 75 S.E. 309
(1912), holding contra, was no longer applicable. See McGhee v. General Fin. Corp., 84 F. Supp. 24 (W.D. Va. 1949), holding that the remedy is available only in state courts.

         The provisions of former law in regard to the valuation of the interest of dissatisfied members or stockholders in case of the merger of their corporation with another, were held to apply only in those cases in which the corporations seeking to merge had proceeded in all respects by authority of law. The provisions, therefore, were not exclusive of the right of dissatisfied members to contest the validity of an order of merger by the State Corporation Commission claimed to be destructive of their rights and interests, and utterly without warrant of law. Jones v. Rhea, 130 Va. 345, 107 S.E. 814 (1921).

         It was held that the existence of a summary remedy of appraisal and payment under former ss 13-85 did not make the remedy at law adequate in such a manner as to defeat equity jurisdiction, and the existence of such remedy did not otherwise foreclose the plenary jurisdiction of a court of equity to grant an injunction in advance of action or to grant a money award on equitable principles after action. Craddock-Terry Co. v. Powell, 181 Va. 417, 25 S.E.2d 363 (1943); Pittston Co. v. O'Hara, 191 Va. 886, 63 S.E.2d 34, appeal dismissed, 342 U.S. 803, 72 S. Ct. 38, 96 L. Ed. 608 (1951).

         Purchaser of stock is legally put upon notice that in event of merger his remedy will be provided by the statute. McGhee v. General Fin. Corp., 84 F. Supp. 24 (W.D. Va. 1949).

         ss.13.1-731. Dissent by Nominees and Beneficial Owners.--A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500;
1984, c. 613; 1985, c. 522.)

         ss.13.1-732. Notice of Dissenters' Rights.--A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or
ss.13.1-733                        CORPORATIONS                      ss.13.1-735

may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss.13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss.13.1-734.(1985, c. 522.)

         ss.13.1-733. Notice of Intent to Demand Payment.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-734. Dissenters' Notice.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss.13.1-733.

         B.     The dissenters' notice shall:

         1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

         4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

         5. Be accompanied by a copy of this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984,
c. 613; 1985, c. 522.)

         ss.13.1-735. Duty to Demand Payment.--A. A shareholder sent a dissenters' notice described in ss.13.1-734 shall demand payment, certify that he acquired beneficial-ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500;
1984, c. 613; 1985, c. 522.)

ss.13.1-736                     CODE OF VIRGINIA                     ss.13.1-739

         ss.13.1-736. Share Restrictions.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968,
c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-737. Payment.--A. Except as provided in ss.13.1-738, within thirty days after receipt of a payment demand made pursuant to ss.13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.     The payment shall be accompanied by:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

         3. A statement of the dissenters' right to demand payment under ss.13.1-739; and

         4. A copy of this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78;
1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c.
522.)

         ss.13.1-738. After-Acquired Shares.--A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount of each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss.13.1-739. (1985, c. 522.)

         ss.13.1-739. Procedure if Shareholder Dissatisfied with Payment or Offer.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss.13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

ss.13.1-740                       CORPORATIONS                       ss.13.1-741

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c.
733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-740. Court Action.--A. If a demand for payment under ss.13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth were the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss.13.1-738. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c.
500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-741. Court Costs and Counsel Fees.--A. The court in an appraisal proceeding commenced under ss.13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss.13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts,
ss.13.1-742                      CODE OF VIRGINIA                    ss.13.1-742

excluding those of counsel, for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss. 13.1-732 through ss. 13.1-739; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425;
1975, c. 500; 1984, c. 613; 1985, c. 522.)